As filed with the Securities and Exchange Commission on May 12, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTENNIAL BANK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6022	41-2150446
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1331 Seventeenth Street

Denver, Colorado 80202

(303) 296-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zsolt K. Besskó, Esq.

Executive Vice President and General Counsel

Centennial Bank Holdings, Inc.

1331 Seventeenth Street

Denver, Colorado 80202

(303) 296-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Stanley F. Farrar, Esq.

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

(310) 712-6600

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the earlier registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	52,302,934	$10.50	$549,180,807	$64,639

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2005

PROSPECTUS

52,302,934 Shares

Common Stock

This prospectus relates to the disposition from time to time of up to 52,302,934 shares of common stock, par value $0.001 per share, of Centennial Bank Holdings, Inc. by the holders of these shares named in this prospectus, whom we refer to as the “selling stockholders,” and their transferees. We are registering the shares to provide the selling stockholders with freely tradable securities, but the registration of the shares does not necessarily mean that any or all of such shares will be offered by the selling stockholders. See “Principal and Selling Stockholders.” We will not receive any of the proceeds from the disposition of the shares by the selling stockholders. The 52,302,934 shares that may be offered from time to time by the selling stockholders represent 100% of our currently outstanding shares.

There is currently no public market for our common stock. We intend to apply to list our common stock on the Nasdaq National Market under the symbol “CBHI.”

Investing in our common stock involves risk. See “ Risk Factors” beginning on page 12 to read about factors you should consider before investing in our common stock.

The selling stockholders identified in this prospectus or their transferees may offer and sell the shares held by them at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices or otherwise in accordance with the plan of distribution described in this prospectus. See “Plan of Distribution.”

We will not receive any of the proceeds from the disposition of the shares by the selling stockholders, but we have agreed to bear the expenses of registration of the shares under Federal and state securities laws. See “Use of Proceeds,” “Principal and Selling Stockholders” and “Plan of Distribution.”

The selling stockholders identified in this prospectus and any agents or broker-dealers that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares may be deemed to be an underwriting commission or discount under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or savings accounts of a bank or savings association and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is                     , 2005

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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PROSPECTUS SUMMARY

This section is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and our consolidated financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

Centennial Bank Holdings, Inc.

Our predecessor company, a bank holding company and a Colorado corporation named Centennial Bank Holdings, Inc., was founded in 1992. It commenced operations in January 1993 with the acquisition of Eaton Capital Corporation, which owned Farmers Bank, formerly known as Colorado Industrial Bank, and Eaton Bank. Farmers Bank, founded in 1981, had one branch in Ault, which opened after the acquisition, and one branch in Eaton, and Eaton Bank, founded in 1937, had one branch located in Eaton. The acquisition was led by William R. Farr, Chief Executive Officer of our predecessor and subsidiary bank, and was financed by shareholders from Northern Colorado. In March 2000, Eaton Bank changed its name to Centennial Bank of the West. In 2001, our predecessor sold one branch of Farmers Bank, and merged the other branch into Centennial Bank of the West.

On March 3, 2004, we were incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in an acquisition financed by a group of investors led by John M. Eggemeyer, we acquired our predecessor and changed our name to Centennial Bank Holdings, Inc. At the time of the acquisition, Centennial Bank of the West operated 12 branches in Colorado. On December 31, 2004, we acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banks, Guaranty Bank and Trust Company, Collegiate Peaks Bank and First National Bank of Strasburg. At December 31, 2004, including the acquisition of Guaranty, we had total assets of $2.4 billion, net loans of $1.6 billion, deposits of $1.7 billion and stockholders’ equity of $0.5 billion, and we operated 30 total branches in Colorado through four banking subsidiaries. On April 14, 2005, we merged First National Bank of Strasburg into Guaranty Bank and Trust Company.

Our Business

Our lending activity is focused on the following areas: construction and development, commercial real estate, commercial and industrial, residential real estate, consumer, home equity lines and agriculture. The following is a brief overview of our general loan classification and activities:

•	Construction Loans: primarily focused on single-family residential lending with the vast majority of the loans for pre-sold homes, and loans for the construction of commercial buildings, which are primarily owner-occupied.

•	Commercial Real Estate Loans: comprised of loans secured by commercial real estate and a small amount of multifamily properties.

•	Commercial and Industrial Loans: comprised of operating loans secured by inventory and receivables across various industries.

•	Residential Real Estate Loans: comprised of short-term or variable rate loans secured by single-family real estate.

•	Consumer and Other Loans: comprised of miscellaneous consumer loans, including overdraft, lines-of-credit and indirect auto paper.

•	Home Equity Lines: comprised of home equity lines to customers in our markets.

•	Agriculture Loans: comprised of real estate loans to working farms in eastern and northeastern Colorado counties and operating loans to working farms in the same counties.

In addition, we provide traditional deposit accounts such as demand, NOW, Money Market, IRA, time deposits and savings accounts.

Our Strategy

It is our plan to build a profitable, community-banking franchise along the Colorado Front Range spanning from Castle Rock to Fort Collins and capitalize on the economic growth in our markets. We strive to be a large community-focused banking institution with an emphasis on high quality customer service, commercial banking and low-cost demand deposits.

We focus on serving the needs of small to medium-sized businesses, the owners and employees of those businesses, as well as other executives and professionals. As a locally-managed banking institution, we believe we are able to provide a superior level of customer service compared to the larger regional and super-regional banks. We offer an array of banking products and services to the communities we serve, including accepting time and demand deposits and originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. We are also committed to cost controls. We expect to centralize administrative, credit and certain other functions of the subsidiary banks at our holding company level, allowing the banks to operate more efficiently.

In addition to continued growth through our existing branches, we expect to continue to seek opportunities to acquire small to medium-sized banks that will allow us to expand our franchise in a manner consistent with our deposit strategy and community-banking focus. Ideally, the banks we will seek to acquire will be in or contiguous to the existing footprint of our current branch networks, which would allow us to consolidate duplicative cost and administrative functions and to rationalize operating expenses. We believe that by streamlining the administrative and operational functions of acquired banks we are able to substantially lower operating costs, improve performance and quickly integrate the acquired company while maintaining the stability of our franchise as well as that of the company we acquire.

Our Principal Markets

Following the merger of First National Bank of Strasburg, a former Guaranty banking subsidiary, into Guaranty Bank and Trust Company on April 14, 2005, we currently have three banking subsidiaries: Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank. We currently operate 12 Centennial Bank of the West branches located throughout Colorado’s Northern Front Range. Guaranty Bank and Trust Company operates 14 branches located in the seven-county Denver metropolitan area and two branches in Eastern Colorado, and Collegiate Peaks Bank operates two branches in Chaffee County in the central mountains.

The Colorado Front Range is typically defined as the area stretching north to south along the I-25 corridor from Pueblo to Fort Collins on the eastern slope of the Rocky Mountains. The Front Range includes Pueblo, Colorado Springs, the Denver metropolitan area, Boulder, Longmont, Loveland, Greeley and Fort Collins. The region is the most populous area in Colorado with approximately 82% of the state’s 2003 population, and historically has experienced the majority of the population and economic growth in the state.

The Northern Colorado region begins just 30 miles north of central Denver in southern Boulder County. The I-25 corridor north from Denver to Fort Collins is a contiguous stream of small communities/housing developments, open space, farm properties, and both small and large businesses. The Northern Colorado region has recently been one of the fastest growing regions in the state of Colorado. The region includes the cities of Fort Collins, Loveland, Greeley and Longmont, all located in Boulder, Larimer and Weld counties. Northern Colorado, historically known for its agriculture business, has diversified its economic base into a high-tech area with a well-educated population that continues to draw tourists. Northern Colorado is the gateway to Rocky Mountain National Park, a year-round destination that draws over three million tourists annually. Interstate 25 from Denver to Fort Collins is densely populated. Located equidistant between I-80 to the north and I-70 to the south, and within an hour’s drive to Denver International Airport, Northern Colorado is easily accessible from the Denver metropolitan area and by major air, motor and rail arteries.

The Denver metropolitan area is composed of seven counties: Adams, Arapahoe, Boulder, Broomfield, Denver, Douglas and Jefferson. The area serves as a major hub of commerce passing from the east coast to the west coast. The metropolitan area stretches from the south in Castle Rock through downtown Denver northward to Boulder and Longmont. Denver is the largest city within a 600-mile radius. In 2003, over 56% of Colorado’s population resided in the Denver metropolitan area.

Our Management Team

We have assembled a management team with depth and breadth of experience in the financial services industry. In addition to operating experience, our management team has experience in finance, acquisitions, consolidations and turn-arounds. Our senior executive management team, the members of which have an average of 30 years in the financial services industry, includes John M. Eggemeyer, David C. Boyles, William R. Farr and Paul W. Taylor.

Pending Acquisition

On December 20, 2004, we entered into an agreement and plan of merger with First MainStreet Financial, Ltd., a bank holding company and a Colorado corporation, pursuant to which we will acquire First MainStreet and its wholly owned subsidiaries, First MainStreet Bank, N.A. and First MainStreet Insurance, Ltd. Each outstanding share of First MainStreet common stock will be entitled to receive 9.1694 shares of our common stock in the merger, which will result in the issuance of approximately 10,024,043 shares of our common stock. We expect the merger will be consummated in the third quarter of 2005, subject to receipt of all regulatory and shareholder approvals and fulfillment of other conditions, including the registration of our shares to be issued in the transaction. At December 31, 2004, First MainStreet Financial had total assets of $386 million, net loans of $245 million, deposits of $325 million and stockholders’ equity of $51 million, and it operated six branches in Colorado through its bank, First MainStreet Bank, N.A.

The Selling Stockholders

On July 16, 2004, we sold 19,000,000 shares of our common stock in a private placement to various accredited investors to fund the acquisition of our predecessor, provide for capital contributions to Centennial Bank of the West and fund general corporate operations. We have determined to register these investors’ shares for resale pursuant to the Securities Act of 1933. On March 31, 2005, these investors held 18,969,600 shares, or 36.3% of our outstanding common stock, after our repurchase on March 31, 2005 of 30,400 shares.

On December 31, 2004, in order to fund a large part of our acquisition of Guaranty, we sold 33,333,334 shares of our common stock in a private placement to various accredited investors and qualified institutional buyers. In connection with that sale, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc., which acted as placement agent with respect to some of the shares sold and initial purchaser with respect to the other shares sold, on its own behalf and on behalf of all such investors. Pursuant to the registration rights agreement, we agreed to register these investors’ shares for resale pursuant to the Securities Act of 1933. On March 31, 2005, these investors held 33,333,334 shares, or 63.7% of our outstanding common stock. These investors, together with the investors holding 18,969,600 of our shares referred to in the preceding paragraph, are referred to in this prospectus as the selling stockholders. On March 31, 2005, the selling stockholders held 100% of our outstanding common stock.

Corporate Structure

We are a Delaware corporation, incorporated on March 3, 2004 under the name Centennial C Corp. On July 16, 2004, in connection with the acquisition of our predecessor company, we changed our name to Centennial Bank Holdings, Inc.

Our principal executive offices are located at 1331 Seventeenth Street, Denver, Colorado 80202, and our telephone number is (303) 296-9600. Information about us will be available at www.cbhi.com. The information on our website is not incorporated by reference into and does not form a part of this prospectus.

The logos for Centennial Bank Holdings, Inc., Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank are our trademarks. All other trademarks, trade names or copyrights referred to in this prospectus are the property of their respective owners.

The Offering

Common stock offered by the selling stockholders for resale to the public	52,302,934 shares

Common stock outstanding after the offering (1)	52,302,934 shares

Price per share to the public	Market price at time of resale

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 12 and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Proposed Nasdaq National Market symbol	CBHI

(1)	Does not include the approximately 10,024,043 shares expected to be issued in the First MainStreet acquisition or 2,500,000 shares that may be issued pursuant to our 2005 stock incentive plan, assuming such plan is approved by our stockholders at our annual meeting on June 2, 2005.

Summary Consolidated Financial and Other Data

You should read the summary consolidated financial data presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements for each of us, Guaranty and First MainStreet, and the notes to those financial statements appearing elsewhere in this prospectus. Our consolidated balance sheet data at December 31, 2004 includes the effect of the Guaranty merger; our consolidated statement of income data for the year ended December 31, 2004 does not include the effect of the Guaranty merger. The summary consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from our audited financial statements, the audited financial statements of Guaranty and the audited financial statements of First MainStreet, all included elsewhere in this prospectus. The summary consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from our audited financial statements, the audited financial statements of Guaranty and the audited financial statements of First MainStreet, not included in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

Centennial Bank Holdings, Inc.

The financial information for Centennial Bank Holdings for the year ended December 31, 2004 reflects the combined activity for Centennial Bank Holdings for the period July 17, 2004 to December 31, 2004, which we refer to as Successor, and our predecessor for the period January 1, 2004 to July 16, 2004, which we refer to as Predecessor. All financial information relating to Centennial Bank Holdings prior to July 17, 2004 is for our Predecessor.

	At or For the Year Ended December 31,
	Combined Predecessor and Successor		Predecessor
	2004		2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$41,964		$46,100	$51,179	$56,114	$44,618
Interest expense	10,559		16,605	20,990	28,829	21,857

Net interest income	31,405		29,495	30,189	27,285	22,761
Provision for loan losses	4,700		900	3,950	3,927	4,885

Net interest income after provision for loan losses	26,705		28,595	26,239	23,358	17,875
Noninterest income	4,210		4,589	3,589	5,622	2,375
Noninterest expense	25,461		22,048	21,724	19,107	11,902

Income before income taxes	5,454		11,136	8,104	9,873	8,349
Income tax expense	2,742		4,231	3,082	2,904	3,105

Net income	$2,712		$6,905	$5,022	$6,969	$5,244

Share Data:
Basic earnings per share	$0.14	(a)	$4.45	$3.22	$4.76	$3.75
Diluted earnings per share	0.14	(a)	$4.37	$3.16	$4.70	$3.71

Book value per share	$9.85		$38.22	$36.46	$32.02	$25.36
Weighted average shares outstanding—basic	19,199,601		1,550,457	1,558,905	1,464,053	1,398,468
Weighted average shares outstanding—diluted	19,199,601		1,580,086	1,586,987	1,484,127	1,413,289
Common shares outstanding at end of period	52,333,334		1,545,948	1,572,146	1,507,434	1,409,924

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.

	At or For the Year Ended December 31,
	Combined Predecessor and Successor		Predecessor
	2004		2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$90,927		$23,731	$27,202	$30,002	$28,334
Investment and other securities	145,502		33,588	20,547	20,649	33,103
Net loans (including loans held for sale)	1,624,100		619,812	660,628	605,842	439,345
Total assets	2,399,201		708,677	745,787	692,552	526,726
Deposits	1,678,499		580,435	639,530	596,974	437,058
Borrowings	109,341		66,016	44,704	43,150	51,366
Stockholders’ equity	515,414		59,089	57,316	48,269	35,759

Selected Other Balance Sheet Data:
Average assets	$752,303		$719,499	$727,277	$659,413	$461,001
Average earning assets	657,485		679,562	684,474	613,111	436,773
Average stockholders’ equity	119,776	(a)	58,227	54,629	45,383	31,906

Selected Financial Ratios:
Return on average assets(b)	0.36	%(c)	0.96%	0.69%	1.06%	1.14%
Return on average stockholders’ equity(d)	2.26	%(e)	11.86%	9.19%	15.36%	16.44%
Net interest margin(f)	4.78%		4.34%	4.41%	4.45%	5.21%
Efficiency ratio(g)	71.49%		64.69%	64.13%	58.06%	47.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.84%		2.74%	2.77%	1.87%	1.00%
Nonperforming loans to total loans	0.88%		2.44%	2.69%	2.03%	1.08%
Allowance for loan losses to total loans	1.52%		1.22%	1.38%	1.41%	1.44%
Allowance for loan losses to nonperforming loans	173.78%		49.90%	51.28%	69.78%	133.57%
Net charge-offs to average loans	0.76%		0.38%	0.52%	0.39%	0.57%

(a)	Represents Successor average stockholders’ equity.
(b)	Return on average assets is determined by dividing net income by average assets.
(c)	Represents Predecessor and Successor combined net income divided by Successor average assets.
(d)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(e)	Represents Predecessor and Successor combined net income divided by Successor average stockholders’ equity.
(f)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(g)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

	Successor		Predecessor		Combined
	At December 31, 2004 or For the Period July 17, 2004 to December 31, 2004		At July 16, 2004 or For the Period January 1, 2004 to July 16, 2004		At or For the Year Ended December 31, 2004
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$19,052		$22,912		$41,964
Interest expense	3,762		6,797		10,559

Net interest income	15,290		16,115		31,405
Provision for loan losses	—		4,700		4,700

Net interest income after provision for loan losses	15,290		11,415		26,705
Noninterest income	1,784		2,426		4,210
Noninterest expense	10,947		14,514		25,461

Income (loss) before income taxes	6,127		(673)		5,454
Income tax expense	2,331		411		2,742

Net income (loss)	$3,796		$(1,084)		$2,712

Share Data:
Basic earnings (loss) per share	$0.20		$(0.70)		$0.14 (a)
Diluted earnings (loss) per share	$0.20		$(0.70)		$0.14 (a)
Book value per share	$9.85		$37.17		$9.85
Weighted average shares outstanding—basic	19,199,601		1,554,873		19,199,601
Weighted average shares outstanding—diluted	19,199,601		1,554,873		19,199,601
Common shares outstanding at end of period	52,333,334		1,557,568		52,333,334

Selected Financial Ratios:
Net interest margin(b)	5.06	%(c)	4.61	%(d)	4.78%
Efficiency ratio(e)	64.12%		78.28%		71.49%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.84%		1.90%		0.84%
Nonperforming loans to total loans	0.88%		1.85%		0.88%
Allowance for loan losses to total loans	1.52%		1.79%		1.52%
Allowance for loan losses to nonperforming loans	173.78%		96.55%		173.78%
Net charge-offs to average loans	1.15	%(f)	0.43	%(g)	0.76%

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.
(b)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(c)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average interest-earning assets.
(d)	Represents net loss for the period January 1, 2004 to July 16, 2004 divided by Predecessor average interest-earning assets.
(e)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.
(f)	Represents net charge for the period July 17, 2004 to December 31, 2004 divided by Successor average loans.
(g)	Represents net charge for the period January 1, 2004 to July 16, 2004 divided by Predecessor average loans.

Guaranty Corporation

The summary consolidated financial data at and for the year ended December 31, 2004 for Guaranty represent its financial position and results of operations immediately prior to the purchase of Guaranty by Centennial Bank Holdings, and do not include adjustments associated with the purchase transaction.

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$78,207	$72,414	$73,033	$78,916	$76,424
Interest expense	12,233	13,174	15,507	26,115	30,039

Net interest income	65,974	59,240	57,526	52,801	46,385
Provision for loan losses	9,232	1,552	3,046	1,757	2,509

Net interest income after provision for loan losses	56,742	57,688	54,480	51,044	43,876
Noninterest income	9,177	10,235	7,741	5,346	4,721
Noninterest expense	59,075	46,338	42,704	37,002	31,420

Income before income taxes	6,844	21,585	19,517	19,388	17,177
Income tax expense	2,958	7,399	6,773	6,865	5,935

Net income	$3,886	$14,186	$12,744	$12,523	$11,242

Consolidated Balance Sheet Data:
Cash and cash equivalents	$138,235	$109,155	$57,766	$75,667	$64,742
Investment and other securities	126,319	163,722	110,821	129,203	138,299
Net loans	1,079,248	1,039,998	1,013,378	841,911	704,452
Total assets	1,411,962	1,369,084	1,253,228	1,095,897	949,633
Deposits	1,261,710	1,227,855	1,122,772	994,604	866,651
Borrowings	19,484	30,272	34,628	18,227	15,006
Stockholders’ equity	105,610	106,098	91,634	78,566	62,866

Selected Other Balance Sheet Data:
Average assets	$1,406,788	$1,292,060	$1,149,329	$1,007,365	$655,662
Average earning assets	1,327,887	1,212,289	1,069,506	933,965	609,593
Average stockholders’ equity	108,645	95,703	81,627	69,679	37,628

Selected Financial Ratios:
Return on average assets(a)	0.28%	1.10%	1.11%	1.25%	1.72%
Return on average stockholders’ equity(b)	3.58%	14.82%	15.61%	18.01%	30.05%
Net interest margin(c)	4.97%	4.89%	5.38%	5.65%	7.61%
Efficiency ratio(d)	78.61%	66.70%	65.43%	63.59%	61.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.63%	0.79%	0.93%	0.81%	0.93%
Nonperforming loans to total loans	0.53%	0.71%	0.81%	0.64%	1.21%
Allowance for loan losses to total loans	1.64%	1.09%	1.00%	1.01%	1.04%
Allowance for loan losses to nonperforming loans	308.24%	154.94%	123.79%	158.41%	87.22%
Net charge-offs to average loans	0.24%	0.03%	0.15%	0.08%	0.26%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(c)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(d)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

First MainStreet Financial, Ltd.

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$19,542	$20,597	$23,399	$28,047	$29,117
Interest expense	4,076	6,151	6,273	9,888	11,283

Net interest income	15,466	14,446	17,126	18,159	17,834
Provision for loan losses	—	132	792	2,555	294

Net interest income after provision for loan losses	15,466	14,314	16,334	15,604	17,540
Noninterest income	7,512	8,044	7,892	7,586	4,702
Noninterest expense	16,749	16,098	17,548	17,028	14,369

Income before income taxes	6,229	6,260	6,678	6,162	7,873
Income tax expense	1,744	1,737	2,118	2,153	2,604

Net income	$4,485	$4,523	$4,560	$4,009	$5,269

Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,744	$25,059	$28,374	$36,504	$25,051
Investment and other securities	97,015	128,011	145,474	126,548	124,597
Net loans	244,603	247,409	216,744	225,952	228,721
Total assets	386,153	429,557	416,265	405,776	393,619
Deposits	325,330	371,866	359,850	350,109	342,023
Borrowings	6,811	6,769	6,927	6,861	6,388
Stockholders’ equity	51,444	48,327	46,534	46,040	42,209

Selected Other Balance Sheet Data:
Average assets	$395,371	$419,904	$403,278	$394,029	$366,821
Average earning assets	356,191	384,043	378,782	367,994	344,416
Average stockholders’ equity	49,496	47,363	46,594	44,490	39,544

Selected Financial Ratios:
Return on average assets(a)	1.13%	1.08%	1.13%	1.02%	1.44%
Return on average stockholders’ equity(b)	9.06%	9.55%	9.79%	9.01%	13.32%
Net interest margin(c)	4.34%	3.76%	4.52%	4.93%	5.18%
Efficiency ratio(d)	72.89%	71.58%	70.14%	66.14%	63.76%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.36%	0.34%	0.49%	0.80%	0.10%
Nonperforming loans to total loans	0.49%	0.54%	0.93%	1.32%	0.17%
Allowance for loan losses to total loans	1.39%	1.44%	1.82%	1.48%	0.78%
Allowance for loan losses to nonperforming loans	283.37%	263.94%	195.75%	112.79%	458.97%
Net charge-offs to average loans	0.09%	0.27%	0.10%	0.42%	0.14%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(c)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(d)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Unaudited Pro Forma Combined Financial Data

The unaudited pro forma combined financial data set forth below is based upon our historical financial statements and the historical financial statements of our predecessor, Guaranty and First MainStreet adjusted to give effect to:

•	our merger with our predecessor,

•	our merger with Guaranty and

•	our proposed merger with First MainStreet.

The pro forma financial information at and for the year ended December 31, 2004 has been developed from our consolidated financial statements, the consolidated financial statements of Guaranty and the consolidated financial statements of First MainStreet, and the notes to those financial statements appearing elsewhere in this prospectus.

The unaudited pro forma combined financial data is provided for illustrative purposes only and does not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the mergers occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that we believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial data. No estimates of business integration costs or anticipated cost savings, potential revenue enhancements or synergies expected to be realized in connection with the acquisitions have been reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect the impact of conforming First MainStreet’s accounting policies to ours, as the impact, if any, has not yet been determined.

The summary consolidated statement of income data gives effect to the acquisitions of our predecessor and Guaranty and the proposed acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The summary consolidated balance sheet data as of December 31, 2004 gives effect to the proposed acquisition of First MainStreet as if the acquisition had occurred on December 31, 2004. The acquisitions of our predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the consolidated balance sheet data as of December 31, 2004.

The unaudited pro forma combined financial data should be read together with the separate historical consolidated financial statements and accompanying notes of Centennial and our predecessor, Guaranty and First MainStreet that are included in this prospectus and the Unaudited Pro Forma Combined Financial Data and accompanying notes beginning on page 26.

For the Year Ended December 31, 2004
(In thousands, except share and per share data)
Selected Summary Consolidated Statement of Income Data:
Interest income	$135,504
Interest expense	24,258

Net interest income	111,246
Provision for loan losses	13,874

Net interest income after provision for loan losses	97,372
Noninterest income	20,435
Noninterest expense	109,689

Income before income taxes	8,118
Provision for income taxes	3,708

Income from continuing operations	$4,410

Share Data:
Basic and diluted earnings per share	$0.07
Average shares outstanding for basic and diluted earnings per share	62,357,377

As of December 31, 2004
(In thousands)
Selected Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	$105,671
Securities available for sale	219,772
Net loans	1,868,984
Goodwill and other intangible assets	440,456
Total assets	2,840,539
Total deposits	2,003,829
Total liabilities	2,219,873
Total stockholders’ equity	620,666

RISK FACTORS

An investment in our common stock involves a high degree of risk. We describe below the material risks and uncertainties that affect our business. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

Risks Related to Our Business

We are dependent on key personnel and the loss of one or more of those key personnel could harm our business.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of and experience in the Colorado community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of our senior executive management, including John M. Eggemeyer, David C. Boyles and Paul W. Taylor. We believe this management team, comprised of individuals who have worked in the banking industry for many years, is integral to implementing our business plan. The loss of the services of any one of them could harm our business.

Our ability to grow may be limited if we cannot make acquisitions.

In an effort to increase our loan and deposit growth, we will continue to seek to expand our banking franchise, including through acquisitions of other financial institutions or branches if opportunities arise. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

Our proposed acquisition of First MainStreet is subject to a number of conditions, and the failure to complete our pending acquisition of First MainStreet could result in a delay in the implementation of our growth strategy.

On December 20, 2004, we entered into a merger agreement for the acquisition of First MainStreet. The merger agreement is subject to a number of conditions, including receipt of regulatory approvals and approval by First MainStreet shareholders. The merger agreement may be terminated by us or First MainStreet without the consent of the other party if the merger has not been consummated on or prior to September 30, 2005. If the merger agreement is terminated under certain circumstances, either Centennial or First MainStreet may be obligated to pay the other party a termination fee of $1.5 million. If we do not complete this acquisition, it will delay our growth strategy and may adversely affect our business.

We face risks associated with our acquisitions, including the Guaranty merger and our planned acquisition of First MainStreet Financial, Ltd., relating to difficulties in integrating combined operations, potential disruption of operations and related negative impact on earnings, and incurrence of substantial expenses.

We made two significant acquisitions in 2004 and currently have one pending. We expect to continue to pursue acquisition opportunities. Risks commonly encountered in existing and future acquisitions include, among other things:

•	the difficulty of integrating the operations and personnel of acquired banks and branches,

•	the potential disruption of our ongoing business,

•	the inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control systems, and

•	the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our integration of operations of banks or branches that we acquire may not be successfully accomplished and may take a significant amount of time. Our inability to improve the operating performance of acquired banks and branches or to integrate successfully their operations could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to hire additional employees and retain consultants to assist with integrating our operations, and we cannot assure you that those individuals or firms will perform as expected or be successful in addressing these issues.

Our growth and expansion may strain our ability to manage our operations and our financial resources.

Continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations. Our growth may place a strain on our administrative, operational, personnel and financial resources and increase demands on our systems and controls. We anticipate that our business growth may require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. Our inability to continue to upgrade or maintain effective operating and financial control systems and to recruit and hire necessary personnel or to successfully integrate new personnel into our operations could adversely impact our financial condition, results of operations and cash flows. In addition, we cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

We rely on communications, information, operating and financial control systems technology from third-party service providers and if we were to suffer an interruption in or failure of those systems, we could lose business as a result. In addition, if our relationships with our existing service providers are interrupted, we may not be able to obtain substitute providers on terms that are as favorable.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including customer relationship management, general ledger, deposit, servicing and loan origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. If such failures or interruptions were to occur, they may not be adequately addressed by us or the third parties on which we rely for such systems. The occurrence of any failures or interruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we would be able to negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in law and regulations.

We are subject to extensive regulation, supervision and examination. Any change in the laws or regulations applicable to us, or in banking regulators’ supervisory policies or examination procedures, whether by the Colorado Division of Banking, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress or the Colorado legislature could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our banks are subject to regulations promulgated by the Colorado Division of Banking, as their chartering authority, and by the FDIC as the insurer of their deposits up to certain limits. Our banks also belong to the Federal Home Loan Bank System and, as members of such system, they are subject to certain limited regulations promulgated by the Federal Home Loan Bank of Topeka. In addition, the Federal Reserve Board regulates and oversees Centennial Bank Holdings, Inc. as a bank holding company, and Centennial Bank of the West and Guaranty Bank and Trust Company as members of the Federal Reserve System, and the FDIC oversees Collegiate Peaks Bank.

This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect the FDIC’s insurance fund and our depositors and borrowers, rather than our stockholders. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and Colorado’s deceptive acts and practices law. These laws also permit private individual and class action lawsuits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to affect us adversely.

We face strong competition from financial service companies and other companies that offer banking services, which could hurt our business.

We conduct our banking operations exclusively in Colorado. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service areas. These competitors include nationwide banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits that would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. If we are unable to attract and retain banking customers, we may be unable to continue our loan and deposit growth and our business, financial condition and results of operations may be adversely affected.

Changes in economic conditions, and in particular an economic slowdown in Colorado’s Front Range, could hurt our business materially.

Our success depends primarily on the general economic conditions in the counties in which we conduct business. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the Colorado Front Range, which includes the Denver metropolitan area. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. In view of the concentration of our operations and the collateral securing our loan portfolio in Colorado’s Front Range, we may be particularly susceptible to the adverse effects of any of these consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A downturn in our real estate markets could hurt our business.

A downturn in our real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of December 31, 2004, approximately 75% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real property collateral is located in Colorado. Any such downturn could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to interest rate risk, and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our profits. A substantial portion of our income is derived from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. In addition, an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations. Interest rates also affect how much money we can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality and loan origination volume.

Our allowance for loan losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could harm our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence or control.

Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business, financial condition, results of operations and cash flows. The allowance for loan losses reflects our estimate of the probable losses in our loan portfolio at the relevant balance sheet date. Our allowance for loan losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan portfolio and economic factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. We cannot assure you that we will not increase the allowance for loan losses further or that regulators will not require us to increase this allowance. Either of these occurrences could harm our results of operations.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our return on equity may be low compared to other financial institutions, which could lower the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity may be reduced due to the expenses we will incur in pursuing our growth strategies and the costs of being a public company. The increase in our core deposit intangible asset created by the Centennial, Guaranty and future acquisitions will also have a negative impact on our return on equity, and if our periodic evaluation of the goodwill created by the Centennial, Guaranty and future acquisitions results in a determination of impairment, we would be required to reduce its carrying value through a charge to earnings. Unless and until we can execute our strategy of growth and implement cost saving initiatives, we expect our return on equity to be below the industry average for public bank holding companies, which may negatively affect the value of our common stock.

Risks Related to This Offering

Because our ability to pay dividends is subject to restrictions, capital appreciation, if any, of our common stock may be your sole source of gains in the future.

Since we are a holding company with no significant assets other than our banks, we currently depend upon dividends from our banks for a substantial portion of our revenues. Our ability to pay dividends will therefore continue to depend in large part upon our receipt of dividends or other capital distributions from the banks. Our ability to pay dividends is also subject to the restrictions of the Delaware General Corporation Law.

The ability of the banks to pay dividends or make other capital distributions to us is subject to the regulatory authority of the Board of Governors of the Federal Reserve System, or the Fed, the Federal Deposit Insurance Corporation, or the FDIC, and the Colorado Division of Banking, or the CDB. As of December 31, 2004, Centennial Bank of the West, Guaranty Bank and Trust Company, First National Bank of Strasburg, which subsequently merged into Guaranty Bank and Trust Company, and Collegiate Peaks Bank could have paid, in the aggregate, approximately $36.4 million in dividends without the prior approval of the Fed, the FDIC or the CDB.

From time to time, we may become a party to financing agreements or other contractual arrangements that have the effect of limiting or prohibiting us or our banks from declaring or paying dividends. Our holding company expenses and obligations with respect to our line of credit with First Tennessee Bank National Association as well as our trust preferred securities and corresponding subordinated debt securities issued by us may limit or impair our ability to declare or pay dividends.

Federal law may limit the ability of another party to acquire us, which could cause our stock price to decline.

The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended, together with federal regulations, require that, depending on the particular circumstances, either Fed approval must be obtained or notice must be furnished to the Fed and not disapproved prior to any person or entity acquiring “control” of a bank. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price investors would be willing to pay in the future for our common stock.

We cannot guarantee that an active trading market will develop, which will limit your ability to sell shares.

There is currently no existing public market for our common stock. We intend to apply to have our common stock quoted on the Nasdaq National Market under the symbol “CBHI” and if approved, expect that such quotation would commence upon consummation of the First MainStreet acquisition. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. Accordingly, there can be no assurance that an active and liquid trading market for our common stock will develop or that, if developed, it will continue. The failure of an active and liquid trading market to develop would likely have a material adverse effect on the value of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

A number of the disclosures in this prospectus, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to:

•	earnings growth,

•	revenue growth,

•	future acquisitions,

•	non-interest income levels, including fees from loans and other product sales,

•	credit performance on loans made by us,

•	increases in competitive pressure among financial institutions,

•	tangible capital generation,

•	market share,

•	expense levels,

•	changes in the interest rate environment,

•	continued ability to attract and employ qualified personnel,

•	results from new business initiatives in our community banking business, and

•	other business operations and strategies.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, many of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those included in the “Risk Factors” section of this prospectus.

In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus are expressly qualified by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares covered by this prospectus. The selling stockholders, some of whom may be deemed to be our affiliates, will receive all of the proceeds from any dispositions. We have agreed to pay the expenses of registration for the selling stockholders under Federal and state securities laws. The selling stockholders must pay any expenses or commissions incurred in connection with the disposition of their shares.

MARKET INFORMATION

There is currently no existing public market for our common stock. We intend to apply to have our common stock quoted on the Nasdaq National Market under the symbol “CBHI” and if approved, expect that such quotation would commence upon consummation of the First MainStreet acquisition. As of                     , 2005, there are approximately              holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to adopt a policy of paying dividends on a quarterly basis, commencing in 2006. Any determination to pay dividends in the future will, however, be at the discretion of our board of directors and will depend upon our earnings, financial condition, results of operations, capital requirements, regulatory restrictions, contractual restrictions and other factors that our board of directors may deem relevant.

Since we are a holding company with no significant assets other than our banks, we currently depend upon dividends from our banks for substantially all of our revenues. Our ability to pay dividends will continue to depend in large part upon our receipt of dividends or other capital distributions from the banks. Our ability to pay dividends is also subject to the restrictions of the Delaware General Corporation Law.

The ability of Centennial Bank of the West and Guaranty Bank and Trust Company to pay dividends or make other capital distributions to us is subject to the regulatory authority of the Fed and the CDB. As of December 31, 2004, Centennial Bank of the West, Guaranty Bank and Trust Company and First National Bank of Strasburg, which subsequently merged into Guaranty Bank and Trust Company, could have paid, in the aggregate, approximately $34.5 million in dividends without the prior approval of the Fed or the CDB. The ability of Collegiate Peaks Bank to pay dividends or make other capital distributions to us is subject to the regulatory authority of the FDIC and the CDB. As of December 31, 2004, Collegiate Peaks Bank could have paid approximately $1.9 million in dividends without the prior approval of the FDIC or the CDB.

As members of the Federal Reserve System, each of Centennial Bank of the West and Guaranty Bank and Trust Company is subject to Fed Regulation H which, among other things, provides that a member bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of the bank’s net income (as reportable in its Reports of Condition and Income) during the current calendar year and its retained net income for the prior two calendar years, unless the Fed has approved the dividend. Regulation H also provides that a member bank may not declare or pay a dividend if the dividend would exceed the bank’s undivided profits as reportable on its Reports of Condition and Income, unless the Fed and holders of at least two-thirds of the outstanding shares of each class of the bank’s outstanding stock have approved the dividend. Additionally, there are potential additional restrictions and prohibitions if a bank were to be less than well-capitalized.

The FDIC also has the authority to prohibit a bank from engaging in business practices which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of Collegiate Peaks Bank and other factors, that the FDIC could assert that the payment of dividends or other payments might under some circumstances be such an unsafe or unsound practice and prohibit such payment.

Additionally, as Colorado state-chartered banks, the banks are subject to limitations under Colorado law on the payment of dividends. The Colorado Financial Institutions Code provides that a bank may declare dividends from retained earnings and other components of capital specifically approved by the banking board so long as the declaration is made in compliance with rules established by the banking board.

From time to time, we may become a party to financing agreements and other contractual arrangements that have the effect of limiting or prohibiting us or our banks from declaring or paying dividends. Our holding company expenses and obligations with respect to our line of credit with First Tennessee Bank National Association as well as our outstanding trust preferred securities and corresponding subordinated debt issued by us may limit or impair our ability to declare or pay dividends.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2004 on an actual basis, including the Guaranty merger, and on a pro forma basis to reflect the proposed First MainStreet acquisition. Also shown below are certain consolidated regulatory capital ratios for us at December 31, 2004 on an actual basis and on the same pro forma basis.

You should read this data together with the financial statements and the other financial information included in this prospectus.

	As of December 31, 2004
	Actual	Pro Forma— Including First MainStreet
	(Dollars in thousands)
Indebtedness:
Subordinated debt securities	$42,079	$42,079
Stockholders’ Equity:
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 52,333,334 shares issued actual; 62,357,377 shares issued pro forma	52	152
Additional paid-in capital	511,588	616,740
Retained earnings	3,796	3,796
Accumulated other comprehensive loss	(22)	(22)
Total stockholders’ equity	515,414	620,666
Total capitalization	$557,493	$662,745
Capital Ratios:
Tier 1 capital to average assets (tier 1 leverage ratio)	8.70%	9.31%
Tier 1 capital to risk-weighted assets (tier 1 risk-based capital ratio)	9.39%	10.37%
Total capital to risk-weighted assets (total risk-based capital ratio)	10.64%	11.61%

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated financial and other data for each of Centennial Bank Holdings, Inc., Guaranty Corporation and First MainStreet Financial, Ltd. at or for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000. Our consolidated balance sheet at December 31, 2004 includes the effect of the Guaranty merger; our consolidated statement of income for the year ended December 31, 2004 does not include the effect of the Guaranty merger. The selected consolidated financial data at and for the fiscal years ended December 31, 2004, 2003 and 2002 have been derived from each of our audited financial statements, the audited financial statements of Guaranty and the audited financial statements of First MainStreet, which are included elsewhere in this prospectus. The selected consolidated financial data at and for the years ended December 31, 2001 and 2000 have been derived from our audited financial statements, the audited financial statements of Guaranty and the audited financial statements of First MainStreet, none of which are included in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

The selected consolidated financial and other data presented below have been derived from financial statements that have been prepared in accordance with U.S. generally accepted accounting principles. You should read the selected consolidated financial data presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements for us, Guaranty and First MainStreet and the notes to those consolidated financial statements appearing elsewhere in this prospectus.

Centennial Bank Holdings, Inc.

The financial information for Centennial Bank Holdings for the year ended December 31, 2004 reflects the combined activity for Centennial Bank Holdings for the period July 17, 2004 to December 31, 2004, which we refer to as Successor, and our predecessor for the period January 1, 2004 to July 16, 2004, which we refer to as Predecessor. All financial information relating to Centennial Bank Holdings prior to July 17, 2004 is for our Predecessor.

	At or For the Year Ended December 31,
	Combined Predecessor and Successor		Predecessor
	2004		2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$41,964		$46,100	$51,179	$56,114	$44,618
Interest expense	10,559		16,605	20,990	28,829	21,857

Net interest income	31,405		29,495	30,189	27,285	22,761
Provision for loan losses	4,700		900	3,950	3,927	4,885

Net interest income after provision for loan losses	26,705		28,595	26,239	23,358	17,875
Noninterest income	4,210		4,589	3,589	5,622	2,375
Noninterest expense	25,461		22,048	21,724	19,107	11,902

Income before income taxes	5,454		11,136	8,104	9,873	8,349
Income tax expense	2,742		4,231	3,082	2,904	3,105

Net income	$2,712		$6,905	$5,022	$6,969	$5,244

Share Data:
Basic earnings per share	$0.14	(a)	$4.45	$3.22	$4.76	$3.75
Diluted earnings per share	$0.14	(a)	$4.37	$3.16	$4.70	$3.71
Book value per share	$9.85		$38.22	$36.46	$32.02	$25.36
Weighted average shares outstanding—basic	19,199,601		1,550,457	1,558,905	1,464,053	1,398,468
Weighted average shares outstanding—diluted	19,199,601		1,580,086	1,586,987	1,484,127	1,413,289
Common shares outstanding at end of period	52,333,334		1,545,948	1,572,146	1,507,434	1,409,924

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.

	At or For the Year Ended December 31,
	Combined Predecessor and Successor		Predecessor
	2004		2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$90,927		$23,731	$27,202	$30,002	$28,334
Investment and other securities	145,502		33,588	20,547	20,649	33,103
Net loans (including loans held for sale)	1,624,100		619,812	660,628	605,842	439,345
Total assets	2,399,201		708,677	745,787	692,552	526,726
Deposits	1,678,499		580,435	639,530	596,974	437,058
Borrowings	109,341		66,016	44,704	43,150	51,366
Stockholders’ equity	515,414		59,089	57,316	48,269	35,759

Selected Other Balance Sheet Data:
Average assets	$752,303		$719,499	$727,277	$659,413	$461,001
Average earning assets	657,485		679,562	684,474	613,111	436,773
Average stockholders’ equity	119,776	(a)	58,227	54,629	45,383	31,906

Selected Financial Ratios:
Return on average assets(b)	0.36	%(c)	0.96%	0.69%	1.06%	1.14%
Return on average stockholders’ equity(d)	2.26	%(e)	11.86%	9.19%	15.36%	16.44%
Net interest margin(f)	4.78%		4.34%	4.41%	4.45%	5.21%
Efficiency ratio(g)	71.49%		64.69%	64.13%	58.06%	47.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.84%		2.74%	2.77%	1.87%	1.00%
Nonperforming loans to total loans	0.88%		2.44%	2.69%	2.03%	1.08%
Allowance for loan losses to total loans	1.52%		1.22%	1.38%	1.41%	1.44%
Allowance for loan losses to nonperforming loans	173.78%		49.90%	51.28%	69.78%	133.57%
Net charge-offs to average loans	0.76%		0.38%	0.52%	0.39%	0.57%

(a)	Represents Successor average stockholders’ equity.
(b)	Return on average assets is determined by dividing net income by average assets.
(c)	Represents Predecessor and Successor combined net income divided by Successor average assets.
(d)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(e)	Represents Predecessor and Successor combined net income divided by Successor average stockholders’ equity.
(f)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(g)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

	Successor		Predecessor		Combined
	At December 31, 2004 or For the Period July 17, 2004 to December 31, 2004		At July 16, 2004 or For the Period January 1, 2004 to July 16, 2004		At or For the Year Ended December 31, 2004
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$19,052		$22,912		$41,964
Interest expense	3,762		6,797		10,559

Net interest income	15,290		16,115		31,405
Provision for loan losses	—		4,700		4,700

Net interest income after provision for loan losses	15,290		11,415		26,705
Noninterest income	1,784		2,426		4,210
Noninterest expense	10,947		14,514		25,461

Income (loss) before income taxes	6,127		(673)		5,454
Income tax expense	2,331		411		2,742

Net income (loss)	$3,796		$(1,084)		$2,712

Share Data:
Basic earnings (loss) per share	$0.20		$(0.70)		$0.14 (a)
Diluted earnings (loss) per share	$0.20		$(0.70)		$0.14 (a)
Book value per share	$9.85		$37.17		$9.85
Weighted average shares outstanding—basic	19,199,601		1,554,873		19,199,601
Weighted average shares outstanding—diluted	19,199,601		1,554,873		19,199,601
Common shares outstanding at end of period	52,333,334		1,557,568		52,333,334

Selected Financial Ratios:
Net interest margin(b)	5.06	%(c)	4.61	%(d)	4.78%
Efficiency ratio(e)	64.12%		78.28%		71.49%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.84%		1.90%		0.84%
Nonperforming loans to total loans	0.88%		1.85%		0.88%
Allowance for loan losses to total loans	1.52%		1.79%		1.52%
Allowance for loan losses to nonperforming loans	173.78%		96.55%		173.78%
Net charge-offs to average loans	1.15	%(f)	0.43	%(g)	0.76%

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.
(b)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(c)	Represents net income for the period July 17, 2004 to December 31, 2004 divided by Successor average interest-earning assets.
(d)	Represents net loss for the period January 1, 2004 to July 16, 2004 divided by Predecessor average interest-earning assets.
(e)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.
(f)	Represents net charge for the period July 17, 2004 to December 31, 2004 divided by Successor average loans.
(g)	Represents net charge for the period January 1, 2004 to July 16, 2004 divided by Predecessor average loans.

Guaranty Corporation

The summary consolidated financial data at and for the year ended December 31, 2004 for Guaranty represent its financial position and results of operations immediately prior to the purchase of Guaranty by Centennial Bank Holdings, and do not include adjustments associated with the purchase transaction.

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$78,207	$72,414	$73,033	$78,916	$76,424
Interest expense	12,233	13,174	15,507	26,115	30,039

Net interest income	65,974	59,240	57,526	52,801	46,385
Provision for loan losses	9,232	1,552	3,046	1,757	2,509

Net interest income after provision for loan losses	56,742	57,688	54,480	51,044	43,876
Noninterest income	9,177	10,235	7,741	5,346	4,721
Noninterest expense	59,075	46,338	42,704	37,002	31,420

Income before income taxes	6,844	21,585	19,517	19,388	17,177
Income tax expense	2,958	7,399	6,773	6,865	5,935

Net income	$3,886	$14,186	$12,744	$12,523	$11,242

Consolidated Balance Sheet Data:
Cash and cash equivalents	$138,235	$109,155	$57,766	$75,667	$64,742
Investment and other securities	126,319	163,722	110,821	129,203	138,299
Net loans	1,079,248	1,039,998	1,013,378	841,911	704,452
Total assets	1,411,962	1,369,084	1,253,228	1,095,897	949,633
Deposits	1,261,710	1,227,855	1,122,772	994,604	866,651
Borrowings	19,484	30,272	34,628	18,227	15,006
Stockholders’ equity	105,610	106,098	91,634	78,566	62,866

Selected Other Balance Sheet Data:
Average assets	$1,406,788	$1,292,060	$1,149,329	$1,007,365	$655,662
Average earning assets	1,327,887	1,212,289	1,069,506	933,965	609,593
Average stockholders’ equity	108,645	95,703	81,627	69,679	37,628

Selected Financial Ratios:
Return on average assets(a)	0.28%	1.10%	1.11%	1.25%	1.72%
Return on average stockholders’ equity(b)	3.58%	14.82%	15.61%	18.01%	30.05%
Net interest margin(c)	4.97%	4.89%	5.38%	5.65%	7.61%
Efficiency ratio(d)	78.61%	66.70%	65.43%	63.59%	61.35%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.63%	0.79%	0.93%	0.81%	0.93%
Nonperforming loans to total loans	0.53%	0.71%	0.81%	0.64%	1.21%
Allowance for loan losses to total loans	1.64%	1.09%	1.00%	1.01%	1.04%
Allowance for loan losses to nonperforming loans	308.24%	154.94%	123.79%	158.41%	87.22%
Net charge-offs to average loans	0.24%	0.03%	0.15%	0.08%	0.26%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(c)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(d)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

First MainStreet Financial, Ltd.

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$19,542	$20,597	$23,399	$28,047	$29,117
Interest expense	4,076	6,151	6,273	9,888	11,283

Net interest income	15,466	14,446	17,126	18,159	17,834
Provision for loan losses	—	132	792	2,555	294

Net interest income after provision for loan losses	15,466	14,314	16,334	15,604	17,540
Noninterest income	7,512	8,044	7,892	7,586	4,702
Noninterest expense	16,749	16,098	17,548	17,028	14,369

Income before income taxes	6,229	6,260	6,678	6,162	7,873
Income tax expense	1,744	1,737	2,118	2,153	2,604

Net income	$4,485	$4,523	$4,560	$4,009	$5,269

Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,744	$25,059	$28,374	$36,504	$25,051
Investment and other securities	97,015	128,011	145,474	126,548	124,597
Net loans	244,603	247,409	216,744	225,952	228,721
Total assets	386,153	429,557	416,265	405,776	393,619
Deposits	325,330	371,866	359,850	350,109	342,023
Borrowings	6,811	6,769	6,927	6,861	6,388
Stockholders’ equity	51,444	48,327	46,534	46,040	42,209

Selected Other Balance Sheet Data:
Average assets	$395,371	$419,904	$403,278	$394,029	$366,821
Average earning assets	356,191	384,043	378,782	367,994	344,416
Average stockholders’ equity	49,496	47,363	46,594	44,490	39,544

Selected Financial Ratios:
Return on average assets(a)	1.13%	1.08%	1.13%	1.02%	1.44%
Return on average stockholders’ equity(b)	9.06%	9.55%	9.79%	9.01%	13.32%
Net interest margin(c)	4.34%	3.76%	4.52%	4.93%	5.18%
Efficiency ratio(d)	72.89%	71.58%	70.14%	66.14%	63.76%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.36%	0.34%	0.49%	0.80%	0.10%
Nonperforming loans to total loans	0.49%	0.54%	0.93%	1.32%	0.17%
Allowance for loan losses to total loans	1.39%	1.44%	1.82%	1.48%	0.78%
Allowance for loan losses to nonperforming loans	283.37%	263.94%	195.75%	112.79%	458.97%
Net charge-offs to average loans	0.09%	0.27%	0.10%	0.42%	0.14%

(a)	Return on average assets is determined by dividing net income by average assets.
(b)	Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.
(c)	Net interest margin is determined by dividing net interest income (fully taxable equivalent) by average interest-earning assets.
(d)	Efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Unaudited Pro Forma Combined Financial Data

The unaudited pro forma combined financial data set forth below is based upon our historical financial statements, and the historical financial statements of us, Guaranty and First MainStreet adjusted to give effect to:

•	our merger with our predecessor,

•	our merger with Guaranty, and

•	our proposed merger with First MainStreet.

The pro forma financial information at and for the year ended December 31, 2004 has been developed from our consolidated financial statements, the consolidated financial statements of Guaranty and the consolidated financial statements of First MainStreet, and the notes to those financial statements appearing elsewhere in this prospectus.

The unaudited pro forma combined financial data is provided for illustrative purposes only and does not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the mergers occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma combined financial data is based on preliminary estimates and various assumptions that we believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial data. No estimates of business integration costs or anticipated cost savings, potential revenue enhancements or synergies expected to be realized in connection with the acquisitions have been reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect the impact of conforming First MainStreet’s accounting policies to ours, as the impact, if any, has not yet been determined.

The consolidated statement of income gives effect to the acquisitions of our predecessor and Guaranty and the proposed acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The consolidated balance sheet as of December 31, 2004 gives effect to the proposed acquisition of First MainStreet as if the acquisition had occurred on December 31, 2004. The acquisitions of our predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the consolidated balance sheet as of December 31, 2004.

The unaudited pro forma combined financial data should be read together with the separate historical consolidated financial statements and accompanying notes of Centennial and our predecessor, Guaranty and First MainStreet that are included in this prospectus.

Unaudited Pro Forma Combined Statement of Income

	For the Year Ended December 31, 2004
	Combined Predecessor and Successor		Guaranty Corporation	First MainStreet Financial, Ltd.	Pro Forma Adjustments		Pro Forma— Centennial, Guaranty and First MainStreet
	(In thousands, except share and per share data)
Interest income	$41,964		$74,131	$19,542	$(133	)(A)	$135,504
Interest expense	10,559		11,673	4,076	(2,050	)(B)	24,258

Net interest income	31,405		62,458	15,466	1,917		111,246
Provision for loan losses	4,700		9,174	—	—		13,874

Net interest income after provision for loan losses	26,705		53,284	15,466	1,917		97,372
Noninterest income	4,210		8,713	7,512	—		20,435
Noninterest expense	25,461		56,587	16,749	10,892	(C)	109,689

Income before income taxes	5,454		5,410	6,229	(8,975)		8,118
Provision for income taxes	2,742		2,646	1,744	(3,424	)(D)	3,708

Income from continuing operations	$2,712		$2,764	$4,485	$(5,551)		$4,410

Share Data:
Basic earnings per share	$0.14	(a)	$50.50	$4.14	$(0.13)		$0.07
Diluted earnings per share	$0.14	(a)	$50.44	4.13	$(0.13)		$0.07
Average shares outstanding for basic earnings per share	19,199,601		54,733	1,082,481	42,020,562		62,357,377
Average shares outstanding for diluted earnings per share	19,199,601		54,794	1,085,881	42,017,101		62,357,377

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Balance Sheet

	At December 31, 2004
	Centennial Bank Holdings	First MainStreet Financial, Ltd.	Pro Forma Adjustments		Pro Forma— Centennial and First MainStreet
	(In thousands)
Assets
Cash and cash equivalents	$90,927	$14,744	$—		$105,671
Securities available for sale	125,687	94,085	—		219,772
Other investments	19,815	2,930	—		22,745
Net loans (including loans held for sale)	1,624,100	244,603	281	(E)	1,868,984
Premises and equipment	44,921	11,712	—		56,633
Intangible assets	53,360	386	4,806	(F)	58,552
Goodwill	328,185	2,934	50,785	(G)	381,904
Other assets	22,564	14,759	(687	)(H)	36,636
Assets available for sale	89,642	—	—		89,642

Total assets	$2,399,201	$386,153	$55,185		$2,840,539

Liabilities
Deposits	$1,678,499	$325,330	$—		$2,003,829
Borrowings	109,341	6,811	—		116,152
Other liabilities	24,739	2,568	1,934	(H)	28,684
			(687	)(H)
			130	(K)
Liabilities associated with assets available for sale	71,208	—	—		71,208

Total liabilities	1,883,787	334,709	1,377		2,219,873

Stockholders’ equity
Common stock	52	1,086	(1,086	)(I)	152
			100	(J)
Additional paid-in capital	511,588	13,985	(13,985	)(I)	616,740
			105,152	(J)
Retained earnings	3,796	36,219	(36,219	)(I)	3,796
Accumulated other comprehensive income	(22)	154	(154	)(I)	(22)

Total stockholders’ equity	515,414	51,444	53,808		620,666

Total liabilities and stockholders’ equity	$2,399,201	$386,153	$55,185		$2,840,539

See accompanying notes to unaudited pro forma combined financial information.

CENTENNIAL BANK HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

At and For the Year Ended December 31, 2004

(Dollars in thousands, except share and per share amounts)

Note 1—Basis of Presentation

The acquisitions have been and will be accounted for using the purchase method of accounting. Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” requires the purchase method of accounting for business combinations. SFAS No. 142, “Goodwill and Other Intangible Assets” establishes standards for goodwill acquired in a business combination and sets forth methods to periodically evaluate goodwill for impairment at least annually. The purchase method of accounting for business combinations requires that the assets acquired and liabilities assumed are recorded at their respective estimated fair market values as of the closing date. The excess of the total acquisition costs over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, should be recorded as goodwill and evaluated for impairment thereafter at least annually. Financial statements issued after the consummation of the acquisition are required to reflect those values, as well as the results of operations of the combined company beginning after the closing date of the business combination.

The unaudited pro forma combined statement of income gives effect to the acquisitions of our predecessor and Guaranty and the proposed acquisition of First MainStreet as if each acquisition had occurred on January 1, 2004. The unaudited pro forma combined balance sheet as of December 31, 2004 gives effect to the acquisition of First MainStreet as if the acquisition had occurred on December 31, 2004. The acquisitions of our predecessor and Guaranty were consummated on or before December 31, 2004, and are reflected in the consolidated statement of financial condition as of December 31, 2004. The pro forma statement of income for Guaranty has been adjusted to account for the discontinued operation accounting treatment reflected in the historical consolidated Centennial Bank Holdings December 31, 2004 financial statements relating to Collegiate Peaks Bank, resulting in a decrease in income from continuing operations of $1,122.

Note 2—First MainStreet Acquisition

Under the terms of our merger agreement with First MainStreet, each outstanding share of First MainStreet common stock will be entitled to receive 9.1694 shares of our common stock in the merger, which will result in the issuance of approximately 10,024,043 shares. We expect the merger will be consummated in the third quarter of 2005, subject to receipt of all regulatory and shareholder approvals and fulfillment of other conditions, including the registration of our shares to be issued in the transaction.

We have estimated the relative fair value of First MainStreet’s net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. For purposes of the accompanying unaudited pro forma combined financial statements, the excess of the purchase price over the book value of net assets to be acquired has been estimated as follows:

Estimated fair value of 10,024,043 shares expected to be issued	$105,252,000
Plus acquisition costs—professional services	130,000

Estimated total purchase price	105,382,000
Less book value of First MainStreet	51,444,000

Pro forma excess of purchase price over book value of net assets to be acquired subject to fair value adjustments	$53,938,000

The actual excess of purchase price over the value of net assets acquired will be calculated using the fair value of net assets acquired rather than the book value of net assets to be acquired. The pro forma purchase price calculation shown above is subject to change prior to the closing date of the merger as a result of actual acquisition costs we will incur and final appraisals, evaluations and estimates of fair value.

CENTENNIAL BANK HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

At and For the Year Ended December 31, 2004

(Dollars in thousands, except share and per share amounts)

In connection with this purchase transaction, we will obtain appraisals or use other appropriate valuation methodologies to determine the fair value of the assets acquired and liabilities assumed. For purposes of these unaudited pro forma combined financial statements, estimates of amounts will be assigned to tangible and identifiable intangible assets and liabilities, such as: loans receivable, interest-bearing deposits, short-term borrowings, securities held for investment, core deposit intangible, and related deferred income tax effects, if the respective book value does not approximate estimated fair value.

In the event that final valuations determine that other material amortizable intangible assets exist, actual amortization could significantly differ from the amounts presented in the unaudited pro forma combined statements of income. In addition, the values estimated for held-to-maturity securities, loans held for investment, interest-bearing deposits and borrowings and their related amortization of the fair value adjustments could differ materially from their final appraised values.

Note 3—Pro Forma Adjustments

(A) To reflect in interest income the amortization of purchase accounting adjustments on loans receivable over an estimated period of approximately 4 years.

(B) To reflect in interest expense the amortization of purchase accounting adjustments on time deposits and borrowings based on their estimated remaining maturities.

(C) To reflect the amortization of the core deposit intangibles resulting from the acquisitions in other operating expenses based on their estimated remaining lives.

(D) To reflect the impact of income taxes associated with these pro forma adjustments to operating results using an estimated effective tax rate of 38%.

(E) To reflect the estimated purchase accounting adjustments to the loans held-for-investment portfolio of First MainStreet.

(F) To reflect the estimated core deposit intangible to be recognized as a result of the acquisition of First MainStreet.

(G) To reflect the estimated goodwill to be recognized as a result of the acquisition of First MainStreet.

(H) To adjust deferred tax accounts for the estimated impact resulting from the acquisitions.

(I) To eliminate First MainStreet’s stockholders’ equity.

(J) To reflect the issuance of common stock in connection with the acquisition of First MainStreet.

(K) To accrue the estimated acquisition costs related to the acquisition of First MainStreet.

CENTENNIAL BANK HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

At and For the Year Ended December 31, 2004

(Dollars in thousands, except share and per share amounts)

Note 4—Amortization of Purchase Accounting Entries

The fair value adjustments related to the core deposit intangible and time deposits will result in a greater impact on earnings (losses) in periods immediately subsequent to the acquisition as a result of accelerated amortization. The following table reflects the estimated future amortization on the core deposit intangible assets and time deposit premiums and includes actual amortization we expect to incur in 2005 and future years for acquisitions closed in 2004 and estimated amortization in 2005 and future years as if the acquisition of First MainStreet had closed in 2004:

	Pro Forma Core Deposit Intangible Asset	Pro Forma Time Deposit Premiums
	(in thousands)
Year Ending December 31,
2005	$11,535	$2,714
2006	9,976	213
2007	8,352	—
2008	6,425	—
2009	5,315	—
Thereafter	12,841	—

Totals	$54,444	$2,927

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial and Other Data” and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a bank holding company providing banking and other financial services throughout our targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. We offer an array of banking products and services to the communities we serve, including accepting time and demand deposits, originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. We derive our income primarily from interest received on real estate-related loans, commercial loans and leases and consumer loans and, to a lesser extent, fees from the sale or referral of loans, interest on investment securities and fees received in connection with servicing loan and deposit accounts. Our major operating expenses are the interest we pay on deposits and borrowings and general operating expenses. We rely primarily on locally generated deposits to provide us with funds for making loans.

We are subject to competition from other financial institutions and our operating results, like those of other financial institutions operating exclusively or primarily in Colorado, are significantly influenced by economic conditions in Colorado, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact our financial condition, results of operations and cash flows.

Recent Developments

On March 3, 2004, we were incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in an acquisition financed by a group of investors led by John M. Eggemeyer, we acquired our predecessor and changed our name to Centennial Bank Holdings, Inc. On December 31, 2004, we acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banking subsidiaries. The information presented in this Management’s Discussion and Analysis of Financial Condition and Results of Operations at and for the years ended December 31, 2003 and 2002 represents the financial condition and operating results of our predecessor. The information for the year ended December 31, 2004 represents the combined results of operations of Centennial Bank Holdings, Inc. and our predecessor, and information at December 31, 2004 represents the consolidated financial position of Centennial Bank Holdings, Inc., which includes the acquisition of Guaranty.

Critical Accounting Policies

Our accounting policies are integral to understanding the financial results reported. Our most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and consistently applied from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies that we believe are critical and involve significant management judgment.

Allowance for Loan Losses

The loan portfolio is the largest category of assets on our balance sheets. We determine probable losses inherent in our loan portfolio and establish an allowance for those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, we use organizational history and experience with credit decisions and related outcomes. The allowance for loan losses represents our best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. We evaluate our allowance for loan losses monthly. If our underlying assumptions later prove to be inaccurate based on subsequent loss evaluations, the allowance for loan losses is adjusted.

We estimate the appropriate level of allowance for loan losses by separately evaluating impaired and nonimpaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a nonimpaired loan is much more subjective. Generally, the allowance assigned to nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that our assessment could prove to be significantly incorrect and that an immediate adjustment to the allowance for loan losses would be required.

We estimate the appropriate level of loan loss allowance by conducting a detailed review of a significant number of much smaller portfolio segments that comprise the consumer and commercial loan portfolios. We segment the loan portfolio into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan, industry or collateral. The risk profile of certain segments of the loan portfolio may be improving, while the risk profile of others may be deteriorating. As a result, changes in the appropriate level of the allowance for different segments may offset one another. Adjustments to the allowance represent the impact from the analysis of all loan segments.

Investment in Debt and Equity Securities

We classify our investments in debt and equity securities as either held-to-maturity or available for sale in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities classified as held-to-maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. Fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position and results of operations. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred.

Deferred Income Taxes

Deferred income taxes reflect the estimated future tax effects of temporary differences between the reported amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is evaluated for impairment annually, unless there are factors present that may be indicative of a potential impairment, in which case, a goodwill impairment test is performed more frequently than annually. The first step in testing for impairment is to determine the fair value of each reporting unit. If the carrying amount of any reporting unit exceeds its fair value, an impairment to goodwill is recorded. The evaluation of goodwill involves estimations of discount rates, the timing of projected future cash flows, and utilization of market based valuation techniques. The assumptions used in the evaluation of goodwill are subject to change with changes in economic conditions and other factors. Changes in assumptions used to evaluate this intangible asset affect its value and could have a material adverse impact on our results of operations.

This discussion has highlighted those accounting policies that we consider to be critical to our financial reporting process. However, all the accounting policies are important, and therefore you are encouraged to review each of the policies included in Note 2 to our consolidated financial statements to gain a better understanding of how our financial performance is measured and reported.

Purchase Accounting

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from goodwill. In connection with our mergers and acquisitions, we estimate the fair value of assets and liabilities as required, including intangible assets, based on various methods, including market prices, discounted cash flows, and other present value valuation techniques. The valuation methods we use may require the management to make numerous estimates and assumptions.

Recent Accounting Pronouncements

SFAS No. 123 (Revised 2004) Share-Based Payment

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment. This statement is a revision of FASB Statement No. 123 and supersedes APB Opinion No. 25 Accounting for Stock Options Issued to Employees. SFAS No. 123 (Revised 2004) requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the instruments. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective for the first reporting period of a company’s first fiscal year beginning after June 15, 2005. As a result, we will apply FAS 123 beginning in the first quarter of 2006. We had accounted for equity interest issued in exchange for employee services using the intrinsic value method, which generally resulted in recognition of no compensation cost, because options to acquire equity interest were granted at estimated fair value.

EITF Issue No. 03-1

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of other-than-temporarily impaired and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that we have the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition guidance contained in EITF 03-1, but the disclosure guidance was not delayed. We are continuing to assess the impact of this EITF, but do not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure required by EITF 03-1 is included in the notes to our consolidated financial statements.

In December 2003, AcSEC issued SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations and applies to all nongovernmental entities, including not-for-profit organizations. We will adopt the SOP provisions for transactions subject to this SOP.

Results of Operations

The following table summarizes certain key financial results for the periods indicated.

	Year Ended December 31,
	Combined Predecessor and Successor		Predecessor
	2004		2003	2002
Net income, in thousands	$2,712		$6,905	$5,022
Earnings per share, basic	$0.14	(a)	$4.45	$3.22
Earnings per share, diluted	$0.14	(a)	$4.37	$3.16
Return on average assets	0.36	%(b)	0.96%	0.69%
Return on average stockholders’ equity	2.26	%(c)	11.86%	9.19%

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.
(b)	Represents Predecessor and Successor combined net income divided by Successor average assets.
(c)	Represents Predecessor and Successor combined net income divided by Successor average stockholders’ equity.

Financial Overview for the Years Ended December 31, 2004, 2003 and 2002

Our consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary banks. All significant inter-company accounts and transactions have been eliminated in consolidation.

	For the Year Ended December 31,				Change— Favorable (Unfavorable)		Percent Change
	Combined Predecessor and Successor		Predecessor
	2004		2003	2002	2004 v 2003	2003 v 2002	2004 v 2003	2003 v 2002
	(In thousands, except share, per share and percentage data)
Consolidated Statement of Income Data:
Interest income	$41,964		$46,100	$51,179	$(4,136)	$(5,079)	(9.0)%	(9.9)%
Interest expense	10,559		16,605	20,990	6,046	4,385	36.4%	20.9%

Net interest income	31,405		29,495	30,189	1,910	(694)	6.5%	(2.3)%
Provision for loan losses	4,700		900	3,950	(3,800)	3,050	(422.2)%	77.2%

Net interest income after provision for loan losses	26,705		28,595	26,239	(1,890)	2,356	(6.6)%	9.0%
Noninterest income	4,210		4,589	3,589	(379)	1,000	(8.3)%	27.9%
Noninterest expense	25,461		22,048	21,724	(3,413)	(324)	(15.5)%	(1.5)%

Income before income taxes	5,454		11,136	8,104	(5,682)	3,032	(51.0)%	37.4%
Income tax expense	2,742		4,231	3,082	1,489	(1,149)	35.2%	(37.3)%

Net income	$2,712		$6,905	$5,022	$(4,193)	$1,883	(60.7)%	37.5%

Share Data:
Basic earnings per share	$0.14	(a)	$4.45	$3.22	$(4.31)	$1.23	(96.9)%	38.2%
Diluted earnings per share	$0.14	(a)	$4.37	$3.16	$(4.23)	$1.21	(96.9)%	38.3%

(a)	Represents combined net income of Predecessor and Successor divided by Successor weighted average basic or diluted shares outstanding.

2004 Compared to 2003

Net income decreased 60.7% to $2.7 million for the year ended December 31, 2004 from $6.9 million for the year ended December 31, 2003. Our return on average assets was 0.4% and return on average stockholders’ equity was 2.3% for the year ended December 31, 2004, compared to 1.0% and 11.9% for the year ended December 31, 2003.

Our net interest income increased to $31.4 million from $29.5 million, but was offset by an increase of $3.8 million in the provision for loan losses and an increase of $3.4 million in noninterest expenses, leading to a decrease in net income of $4.2 million. We experienced a decrease in both interest income and interest expense due to continued low interest rates during 2004. We experienced a greater proportional reduction in our interest expense as compared to our interest income, resulting in an increase of $1.9 million in net interest income from 2003. Deterioration in the quality of several significant loans in 2004 required an increase in our allowance for loan loss, resulting in the $3.8 million increase in the provision for loan losses. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

2003 Compared to 2002

Net income increased 37.5% to $6.9 million, or $4.37 per diluted share, for the year ended December 31, 2003, from $5.0 million, or $3.16 per diluted share, for the year ended December 31, 2002. Our return on average assets was 1.0% and return on average stockholders’ equity was 11.9% for the year ended December 31, 2003, compared to 0.7% and 9.2% for the year ended December 31, 2002.

The primary factor in the net income improvement in 2003 from 2002 was the decrease of $3.1 million in the provision for loan losses. The provision for loan losses decrease was due to a management decision to eliminate certain portions of the loan portfolio that carried significant risk without a corresponding yield increase. Additional information on the provision for loan losses is provided below under “—Provision for Loan Losses” and “—Allowance for Loan Losses.”

Net Interest Income and Net Interest Margin

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

2004 Compared to 2003

Our net interest income for 2004 increased $1.9 million, or 6.5%, compared to 2003. This increase resulted from a reduction of $4.1 million in interest income and a greater decrease of $6.0 million in interest expense. Total interest income and expense both decreased as a result of ongoing declines in interest rates throughout much of 2004. Average interest-earning assets decreased to $657.5 million during 2004 as compared to $679.6 million during 2003.

The average yield on our interest-earning assets fell to 6.4% in 2004 from 6.8% in 2003. The decrease in the average yield on our interest-earning assets resulted from a general decline in all interest rates. Despite this decline, the yield on the portfolio increased 21 basis points from 2003 to 2004.

The cost of our average interest-bearing liabilities decreased to 1.9% in 2004 from 2.9% in 2003. In addition to broad declines in the average rates paid on deposit balances, the ratio of average noninterest-bearing deposits to average total deposits increased during 2004 to 16.3% from 12.3% during 2003. Average time certificates of deposit as a percentage of average total deposits decreased to 49.7% in 2004 from 57.8% in 2003. The cost of the time deposits is mostly attributable to the decrease in interest rates rather than a decrease in volume. In addition, lower-cost savings accounts increased to 4.7% of average total deposits during 2004 from 4.0% in 2003. The cost of deposits and other borrowings, exclusive of subordinated debentures, decreased to 1.7% in 2004 from 2.6% in 2003.

As a result of the above factors, our net interest margin increased to 4.41% in 2004 from 3.93% in 2003.

2003 Compared to 2002

Our net interest income for 2003 decreased by $0.7 million, or 2.3%, compared to 2002. This decrease is due to a decrease in interest income of $5.1 million largely offset by a similar decrease in interest expense of $4.4 million. The decrease in both interest income and interest expense is primarily attributable to the decrease in interest rates from 2002 to 2003 rather than a decrease in volume. The average earning assets balance in 2003 decreased by $4.9 million and the average interest bearing liabilities decreased by $9.2 million.

The average yield on interest earning assets declined to 6.8% in 2003 from 7.5% in 2002. The decrease was due to a general decline in the interest rates for that period. Although the average balance of investment securities (taxable and tax-exempt) increased from 2002 to 2003 by $3.3 million, the average yield decreased by 1.6%, attributable primarily to the decrease in interest rates from 2002 to 2003.

The cost of our average interest bearing liabilities decreased to 2.9% in 2003 from 3.5% in 2002. In addition to a decline in the average rates paid on deposit balances, there was a shift in average interest bearing deposits from higher paying time certificates of deposit to lower cost interest bearing deposits. The average balance on time certificate of deposits decreased from 2003 to 2002 by $24.8 million, while interest bearing demand, money market, and savings account average balances all increased in total by $24.0 million from 2002 to 2003, which in part resulted in lower interest expense for 2003 on interest bearing deposits.

As a result of the above factors, our net interest margin decreased to 3.93% in 2003 from 3.94% in 2002.

The following tables present for the years indicated, average assets, liabilities and stockholders’ equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Non-accrual loans are included in the calculation of average loans and leases while non-accrued interest thereon, is excluded from the computation of yields earned.

	Year Ended December 31, 2004			Year Ended December 31, 2003
	Combined Predecessor and Successor			Predecessor
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment(1)(2)(3)	$613,643	$40,580	6.61%	$651,034	$45,173	6.94%
Investments:
Taxable(1)	31,203	961	3.08%	26,089	858	3.29%
Tax-exempt(4)	415	16	3.86%	705	53	7.52%
Equity securities	5,519	256	4.64%	—	—	0.00%
Other earning assets	6,705	151	2.25%	1,734	16	0.92%

Total interest earning assets	657,485	41,964	6.38%	679,562	46,100	6.78%
Non-earning assets:
Cash and due from banks	19,998			19,328
Other assets	74,820			20,609

Total assets	$752,303			$719,499

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$49,068	$125	0.25%	$43,788	$155	0.35%
Money market	118,677	1,273	1.07%	115,349	1,706	1.48%
Savings	26,283	128	0.49%	24,532	152	0.62%
Time certificates of deposit	282,774	6,456	2.28%	353,580	12,367	3.50%

Total interest-bearing deposits	476,802	7,982	1.67%	537,249	14,380	2.68%
Borrowings:
Repurchase agreements	14,993	190	1.27%	8,705	78	0.90%
Federal funds purchased	1,197	15	1.25%	1,438	18	1.25%
Subordinated debentures	27,591	1,764	6.39%	16,470	1,720	10.44%
Borrowings	15,000	608	4.05%	19,586	409	2.09%

Total interest-bearing liabilities	535,583	10,559	1.97%	583,448	16,605	2.85%
Noninterest-bearing liabilities:
Demand deposits	92,525			75,008
Other liabilities	2,758			2,816

Total liabilities	630,866			661,272
Stockholders’ equity	121,437			58,227

Total liabilities and stockholders’ equity	$752,303			$719,499

Net interest income		$31,405			$29,495

Net interest margin			4.41%			3.93%

(1)	Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average non-accrual loans of $14.3 million and $15.3 million for the years ended December 31, 2004 and 2003, respectively.
(3)	Net loan fees of $3.9 million and $4.7 million for the years ended December 31, 2004 and 2003, respectively, are included in the yield computation.
(4)	Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

	Year Ended December 31, 2003			Year Ended December 31, 2002
	Predecessor			Predecessor
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Loans held for investment(1)(2)(3)	$651,034	$45,173	6.94%	$657,336	$49,973	7.60%
Investments:
Taxable(1)	26,089	858	3.29%	22,801	1,136	4.98%
Tax-exempt(4)	705	53	7.52%	690	42	6.09%
Equity securities	—	—	0.00%	—	—	0.00%
Other earning assets	1,734	16	0.92%	3,646	28	0.77%

Total interest earning assets	679,562	46,100	6.78%	684,473	51,179	7.48%
Non-earning assets:
Cash and due from banks	19,328			19,850
Other assets	20,609			22,954

Total assets	$719,499			$727,277

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$43,788	$155	0.35%	$38,547	$279	0.72%
Money market	115,349	1,706	1.48%	98,958	2,261	2.28%
Savings	24,532	152	0.62%	22,198	300	1.35%
Time certificates of deposit	353,580	12,367	3.50%	378,365	15,742	4.16%

Total interest-bearing deposits	537,249	14,380	2.68%	538,068	18,582	3.45%
Borrowings:
Repurchase agreements	8,705	78	0.90%	12,887	134	1.04%
Federal funds purchased	1,438	18	1.25%	3,028	32	1.06%
Subordinated debentures	16,470	1,720	10.44%	16,087	1,755	10.91%
Borrowings	19,586	409	2.09%	22,610	487	2.15%

Total interest-bearing liabilities	583,448	16,605	2.85%	592,680	20,990	3.54%
Noninterest bearing liabilities:
Demand deposits	75,008			77,597
Other liabilities	2,816			2,371

Total liabilities	661,272			672,648
Stockholders’ equity	58,227			54,629

Total liabilities and stockholders’ equity	$719,499			$727,277

Net interest income		$29,495			$30,189

Net interest margin			3.93%			3.94%

(1)	Yields on loans and securities have not been adjusted to a tax-equivalent basis because the impact is not material.
(2)	Includes average non-accrual loans of $15.3 and $18.0 million for the years ended December 31, 2003 and 2002.
(3)	Net loan fees of $4.7 and $5.6 million for the years ended December 31, 2003 and 2002, respectively, are included in the yield computation.
(4)	Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31, 2004 Compared to Year Ended December 31, 2003			Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
	Net Change	Rate	Volume	Net Change	Rate	Volume
	(In thousands)
Interest income:
Loans held for investment	$(4,593)	$(2,066)	$(2,527)	$(4,800)	$(4,325)	$(475)
Investments:
Taxable	103	25	78	(278)	(195)	(83)
Tax-exempt	(37)	(20)	(17)	11	10	1
Equity securities	256	—	256	—	—	—
Other earning assets	135	45	90	(12)	(3)	(9)

Total interest income	(4,136)	(2,016)	(2,120)	(5,079)	(4,513)	(566)
Interest expense:
Deposits:
Interest-bearing demand	(30)	(21)	(9)	(124)	(98)	(26)
Money market	(433)	(392)	(41)	(555)	(377)	(178)
Savings	(24)	(18)	(6)	(148)	(124)	(24)
Time certificates of deposit	(5,911)	(3,749)	(2,162)	(3,375)	(2,392)	(983)
Repurchase agreements	112	41	71	(56)	(17)	(39)
Federal funds purchased	(3)	—	(3)	(14)	(4)	(10)
Short-term borrowings	44	16	28	(35)	(22)	(13)
Long-term debt	199	159	40	(78)	(15)	(63)

Total interest expense	(6,046)	(3,964)	(2,082)	(4,385)	(3,049)	(1,336)

Net interest income	$1,910	$1,948	$(38)	$(694)	$(1,464)	$770

Provision for Loan Losses

The provision for loan losses in each year represents a charge against earnings. The provision is that amount required to maintain the allowance for loan losses at a level that in our judgment, is adequate to absorb loan losses inherent in the loan portfolio. In periods when an existing allowance for loan losses is determined to exceed the amount required, the allowance for loan losses is reduced, which decreases the charge to earnings through the provision for loan losses. When an existing allowance for loan losses is deemed to be understated, an additional provision is recorded, resulting in an additional charge to earnings through the provision for loan losses.

2004 Compared to 2003

We recorded a charge to earnings through the provision for loan losses of $4.7 million during 2004 and $0.9 million during 2003. We charged off net loan balances of $4.6 million in 2004 compared to $2.5 million in 2003. The increase in the provision for 2004 was due to an increase in loan net charge-offs in 2004. The net charge-offs in 2003 were only $2.5 million, requiring a provision of $0.9 million in 2003 in order to establish an adequate reserve for allowance on loan losses at December 31, 2003. In 2004, we experienced deterioration in the quality of a few large loan balances late in 2004, requiring an additional charge to the provision for loan loss.

2003 Compared to 2002

We recorded a charge to earnings through the provision for loan losses of $0.9 million during 2003 as compared to $4.0 million in 2002. We had net charge-offs of $2.5 million in 2003 compared to $3.4 million in 2002. The decrease in the total allowance for loan loss is due to the general allocation of reserve that is based on the loan portfolio size, economic conditions, industry concentrations, and other general factors impacting the loan portfolio. We changed our loan philosophy in 2002 and went to a more systematic approach in our loan approval process and eliminated certain high risk, low yield loans, causing the size of the outstanding loans to decrease significantly from 2002 to 2003. Since the volume of loans decreased with an elimination of certain risky loan types, the general allocation of loan reserves decreased as well. There was no significant change in the reserves for specific loans and leases from 2002 to 2003.

For additional analysis of factors impacting the provision for loan and lease losses, see “Financial Condition and Liquidity—Allowance for Loan Losses” below.

Noninterest Income

Total noninterest income decreased to $4.2 million in 2004 from $4.6 million in 2003 for a decrease of $0.4 million, or 8.3%. In 2003, total noninterest income increased by $1.0 million, or 27.9%, from $3.6 million in 2002.

The following table presents the major categories of noninterest income:

	Year Ended December 31,
	Combined Predecessor and Successor	Predecessor		Change— Increase (Decrease)
	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Service charges and fees on deposit accounts	$3,012	$3,157	$2,438	$(145)	$719
Merchant income	499	578	437	(79)	141
ATM Income	386	395	330	(9)	65
Net gain (loss) on sales of investment securities	(30)	152	(221)	(182)	373
Other income	343	307	605	36	(298)

Total noninterest income	$4,210	$4,589	$3,589	$(379)	$1,000

2004 Compared to 2003

The $0.4 million or 8.3% decrease in noninterest income is due primarily to a $0.2 million decrease in gain on sales of investment securities due to a one-time sale of stock in 2003. We also experienced a decrease in noninterest income of $0.1 million due to fewer insufficient fund charges in 2004 as compared to 2003.

2003 Compared to 2002

An increase in service charges and fees of $0.7 million was the primary factor driving the 29.5% increase in noninterest income from $3.6 million in 2002 to $4.6 million in 2003. The increase in the service charges and fees was caused by a 30% increase in the insufficient funds service charge rate in early 2003, resulting in an increase of $0.6 million from 2002 to 2003. We also sold an investment in stock in 2003 for a gain. These two gains were offset by a decrease in the gain on sale of assets in 2003 from 2002 due to the sale of two buildings in 2002 at a gain.

Noninterest Expense

The following table presents, for the years indicated, the major categories of noninterest expense:

	Year Ended December 31,
	Combined Predecessor and Successor	Predecessor		Change— Increase (Decrease)
	2004	2003	2002	2004 v 2003	2003 v 2002
	(In thousands)
Salaries and employee benefits	$11,978	$11,447	$11,162	$531	$285
Occupancy and equipment	3,496	3,665	3,579	(169)	86
Data and item processing	1,228	1,239	1,178	(11)	61
Amortization	778	—	—	778	—
Postage and courier	413	418	400	(5)	18
Professional fees	3,491	1,226	1,201	2,265	25
ATM expenses	381	426	392	(45)	34
Administration	1,022	909	1,145	113	(236)
Examinations & assessments	164	175	191	(11)	(16)
Merchant expense	405	471	326	(66)	145
Loan related costs	753	671	546	82	125
Advertising and business development	510	615	633	(105)	(18)
Operating supplies	233	271	373	(38)	(102)
Director fees	329	184	269	145	(85)
Other	280	331	329	(51)	2

Total noninterest expense	$25,461	$22,048	$21,724	$3,413	$324

2004 Compared to 2003

Noninterest expense increased by $3.4 million during 2004 to $25.5 million from $22.0 million in 2003. The primary cause of the increase in expenses was the purchase of our predecessor company. Salaries and employee benefits increased as a result of retention and executive bonuses offered in connection with the acquisition. Professional fees increased as a result of the acquisition, and the amortization expense increased due to the core deposit intangible created by the purchase transaction.

2003 Compared to 2002

Noninterest expense in 2003 was comparable to the expenses incurred in 2002, with an increase of $0.3 million, or 1.5%.

Provision for Income Taxes

2004 Compared to 2003

We recorded tax provisions of $2.7 million in 2004 and $4.2 million in 2003. Our effective tax rates were 50% for 2004 and 38% for 2003. The increase in effective rate is primarily due to nondeductible acquisition expenses in 2004.

2003 Compared to 2002

We recorded tax provisions of $4.2 million in 2003 and $3.1 million in 2002. Our effective tax rates were 38% for 2003 and 2002.

Financial Condition and Liquidity

The following table sets forth certain key consolidated balance sheet data:

	At December 31,
	Successor	Predecessor
	2004	2003	Increase
	(In thousands)
Earning assets	$1,828,853	$661,067	$1,167,786
Total assets	2,399,201	708,677	1,690,524
Deposits	1,678,499	580,435	1,098,064

Loans

The following table sets forth the amount of our loans outstanding at the dates indicated. We had no foreign loans or energy-related loans as of the dates indicated.

	At December 31,
	Successor	Predecessor
	2004	2003	2002	2001	2000
	(In thousands)
Real estate—mortgage	$719,943	$343,965	$310,528	$182,635	$90,634
Real estate—construction	308,545	110,316	128,285	182,930	108,589
Commercial	458,171	68,867	91,320	87,111	118,480
Agricultural	62,199	71,384	95,729	113,256	88,786
Consumer	64,625	29,797	39,168	43,137	39,563
Leases receivable and other	28,505	4,138	5,843	6,510	1,132

Total gross loans	1,641,988	628,467	670,873	615,579	447,184
Less: allowance for loan losses	(25,022)	(7,653)	(9,257)	(8,701)	(6,422)
Deferred loan fees	(167)	(1,002)	(988)	(1,036)	(1,417)

Net loans	$1,616,799	$619,812	$660,628	$605,842	$439,345
Loans held for sale at lower of cost or market	$7,301	$—	$—	$—	$—

The acquisition of Guaranty caused our lending portfolio to increase by approximately $1.1 billion from 2003 to 2004. Excluding the effects of this merger, our lending portfolio continued to decrease by approximately $31.5 million during 2004. The primary driver of this decrease was a change in lending philosophy that was implemented in 2002. As a result of this change, we chose to discontinue the purchase of accounts receivable from businesses, primarily loans and leases from car dealerships, and revise our policies related to collateral on certain types of agricultural loans. The philosophical change was adopted to direct us away from high risk, lower yield loans and resulted in a decrease of $15.3 million, $12.8 million and $5.9 million in balances for the commercial loan, agricultural loan and purchased dealer loan categories, respectively.

The $7.3 million of loans held for sale as of December 31, 2004 were acquired in the Guaranty purchase.

Loan Maturities

The following table shows the amounts of loans outstanding as of December 31, 2004 which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. The table also presents, for loans with maturities over one year, an analysis with respect to fixed interest rate loans and floating interest rate loans.

	Maturity				Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
	(In thousands)
Real estate—mortgage	$268,360	$344,075	$107,508	$719,943	$295,864	$155,719
Real estate construction	220,055	78,273	10,217	308,545	75,482	13,008
Commercial	324,659	102,338	31,174	458,171	92,868	40,644
Agricultural	48,888	10,608	2,703	62,199	8,393	4,918
Consumer	43,766	17,331	3,528	64,625	20,813	46
Lease receivable and other	12,727	4,283	11,495	28,505	7,432	8,346

Total	$918,455	$556,908	$166,625	$1,641,988	$500,852	$222,681

Nonperforming Assets

Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, we practice sound, conservative lending, employing frequent monitoring procedures, and taking prompt corrective action when necessary. We employ a risk rating system that identifies the overall potential amount of risk associated with each loan in our loan portfolio. This monitoring and rating system is designed to help management determine current and potential problems so that corrective actions can be taken promptly.

Generally, loans are placed on nonaccrual status when they become 90 days or more past due or at such earlier time as management determines timely recognition of interest to be in doubt. Accrual of interest is discontinued on a loan when we believe, after considering economic and business conditions and analysis of the borrower’s financial condition, that the collection of interest is doubtful.

The following table summarizes the loans for which the accrual of interest has been discontinued, loans with payments more than 90 days past due and still accruing interest, loans that have been restructured, and other real estate owned. For reporting purposes, other real estate owned (“OREO”) consists of all real estate, other than bank premises, actually owned or controlled by us, including real estate acquired through foreclosure.

	At December 31,
	Successor	Predecessor
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$11,905	$15,338	$18,037	$12,104	$3,782
Accruing loans past due 90 days or more	2,494	—	16	366	1,026

Total nonperforming loans (NPLs)	14,399	15,338	18,053	12,470	4,808
Other real estate owned	5,707	4,087	2,634	455	448

Total nonperforming assets (NPAs)	$20,106	$19,425	$20,687	$12,925	$5,256

Selected ratios:
NPLs to total loans held for investment	0.88%	2.44%	2.69%	2.03%	1.08%
NPAs to total assets	0.84%	2.74%	2.77%	1.87%	1.00%

The purchase of Guaranty accounted for $5.8 million of the December 31, 2004 nonperforming loan balance. Excluding Guaranty’s nonperforming loan balances at December 31, 2004, nonperforming loans decreased by $6.8 million from $15.3 million as of December 31, 2003 to $8.6 million as of December 31, 2004. The decrease in nonperforming loan balances from 2002 to 2003 was $2.7 million. The decreases in our nonperforming loan balances during 2004 and 2003 are the result of the changes in our lending philosophy implemented during 2002, pursuant to which we reduced certain higher-risk, lower return segments of our portfolio, and the charge-off of loans in 2004.

Impaired Loans

Impaired loans are commercial, commercial real estate, other real estate-related and individually significant mortgage and consumer loans for which it is probable that we will not be able to collect all amounts due according to the original contractual terms of the loan agreement. The category of impaired loans is not coextensive with the category of nonaccrual loans, although the two categories overlap. Nonaccrual loans include impaired loans which are not reviewed on an individual basis for impairment, and represent loans on which the accrual of interest is discontinued when collectibility of principal and interest is uncertain or payments of principal or interest have become contractually past due 90 days. We may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if it is probable that we will collect all amounts due in accordance with the original contractual terms of the loan or the loan is not a commercial, commercial real estate, other real estate-related or an individually significant mortgage or consumer loan.

In determining whether or not a loan is impaired, we apply our loan review procedures on a case-by-case basis taking into consideration the circumstances surrounding the loan and borrower, including the collateral value, the reasons for the delay, the borrower’s prior payment record, the amount of the shortfall in relation to the principal and interest owed, and the length of the delay. We measure impairment on a loan-by-loan basis using either the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent, less estimated selling costs.

Loans aggregating $35.6 million at December 31, 2004 and $15.3 million at December 31, 2003 have been designated as impaired. The total allowance for loan losses related to these loans was $9.3 million at December 31, 2004 and $1.7 million at December 31, 2003.

The amount of interest income that we would have recorded on non-accrual and impaired loans had the loans been current totaled $0.6 million for 2004 and $0.9 million for 2003. All payments received on loans classified as nonaccrual are applied first to principal. Interest income recognized on such loans was not significant for the year ended December 31, 2004, with $0.9 million recognized for the year ended December 31, 2003.

At December 31, 2004, we had OREO property with an aggregate carrying value of $5.7 million, of which $3 million was acquired in the acquisition of Guaranty. We believe that our OREO properties are readily marketable. During 2004, OREO properties with an aggregate carrying value of $4.8 million were sold at a loss of $10,000. Properties with a value of $3.3 million net of fair value adjustments were added to OREO in 2004. At December 31, 2003, we had $4.1 million in OREO properties.

OREO properties are carried at estimated fair value less estimated selling costs.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that, in our judgment, is adequate to absorb loan losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectibility, including the level and trends in delinquent, non-accrual and adversely classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors including industry conditions, competition and regulatory requirements.

Our methodology for evaluating the adequacy of the allowance for loan losses has two basic elements: first, the identification of impaired loans and the measurement of impairment for each individual loan identified; and second, a method for estimating an allowance for all other loans.

As discussed above, a loan is considered impaired when it is probable that we will be unable to collect all contractual principal and interest payments due in accordance with terms of the loan agreement. Losses on individually identified impaired loans that are not collateral dependent are measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

In estimating the general allowance for loan losses, we group the balance of the loan portfolio into segments that have common characteristics, such as loan type, collateral type or risk rating. Loans typically segregated by risk rating are those that have been assigned risk ratings using regulatory definitions of “special mention,” “substandard,” and “doubtful”. Loans graded as “loss” are generally charged off immediately.

For each general allowance portfolio segment, we apply loss factors to calculate the required allowance. These loss factors are based upon three years of historical loss rates, adjusted for qualitative factors affecting loan portfolio collectibility as described above. Qualitative adjustment factors are expressed in basis points and adjust historical loss factors downward up to 40 basis points and upward up to 75 basis points.

The specific allowance for impaired loans and the general allowance are combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses at each quarter end and any shortfall is covered by an additional provision for loan losses. As a practical matter, our allowance methodology may show that an unallocated allowance exists at quarter end. Any such amounts exceeding a minor percentage of the allowance will be removed from the allowance for loan losses by a credit to the allowance for loan losses as of quarter end.

The table below summarizes loans held for investment, average loans held for investment, non-performing loans and changes in the allowance for loan losses arising from loan losses and additions to the allowance from provisions charged to operating expense:

	At December 31,
	Successor	Predecessor
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$7,653	$9,257	$8,701	$6,422	$4,861
Allowance acquired through acquisitions	17,304	—	—	740	—
Loan charge offs
Real estate—mortgage	1,232	708	710	168	692
Real estate—construction	67	207	185	370	15
Commercial	2,413	972	1,500	1,980	1,576
Agricultural	709	810	1,083	102	808
Consumer	867	719	554	515	491
Leases receivable and other	23	182	167	—	—

Total loan charge offs	5,311	3,601	4,199	3,135	3,582

Recoveries:
Real estate—mortgage	36	78	271	83	—
Real estate—construction	9	194	11	56	5
Commercial	302	523	332	215	21
Agricultural	190	116	8	171	26
Consumer	126	166	149	222	206
Lease receivable and other	13	20	34	—	—

Total recoveries	676	1,097	805	747	258

Net loan charge offs	4,635	2,504	3,394	2,388	3,232

Provision for the allowance for loan losses	4,700	900	3,950	3,927	4,885

Ending balance	$25,022	$7,653	$9,257	$8,701	$6,422

Loans held for investment	$1,641,821	$627,465	$669,885	$614,543	$445,767
Average loans held for investment	614,543	652,046	658,378	621,069	428,935
Non-performing loans	14,339	15,338	18,053	12,470	4,808
Selected ratios:
Net charge-offs to average loans held for investment	0.76%	0.38%	0.52%	0.39%	0.75%
Provision for the allowance for loans held for investment	0.76%	0.14%	0.60%	0.63%	1.14%
Allowance for loans to loans held for investment at end of period	1.52%	1.22%	1.38%	1.41%	1.44%
Allowance for loans to nonperforming loans	173.78%	49.90%	51.28%	69.78%	133.57%

The allowance for loan losses of $25.0 million at December 31, 2004 represented 1.5% of total loans and 173.78% of nonperforming loans as of that date. At December 31, 2003, the allowance for loan losses totaled $7.7 million, or 1.2% of total loans and 49.9% of nonperforming loans as of that date. At December 31, 2002, the allowance for loan losses totaled $9.3 million, or 1.4% of total loans and 51.3% of nonperforming loans.

Charge-offs to average loans held for investment were 0.9% as of the year ended December 31, 2004 compared to recoveries to average loans of 0.1% as of the year ended December 31, 2003.

Charge-offs to average loans held for investment were 0.6% for the year ended December 31, 2003 compared to recoveries to average loans of 0.2% for the year ended December 31, 2003.

The trend in charge-offs and recoveries to average loans supports the increase (decrease) in the allowance for loans and leases. See “—Critical Accounting Policies” above and Note 7 of Centennial Bank Holdings, Inc.’s notes to consolidated financial statements.

Net charge-offs of loans were $4.6 million in 2004, $2.5 million in 2003 and $3.4 million in 2002. The $2.1 million increase in net charge-offs during 2004 compared to 2003 was primarily due to a $1.4 million increase in net charge-offs on commercial loans and a $0.5 million increase in net charge-offs on real estate mortgage loans. The $0.9 million decrease in net charge-offs during 2003 compared to 2002 was primarily due to a $0.5 million decrease in net charge-offs on commercial loans.

In allocating our allowance for loan losses, we have considered the credit risk in the various loan categories in our portfolio. As such, the allocations of the allowance for loan losses are based upon average historical net loan loss experience and the other factors discussed above. While we have attempted to allocate the allowance to specific categories of loans, we believe that any allocation of the allowance for loan losses into loan categories lends an appearance of exactness that does not exist. The following table indicates our allocation of the allowance and the percent of loans in each category to total loans as of each of the following dates:

	At December 31,
	Successor		Predecessor
	2004		2003		2002		2001		2000
	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Real estate—mortgage	$8,548	34.3%	$3,703	48.4%	$4,575	49.5%	$1,752	20.0%	$671	10.4%
Real estate—construction	2,988	11.9%	1,012	13.2%	1,208	13.0%	1,272	14.6%	263	4.1%
Commercial	9,391	37.5%	1,635	21.4%	1,550	16.7%	1,763	20.3%	678	10.6%
Agricultural	1,103	4.4%	385	5.0%	580	6.3%	1,393	16.0%	642	10.0%
Consumer	1,474	5.9%	549	7.2%	748	8.1%	1,180	13.6%	81	1.3%
Lease receivable and other	57	0.2%	41	0.5%	49	0.5%	109	1.3%	—	0.0%
General valuation(a)	1,462	5.8%	328	4.3%	547	5.9%	1,232	14.2%	4,087	63.6%

Total	$25,022	100.0%	$7,653	100.0%	$9,257	100.0%	$8,701	100.0%	$6,422	100.0%

(a)	Represents our estimate of risk associated with general economic conditions and portfolio concentrations that are not directly correlated to a specific loan classification.

Our allowance for loan loss increased significantly by $17.4 million to $25.0 million as of December 31, 2004, of which $17.3 million is the result of our acquisition of Guaranty. The remaining changes in the allocation of our allowance between the various loan types are largely a reflection of each loan type’s relative balance to our total loan portfolio. These changes in the makeup of our loan portfolio are largely the result of a change in our lending philosophy implemented in 2002.

The majority of the change in both the total dollar amount and percentage of our allowance for loans losses allocated to each loan type from December 31, 2003 to December 31, 2004 is the result of our purchase of Guaranty. Two loan types had a significant change in the amount and percentage of allowance for loan losses from December 31, 2003 to December 2004. Real estate-construction increased $2.0 million from $1.0 million at December 31, 2003 to $3.0 million at December 31, 2004, of which $0.5 million is the result of increased balances of impaired real estate-construction loans that had a deterioration in collateral value. The allowance for commercial loans increased $7.8 million from $1.6 million as of December 31, 2003 to $9.4 million as of December 31, 2004. Excluding the $17.3 million increase that resulted from the Guaranty acquisition, the allowance remained virtually unchanged at $7.7 million.

The amount of allowance for loan losses decreased $1.6 million from $9.3 million as of December 31, 2002 to $7.7 million as of the end of December 31, 2003. One factor causing this reduction was a decrease in the value of the loan portfolio, which decreased by $42.4 million in 2003. A second factor was a change in the loan portfolio mix that began in 2002. Management began to reduce its investment in risky loans that did not have a corresponding high yield, such as purchased loans and certain commercial loans. The reduction in higher risk elements in the loan portfolio led to a reduced allowance for loan losses.

Investment Securities

We manage our investment portfolio principally to provide liquidity and balance our overall interest rate risk. To a lesser extent, we manage our investment portfolio to provide earnings with a view to minimizing credit risk.

The carrying value of our portfolio of investment securities at December 31, 2004, 2003 and 2002 was as follows:

	At December 31,
	Successor	Predecessor
	2004	2003	2002
	(In thousands)
Securities available-for-sale:
U.S. Treasury securities	$38,170	$—	$—
U.S. Government agencies	8,479	11,295	6,196
Obligations of state and political subdivisions	34,321	475	529
Mortgage backed securities	43,713	15,976	12,832
Marketable equity securities	1,004	1,000	990

Total securities available-for-sale	$125,687	$28,746	20,547

Securities held-to-maturity:
Mortgage-backed securities	$640	$1,089	$—

Bank stocks, at cost	$12,770	$3,753	$3,767

The carrying value of our investment securities at December 31, 2004 totaled $139.1 million compared to $33.6 million at December 31, 2003 and $24.3 million at December 31, 2002. The acquisition of Guaranty accounted for $102.7 million of the $105.5 million increase from 2003 to 2004. The remaining increase of $2.8 million was related to the additional available liquidity resulting from the decrease in our loan portfolio over this same period.

The following table shows the maturities of investment securities at December 31, 2004, and the weighted average yields of such securities, excluding the benefit of tax-exempt securities:

	At December 31, 2004
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Treasury securities	$24,670	3.29%	$13,500	4.84%	$—	0.00%	$—	0.00%
U.S Government agencies	8,479	2.44%	—	0.00%	—	0.00%	—	0.00%
Obligations of state and political subdivisions	1,763	5.03%	7,042	4.56%	7,204	4.84%	18,312	6.04%
Mortgage-backed securities	—	0.00%	1,555	4.43%	5,798	3.59%	36,360	4.72%
Other marketable securities	—	0.00%	—	0.00%	—	0.00%	1,004	4.81%

Total securities available-for-sale	$34,912	3.17%	$22,097	4.72%	$13,002	4.28%	$55,676	5.16%

Securities held-to-maturity:
U.S. Government agencies	$—	0.00%	$—	0.00%	$—	0.00%	$640	3.99%

At December 31, 2004, we held $12.8 million of other securities consisting of equity securities with no maturity date, which are not reflected in the above schedule.

Deposits

Total deposits were $1.7 billion at December 31, 2004, of which $1.2 billion was attributable to our acquisition of Guaranty, compared to $580.4 million at December 31, 2003 and $639.5 million at December 31, 2002. Excluding the impact of the Guaranty merger, the decrease in total deposits since 2002 is attributable primarily to the decrease in time deposits. As the interest rates in general have continued to decrease, time deposits decreased as a result of management’s decision to protect our net interest margin by deemphasizing the rates paid on time deposits. This shift put downward pressure on our time deposit balances, which resulted in some of our time deposit customers turning to higher yielding investment vehicles offered by other financial organizations.

The following table shows the average amount and average rate paid on the categories of deposits for each of the periods indicated:

	Year Ended December 31,
	Combined Predecessor and Successor		Predecessor
	2004		2003		2002
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest bearing demand	$49,068	0.25%	$43,788	0.35%	$38,547	0.72%
Money market	118,677	1.07%	115,349	1.48%	98,958	2.28%
Savings	26,283	0.49%	24,532	0.62%	22,198	1.35%
Time	282,774	2.28%	353,580	3.50%	378,365	4.16%
Noninterest bearing deposits	92,525	0.00%	75,008	0.00%	77,597	0.00%

Totals	$569,327	1.67%	$612,257	2.68%	$615,665	3.45%

Additionally, the following table shows the maturities of time certificates of deposit and other time deposits of $100,000 or more at December 31, 2004.

December 31, 2004
(In thousands)
Due in three months or less	$203,806
Due in three months through six months	48,426
Due in over six months through twelve months	60,430
Due in over twelve months	29,290

Total	$341,952

Borrowings

Subordinated Debentures and Trust Preferred Securities

In September 2000, our predecessor formed CenBank Statutory Trust I and completed an offering of $10.0 million 10.6% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to us and used the net proceeds from the offering to purchase $10.3 million in principal amount of 10.6% Subordinated Debentures issued by our predecessor. Interest paid on the 10.6% Debentures will be distributed to the holders of the 10.6% Preferred Securities. Distributions payable on the 10.6% Preferred Securities are recorded as interest expense in the consolidated statements of income. These 10.6% Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company. The 10.6% Preferred Securities are subject to mandatory redemption upon repayment of the 10.6% Debentures. We have the right, subject to events of default, to defer payments of interest on the 10.6% Debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the 10.6% Debentures. The 10.6% Debentures mature on September 7, 2030, which may be shortened by us to not earlier than September 7, 2010, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the 10.6% Debentures or the 10.6% Preferred Securities.

In February 2001, our predecessor formed CenBank Statutory Trust II and completed an offering of $5.0 million 10.2% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to us and used the net proceeds from the offering to purchase $5.2 million in principal amount of 10.2% Subordinated Debentures issued by our predecessor. Interest paid on the 10.2% Debentures will be distributed to the holders of the 10.2% Preferred Securities. Terms and conditions of the 10.2% Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The 10.2% Debentures mature on February 22, 2031, which may be shortened by us to not earlier than February 22, 2011, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the 10.2% Debentures or the 10.2% Preferred Securities.

In April 2004, our predecessor formed CenBank Statutory Trust III and completed an offering of $15.0 million LIBOR plus 2.65% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to us and used the net proceeds from the offering to purchase $15.5 million in principal amount of floating rate Subordinated Debentures issued by our predecessor. Interest paid on the floating rate Debentures will be distributed to the holders of the floating rate Preferred Securities. Terms and conditions of the floating rate Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The floating rate Debentures mature on April 15, 2039, which may be shortened by us to not earlier than April 15, 2009, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the floating rate Debentures or the floating rate Preferred Securities.

In June 2003, Guaranty Corporation formed Guaranty Capital Trust III and completed an offering of $10.0 million LIBOR plus 3.10% Cumulative Trust Preferred Securities, which were guaranteed by Guaranty. The Trust also issued common securities to Guaranty and used the net proceeds from the offering to purchase $10.3 million in principal amount of Junior Subordinated Debt Securities issued by Guaranty. We assumed Guaranty’s obligations relating to such securities upon our acquisition of Guaranty. Interest paid on the debt securities will be distributed to the holders of the Preferred Securities. We have the right, subject to events of default, to defer payments of interest on the subordinated debt securities at any time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the subordinated debt securities. The subordinated debt securities mature on July 7, 2033, which may be shortened by us to not earlier than July 7, 2008, if certain conditions are met, or at anytime upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trust, the subordinated debt securities or the trust preferred securities.

For financial reporting purposes, the trusts were treated as our non-banking subsidiaries and consolidated in the consolidated financial statements prior to December 31, 2003. Since our adoption of FIN 46R on December 31, 2003, the trusts are treated as investments and not consolidated in the consolidated financial statements. Although the securities issued by each of the trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the securities issued by the trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At December 31, 2004 (Successor), all of the $42.1 million of the trusts’ securities outstanding qualified as Tier 1 capital.

In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

Other Borrowings

We have a revolving line of credit and several term notes with the Federal Home Loan Bank. At December 31, 2004, we had $12.8 million and $14.1 million outstanding, respectively, on our line of credit. The maximum credit allowance for total borrowings includes term notes and the line of credit. The maximum credit allowance is $186,878,000 and $89,193,000 at December 31, 2004. The interest rate on the line of credit varies daily with the federal funds rate. The term notes have fixed interest rates that range from 2.23% to 6.11%. We have executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings.

We have obtained a $20 million line of credit with First Tennessee that requires us to maintain certain financial ratios including return on average assets, a well capitalized rating and restrictions on non-performing loans to total loans. At December 31, 2004, we had a balance of $12.0 million on this line of credit. As of December 31, 2004, we were in compliance with all debt covenant requirements. The loan has a variable rate at 2% above LIBOR and renews annually. Interest payments are due quarterly with any principal balance due at maturity. The line of credit is secured by the stock of our bank subsidiaries.

Capital Resources

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of “core” or “Tier 1” capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for high risk loans, and adding the products together.

	Actual as of December 31, 2004	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Leverage Ratio
Consolidated Centennial Bank Holdings, Inc.	8.70%	4.0%	N/A
Guaranty Bank & Trust Company	8.34%	4.0%	5.0%
Centennial Bank of the West	9.92%	4.0%	5.0%
First National Bank of Strasburg	9.08%	4.0%	5.0%
Collegiate Peaks Bank	9.37%	4.0%	5.0%

Tier 1 Risk-Based Capital Ratio
Consolidated Centennial Bank Holdings, Inc.	9.39%	4.0%	N/A
Guaranty Bank & Trust Company	9.52%	4.0%	6.0%
Centennial Bank of the West	10.87%	4.0%	6.0%
First National Bank of Strasburg	10.67%	4.0%	6.0%
Collegiate Peaks Bank	12.40%	4.0%	6.0%

Total Risk-Based Capital Ratio
Consolidated Centennial Bank Holdings, Inc.	10.64%	8.0%	N/A
Guaranty Bank & Trust Company	10.77%	8.0%	10.0%
Centennial Bank of the West	12.12%	8.0%	10.0%
First National Bank of Strasburg	11.92%	8.0%	10.0%
Collegiate Peaks Bank	13.49%	8.0%	10.0%

Contractual Obligations

The following table sets forth our significant contractual obligations at December 31, 2004:

	Payments Due by Period
	Totals	Less Than 1 Year	1 – 3 Years	4 – 5 Years	Over 5 Years
	(In thousands)
Contractual Obligations
Subordinated debentures	$42,079	$—	$—	$—	$42,079
Treasury Tax and Loan note	921	921	—	—	—
First Tennessee line of credit	12,000	12,000	—	—	—
Federal Home Loan Bank Obligations	26,849	17,760	1,431	3,440	4,218
Operating lease obligations	13,982	3,129	5,581	3,328	1,944
Purchase obligations	421	167	254	—	—

Totals	$96,252	$33,977	$7,266	$6,768	$48,241

The following table sets forth our other significant commitments at December 31, 2004:

	Payments Due by Period
	Totals	Less Than 1 Year	1 – 3 Years	4 – 5 Years	Over 5 Years
	(In thousands)
Contractual Obligations
Commitments to extend credit	$468,059	$263,428	$176,620	$18,616	$9,395
Standby letters of credit	71,840	57,420	14,300	120	—

Totals	$539,899	$320,848	$190,920	$18,736	$9,395

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, liquidity, capital expenditures or capital resources.

Liquidity

Based on our existing business plan, we believe that our level of liquid assets is sufficient to meet our current and presently anticipated funding needs.

On a stand-alone basis, we currently rely on dividends from our subsidiary banks as the main source of liquidity. At December 31, 2004, the amount available for dividends from our banks, including First National Bank of Strasburg, which was subsequently merged with Guaranty Bank and Trust Company, without regulatory approval, was $36.4 million. We require liquidity for the payment of interest on the subordinated debentures, for operating expenses, principally salaries and benefits, and for the payment of dividends to our shareholders.

The banks rely on deposits as their principal source of funds and, therefore, must be in a position to service depositors’ needs as they arise. Our goal is to maintain a loan-to-deposit ratio (total loans held for sale plus total loans and leases held for investment to total deposits) below approximately 90% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities not pledged as collateral expressed as a percentage of total deposits) above approximately 15%.

Our deposits tend to be cyclical, decreasing at the beginning of the year and ramping up during the balance of the year. In addition, while fluctuations in the balances of a few large depositors may cause temporary increases and decreases in liquidity from time to time, we have not experienced difficulty in dealing with such fluctuations from existing liquidity sources.

Liquid assets represented approximately 5.2% of total assets at December 31, 2004. We believe that if the level of liquid assets (our primary liquidity) does not meet our liquidity needs, other available sources of liquid assets (our secondary liquidity), including the purchase of Federal funds, sales of securities under agreements to repurchase, sales of loans, discount window borrowings from the Federal Reserve Bank and $189.6 million under a line of credit with the Federal Home Loan Bank of Topeka at December 31, 2004, could be employed to meet those current and presently anticipated funding needs.

Our liquidity may be impacted negatively, however, by several other factors, including expenses associated with unforeseen or pending litigation.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Our market risk arises primarily from interest rate risk inherent in our lending and deposit taking activities. To that end, management actively monitors and manages our interest rate risk exposure. We do not have any market risk sensitive instruments entered into for trading purposes. We manage our interest rate sensitivity by matching the re-pricing opportunities on our earning assets to those on our funding liabilities. We use various asset/liability strategies to manage the re-pricing characteristics of our assets and liabilities designed to ensure that exposure to interest rate fluctuations is limited within our guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits and managing the deployment of our securities are used to reduce mismatches in interest rate re-pricing opportunities of portfolio assets and their funding sources.

Our individual bank and holding company Asset Liability Management Committees, or our ALCOs, address interest rate risk. The committees are comprised of members of our senior management, with a board member on the holding company ALCO. The ALCO monitors interest rate risk by analyzing the potential impact on the net portfolio of equity value and net interest income from potential changes in interest rates, and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages our balance sheet in part to maintain the potential impact on net portfolio value and net interest income within acceptable ranges despite changes in interest rates.

Our exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO and our board of directors. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine our change in net portfolio value and net interest income in the event of hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within board-approved limits, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board-approved limits.

We monitor and evaluate our interest rate risk position on a quarterly basis using traditional gap analysis, earnings at risk analysis and economic value at risk analysis under 100 and 200 basis point change scenarios. Each of these analyses measures different interest rate risk factors inherent in the balance sheet. Traditional gap analysis, although not a complete view of these risks, provides a fair representation of our current interest rate risk exposure. Traditional gap analysis calculates the dollar amount of mismatches between assets and liabilities, at certain time periods, whose interest rates are subject to repricing at their contractual maturity date or repricing period.

The following table sets forth the distribution of re-pricing opportunities of our interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (that is, interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of December 31, 2004. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may re-price in accordance with their contractual terms. The interest rate relationships between the re-priceable assets and re-priceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on our net interest margins.

	At December 31, 2004
Repricing Interval	Less than 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Non-rate sensitive	Total
	(Dollars in thousands)
Interest-bearing deposits with banks	$11,230	$5,000	$—	$—	$—	$16,230
Federal funds sold	23,000	—	—	—	—	23,000
Investment securities	13,537	27,875	39,608	45,307	1,405	127,732
Bank stocks	—	—	—	—	12,770	12,770
Loans, net	1,093,699	195,154	322,644	33,789	(21,186)	1,624,100
All other assets	—	—	—	—	595,369	595,369

Totals	$1,141,466	$228,029	$362,252	$79,096	$588,358	$2,399,201

Non-interest bearing demand	$—	$—	$—	$—	$477,998	$477,998
Interest-bearing demand	115,389	—	—	—	—	115,389
Savings	612,915	—	—	—	—	612,915
Time deposits under $100,000	60,702	104,714	29,631	141	—	195,188
Time deposits $100,000 or more	138,566	108,993	28,940	510	—	277,009
Securities sold under agreements to repurchase	27,492	—	—	—	—	27,492
Borrowings	57,292	15,465	4,984	4,108	—	81,849
All other liabilities	—	—	—	—	95,947	95,947
Stockholder’s equity	—	—	—	—	515,414	515,414

Totals	$1,012,356	$229,172	$63,555	$4,759	$1,089,359	$2,399,201

Period gap	129,110	(1,143)	298,697	74,337	(501,001)
Cumulative gap	129,110	127,967	426,664	501,001
Cumulative rate sensitive gap %	5%	5%	18%	21%

At December 31, 2004, we had $1.4 billion in assets and $1.2 billion in liabilities re-pricing within one year. This means that $128 million more of our interest rate sensitive assets than our interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest-bearing liabilities to interest-earning assets maturing or re-pricing within one year at December 31, 2004 is 9.1%. In theory, this analysis indicates that at December 31, 2004, if interest rates were to increase, the gap would tend to result in a higher net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of re-pricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as basis risk, and generally relates to the re-pricing characteristics of short-term funding sources such as certificates of deposit.

Gap analysis has certain limitations. Measuring the volume of re-pricing or maturing assets and liabilities does not always measure the full impact on the portfolio value of equity or net interest income. Gap analysis does not account for rate caps on products; dynamic changes such as increasing prepayment speeds as interest rates decrease, basis risk, embedded options or the benefit of no-rate funding sources. The relation between product rate re-pricing and market rate changes (basis risk) is not the same for all products. The majority of interest-earning assets generally re-price along with a movement in market rates, while non-term deposit rates in general move more slowly and usually incorporate only a fraction of the change in market rates. Products categorized as non-rate sensitive, such as our noninterest-bearing demand deposits, in the gap analysis behave like long term fixed rate funding sources. Both of these factors tend to make our actual behavior more asset sensitive than is indicated in the gap analysis. In fact, we have experienced higher net interest income when rates rise, and lower net interest income when rates fall, in contrast to what is indicated by the gap analysis. Therefore, management uses income simulation, net interest income rate shocks and market value of portfolio equity as its primary interest rate risk management tools.

BUSINESS

Overview

We have established a philosophy of providing highly personalized and responsive services based on exceptional customer service. That philosophy, combined with flexible banking services, is the driving force behind our growth, financial strength, and recognition as a strong competitive business within the communities we serve. Both our executive management team and our board of directors are comprised largely of local individuals who have a clear understanding of the opportunities and challenges unique to the region. Branch presidents know their communities, so they understand local business conditions and are better able to meet local needs. Branch locations are strategically placed along main corridors to serve busy customers.

We offer a broad range of banking products and services, including many types of commercial and personal checking and savings accounts and other consumer banking products. We provide banking and other financial services throughout our targeted Colorado markets to consumers and to small- and medium-sized businesses, including the owners and employees of those businesses.

At December 31, 2004, including the acquisition of Guaranty, we had total assets of $2.4 billion, net loans and leases of $1.6 billion, deposits of $1.7 billion and stockholders’ equity of $0.5 billion, and we operated 30 total branches in Colorado through four banking subsidiaries. On April 14, 2005, we merged First National Bank of Strasburg into Guaranty Bank and Trust Company.

Our History

Our predecessor company, a bank holding company and a Colorado corporation named Centennial Bank Holdings, Inc., was founded in 1992. It commenced operations in January 1993 with the acquisition of Eaton Capital Corporation, which owned the Farmers Bank, formerly known as Colorado Industrial Bank, and the Eaton Bank. The Farmers Bank, founded in 1981, had locations in Ault, which opened after the acquisition, and Eaton, and the Eaton Bank, founded in 1937, had one location in Eaton. The acquisition was led by William R. Farr, Chief Executive Officer of our predecessor and subsidiary bank, and was financed by shareholders from Northern Colorado.

Following the acquisition of Farmers Bank, our predecessor focused on expanding in the major communities throughout Northern Colorado along the I-25 corridor. Our predecessor made two small branch acquisitions: in 1998, a Community First Branch in Ault, and in 1999, a World Savings Branch in Loveland. In June 2001, our predecessor acquired Berthoud Bancorp, Inc. and its subsidiary, Berthoud National Bank. Also in 2001, our predecessor sold Farmers Bank, including the acquired branch in Ault, to local area investors, allowing our predecessor to focus on commercial lending in the higher growth communities. In 2000, Eaton Bank changed its name to Centennial Bank of the West.

On March 3, 2004, we were incorporated in Delaware under the name Centennial C Corp. On July 16, 2004, in an acquisition financed by a group of investors led by John M. Eggemeyer, we acquired our predecessor and changed our name to Centennial Bank Holdings, Inc. At the time of the acquisition, Centennial Bank of the West operated 12 branches in Colorado. On December 31, 2004, we acquired Guaranty Corporation, a bank holding company and a Colorado corporation, which operated 18 branches in Colorado through its three banks.

Pending Acquisition

On December 20, 2004, we entered into an agreement and plan of merger with First MainStreet Financial, Ltd., a bank holding company and a Colorado corporation, pursuant to which we agreed to acquire First MainStreet and its wholly owned subsidiaries, First MainStreet Bank, N.A. and First MainStreet Insurance, Ltd.

Each outstanding share of First MainStreet common stock will be entitled to receive 9.1694 shares of our common stock in the merger. We expect the merger will be consummated in the third quarter of 2005, subject to receipt of all regulatory and shareholder approvals and fulfillment of other conditions, including the registration of our shares to be issued in the transaction. At December 31, 2004, First MainStreet Financial had total assets of $386 million, net loans and leases of $245 million, deposits of $325 million and stockholders’ equity of $51 million, and it operated six branches in Colorado through its bank, First MainStreet Bank, N.A.

Strategy

It is our plan to build a highly profitable, community-banking franchise along the Colorado Front Range spanning from Castle Rock to Fort Collins and capitalize on the economic growth in our markets. We strive to be a large community-focused bank with an emphasis on high quality customer service, commercial banking and low cost demand deposits. Our proposed acquisition of First MainStreet, the banking subsidiary of which has branches in Fort Collins, Longmont and Lafayette, represents an expansion in our existing markets.

We focus on serving the needs of small to medium-sized businesses, the owners and employees of those businesses, as well as other executives and professionals. As a locally-managed banking institution, we believe we are able to provide a superior level of customer service compared to the larger regional and super-regional banks. We offer an array of banking products and services to the communities we serve, including accepting time and demand deposits and originating commercial loans, real estate loans, including construction loans and mortgage loans, Small Business Administration guaranteed loans and consumer loans. We are also committed to cost controls. We expect to centralize administrative, credit and certain other functions of the subsidiary banks at our holding company level, allowing the banks to operate more efficiently.

In addition to continued growth through the existing branches, we expect to continue to seek opportunities to acquire small to medium-sized banks that will allow us to expand our franchise in a manner consistent with our deposit strategy and community-banking focus. Ideally, the banks we will seek to acquire will be in or contiguous to the existing footprint of our existing branch networks. This will allow us to consolidate the duplicative cost and administrative functions and to rationalize the operating expenses. We believe that by streamlining the administrative and financial functions of acquired banks we are able to substantially lower the operating costs, improve performance and quickly integrate the acquired company while maintaining the stability of our franchise as well as that of the company we acquire.

Market Area

We currently have three banking subsidiaries, Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank. Centennial Bank of the West’s branch network in Northern Colorado is located in seven primary locations: Fort Collins, Greeley, Loveland, Longmont, Windsor, Berthoud and Eaton. We currently operate 12 Centennial Bank of the West branches located throughout Colorado’s Northern Front Range. Guaranty Bank and Trust Company operates 14 branches located in the seven-county Denver metropolitan area, and two branches in Eastern Colorado, and Collegiate Peaks Bank operates two branches in Chaffee County in the central mountains.

The Colorado Front Range is typically defined as the area stretching north to south along the I-25 corridor from Pueblo to Fort Collins on the eastern slope of the Rocky Mountains. The Front Range includes Pueblo, Colorado Springs, the Denver metropolitan area, Boulder, Greeley, Loveland, Longmont and Fort Collins. The region is the most populous area in Colorado with approximately 82% of the state’s 2003 population, and historically has experienced the majority of the population and economic growth in the state.

The Northern Colorado region begins just 30 miles north of central Denver in southern Boulder County. The I-25 corridor north from Denver to Fort Collins is a contiguous stream of small communities/housing developments, open space, farm properties, and both small and large businesses. The Northern Colorado region has recently been one of the fastest growing regions in the state of Colorado. The region includes the towns of

Fort Collins, Loveland, Greeley and Longmont, all located in Boulder, Larimer and Weld counties. Northern Colorado, historically known for its agriculture business, has diversified its economic base into a high-tech area with a well-educated population that continues to draw tourists. Northern Colorado is the gateway to Rocky Mountain National Park, a year-round destination that draws over three million tourists annually. Interstate 25 from Denver to Fort Collins is densely populated. Located equidistant between I-80 to the north and I-70 to the south, and within an hour’s drive to Denver International Airport, Northern Colorado is easily accessible from the Denver metropolitan area and by major air, motor and rail arteries.

The Denver metropolitan area is composed of seven counties: Adams, Arapahoe, Boulder, Broomfield, Denver, Douglas and Jefferson. The area serves as a major hub of commerce passing from the east coast to the west coast. The metropolitan area stretches from the south in Castle Rock through downtown Denver northward to Boulder and Longmont. Denver is the largest city within a 600-mile radius. In 2003, over 56% of Colorado’s population resided in the Denver metropolitan area. Denver is located on the Colorado Front Range.

Future Growth

We intend to pursue growth opportunities through establishing new branches in strategic markets or acquiring community banks or branches in strategic markets. We intend to use the marketing and administrative service umbrella of our bank holding company and existing branch network in order to avail ourselves of opportunities for consolidation and the minimization of operating expenses. We believe that this infrastructure may assist us in streamlining the administration of acquired banks and providing back-office services at the holding company level in order to lower costs, achieve operating efficiencies and integrate acquired banks into us. The acquisition of additional banks or branches will be subject to regulatory approvals and other requirements. In addition, our holding company structure makes it easier to raise additional capital for our existing banks and any additional subsidiary banks that we may acquire in the future.

Business Activities

We originate a variety of loans including secured and unsecured commercial and consumer loans, commercial and residential real estate mortgage loans, SBA loans and construction loans. We have a network of ATMs and offer access to ATM networks through other major banks.

We concentrate our lending activities in the following principal areas:

Construction Loans: Our construction loan portfolio is primarily focused on single-family residential lending. The vast majority of the loans are for pre-sold homes. In addition, this category includes loans for the construction of commercial buildings, which are primarily owner occupied. There is no particular concentration in the portfolio, as the loans are broadly dispersed both geographically and by builder. We have an experienced team of construction lenders.

Commercial Real Estate Loans: This portfolio is comprised of loans secured by commercial real estate. The portfolio is not concentrated in one area and ranges from owner occupied to motel properties. In addition, a small amount of multifamily properties is included in this category.

Commercial and Industrial Loans: Our commercial and industrial loan portfolio is comprised of operating loans secured by inventory and receivables. The portfolio is not concentrated in any particular industry.

Residential Real Estate Loans: Our residential real estate loan portfolio is primarily comprised of short term or variable rate loans secured by single-family real estate. The portfolio is composed primarily of loans for business purposes that are collateralized by residential real estate.

Consumer and Other Loans: This category includes miscellaneous consumer loans including overdraft, line-of-credit and indirect auto paper. Our auto paper is originated through established dealers in our market.

Home Equity Lines: Our home equity line portfolio is comprised of home equity lines to customers in our markets.

Agriculture Loans: Our agriculture land secured portfolio is comprised primarily of real estate loans to working farms in Weld, Larimer and Morgan counties. Our agriculture operating loan portfolio is comprised of operating loans to working farms in the same counties.

Deposit Products

We provide traditional deposit accounts such as demand, NOW, Money Market, IRA, time deposits and savings accounts. We believe that our CD customers, excluding brokered and internet-related deposits, represent local relationships. On average, CD customers, excluding internet and brokered CDs, have an additional 2.4 products/accounts with us. In recent years, we have been successfully reducing our reliance on non-core deposits. Our 30-branch network enables us to offer a full range of deposits, loans and leases and personalized services to our targeted commercial and consumer customers.

Business Concentrations/Customers

No individual or single group of related accounts is considered material in relation to our assets or the banks’ assets or deposits, or in relation to the overall business of the banks or Centennial Bank Holdings. However, approximately 63% of our loan and lease portfolio at December 31, 2004 consisted of real estate-related loans including construction loans, miniperm loans and real estate mortgage loans. Moreover, our business activities are currently focused in the greater Denver metropolitan region and adjacent counties in Colorado. Consequently, our financial condition, results of operations and cash flows are dependent upon the general trends in the economy of Colorado’s Front Range and, in particular, the residential and commercial real estate markets.

Competition

The banking business in Colorado is highly competitive. The market is dominated by a relatively small number of large financial institutions with a large number of offices and full-service operations over a wide geographic area. Among the advantages those institutions have in comparison to us are their ability to finance and engage in wide ranging advertising campaigns and to allocate their investment assets to regions of higher yield and demand. They also may offer certain services which are not offered directly by us. By virtue of their greater total capitalization, the major financial institutions have substantially higher lending limits than we do. We also compete with community and regional banks from other areas that are moving into our market. Other entities in both the public and private sectors seeking to raise capital through the issuance and sale of debt or equity securities also provide competition for us in the acquisition of deposits. We also compete with money market funds and issuers of other money market instruments. In recent years, increased competition has also developed from specialized finance and non-finance companies that offer wholesale finance, credit card and other consumer finance service, including on-line banking services and personal finance software. Competition for deposit and loan products remains strong from both banking and non-banking firms and this competition directly affects the rates of those products and the terms on which they are offered to consumers.

Technological innovation continues to contribute to greater competition in domestic and international financial services markets. Technological innovation has, for example, made it possible for non-depository institutions to offer customers automated transfer payment services previously limited to traditional banking products. In addition, customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches and in-store branches.

Mergers between financial institutions have placed additional pressure on banks to consolidate their operations, reduce expenses and increase revenues to remain competitive. In addition, competition has intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically with fewer restrictions than in the past. These laws allow banks to merge with other banks across state lines, thereby enabling banks to establish or expand banking operations in our market. The competitive environment is also significantly impacted by federal and state legislation that make it easier for non-bank financial institutions to compete with us.

Economic factors, along with legislative and technological changes, will have an ongoing impact on the competitive environment within the financial services industry. As an active participant in financial markets, we strive to anticipate and adapt to dynamic competitive conditions, but we cannot assure you as to their impact on our future business, financial condition, results of operations or cash flows or as to our continued ability to anticipate and adapt to changing conditions. In order to compete with other competitors in our primary service area, we attempt to use to the fullest extent possible the flexibility that our independent status permits, including an emphasis on specialized services, local promotional activity and personal contacts.

Employees

As of March 31, 2005, we had approximately 540 full time equivalent employees.

Technology

We offer the technology provided by major financial institutions with the responsiveness of a community bank. We offer electronic services such as check imaging, statement imaging, electronic bill-pay, ATMs, wire transfers, and automated clearinghouse debits and credits through our online banking products.

Environmental Compliance

We do not expect that compliance with federal, state and local provisions relating to the environment will have a material effect on our financial position, results of operations and cash flows.

Properties

Our corporate headquarters are based in Denver, Colorado.

The following table provides certain information with respect to our owned properties:

Location	Square Footage
Castle Pines Branch	6,645
Meridian Branch	10,342
Jefferson Branch	12,166
Cherry Creek Branch	12,431
Strasburg Branch	13,776
Bennett Branch	7,296
Castle Rock Branch	7,337
Parker Branch	10,237
Brighton Branch	8,347
Byers Branch	9,396
Buena Vista Branch	5,218
Salida Branch	6,140
Berthoud Branch	16,785
Eaton Branch	9,068
Loveland—West Branch	1,978

The following table provides certain information with respect to our leased properties:

Location	Square Footage	Current Lease Term Expiration Date	Renewal Option(s) Final Expiration Date
Denver—Downtown	61,843	1/31/2009	1/31/2024
Longmont Branch	3,666	8/31/2006	n/a
Lewiston Branch	6,539	10/31/2007	10/31/2027
Boulder Branch	3,850	12/31/2010	12/31/2031
Cherry Hills Branch	6,523	9/25/2011	n/a
The Quadrant Branch	7,363	3/31/2013	3/31/2018
Cherry Creek Branch Land	—	8/30/2051	n/a
Inverness Drive Branch	4,860	12/31/2005	12/31/2008
Evergreen Branch	2,068	6/15/2005	n/a
Eaton Accounting Office	3,600	6/30/2005	n/a
Greeley—West Branch	9,078	12/31/2006	n/a
Greeley—Downtown Branch	5,206	8/31/2007	8/31/2012
Longmont—Del Camino	6,488	12/31/07	12/31/2017
Ft. Collins—Harmony Branch	6,300	12/28/2008	n/a
Ft. Collins—Foothills Branch	3,728	5/30/2005	5/30/2011
Windsor Branch	16,196	6/30/2012	6/30/2022
Windsor Office	1,453	2/28/2006	2/28/2011
Windsor LoanPerfect	2,500	1/31/2006	1/31/2011
Loveland—North Branch	2,948	10/31/2007	n/a
Longmont—North Branch	2,193	8/31/2005	8/31/2015
Berthoud Office	500	Month to Month	n/a
Ft. Collins—Lemay Branch	3,600	7/1/2009	n/a

n/a—Not applicable as the lease contains no option periods.

Legal Proceedings

We are party to various legal proceedings in the ordinary course of business. There are currently no material legal proceedings against us.

SUPERVISION AND REGULATION

General

Bank holding companies and banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the Bank Insurance Fund and not for the benefit of our stockholders. Set forth below is a summary description of the material laws and regulations which relate to our operations. The description is qualified in its entirety by reference to the applicable laws and regulations.

Centennial Bank Holdings, Inc.

We are a registered bank holding company subject to regulation under the Bank Holding Company Act. We file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board, or the Fed, may require. The Fed conducts examinations of us.

Under Fed regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. We are also required by the Fed to maintain certain levels of capital. It is the Fed’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Fed to be an unsafe and unsound banking practice or a violation of the Fed’s regulations or both.

The Fed may require us to terminate an activity or terminate control of or liquidate or divest certain subsidiaries, affiliates or investments when the Fed believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of our banking subsidiaries. Under certain circumstances, we must file written notice and obtain approval from the Fed prior to purchasing or redeeming our equity securities.

We are required to obtain the prior approval of the Fed for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Fed is also required for our merger or consolidation with another bank holding company.

We are prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to our subsidiaries. However, subject to the prior notice or approval of the Fed, we may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Fed to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Our Banks

As Colorado-chartered banks, Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank are subject to supervision, periodic examination, and regulation by the Colorado Division of Banking. As members of the Federal Reserve System, Centennial Bank of the West and Guaranty Bank and Trust Company are also subject to regulation, supervision and periodic examination by the Federal Reserve Bank of Kansas City. Collegiate Peaks Bank is also subject to supervision, periodic examination, and regulation by the FDIC. If, as a result of an examination of the banks, the Federal Reserve Board or the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of its operations are unsatisfactory or that it or its management is violating or has violated any law or regulation, various remedies are available to the Federal Reserve Board and the FDIC. Such remedies include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict its growth, to assess civil monetary penalties, to remove officers and directors, and ultimately to terminate its deposit insurance, which for a Colorado-chartered bank would result in the revocation of its charter. The Colorado Division of Banking separately enjoys many of the same remedial powers.

Capital Standards

The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk (such as cash) to 100% or more for assets with relatively high credit risk.

The guidelines require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization to qualify as “well-capitalized,” the minimum leverage ratio of Tier 1 capital to total assets must generally be 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

As of December 31, 2004, our capital ratios and the capital ratios of our banks exceeded the minimum thresholds for a “well-capitalized” institution. The following table sets forth actual and required capital ratios for us as of December 31, 2004:

	Actual Amount	Ratio	Minimum required for capital adequacy purposes		Minimum required to be well capitalized
			Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
Centennial Bank Holdings, Inc.
Total risk-based capital	$197,054	10.64%	$148,092	8.00%	$	N/A	N/A	%
Tier 1 risk-based capital	173,891	9.39	74,046	4.00		N/A	N/A
Leverage capital	173,891	8.70	79,921	4.00		N/A	N/A

Centennial Bank of the West
Total risk-based capital	73,817	12.12	48,706	8.00		60,833	10.00
Tier 1 risk-based capital	66,205	10.87	24,353	4.00		36,530	6.00
Leverage capital	66,205	9.92	26,689	4.00		33,362	5.00

Guaranty Bank and Trust Company
Total risk-based capital	100,875	10.77	74,924	8.00		93,655	10.00
Tier 1 risk-based capital	89,147	9.52	37,462	4.00		56,193	6.00
Leverage capital	89,147	8.34	42,761	4.00		53,451	5.00

First National Bank of Strasburg
Total risk-based capital	27,554	11.92	18,492	8.00		22,115	10.00
Tier 1 risk-based capital	24,652	10.67	9,246	4.00		13,869	6.00
Leverage capital	24,652	9.08	10,858	4.00		13,572	5.00

Collegiate Peaks Bank
Total risk-based capital	8,032	13.49	4,764	8.00		5,955	10.00
Tier 1 risk-based capital	7,382	12.40	2,382	4.00		3,573	6.00
Leverage capital	7,382	9.37	3,150	4.00		3,398	5.00

The failure of us or our banks to maintain adequate capital could result in mandatory restrictions or prohibitions on our activities, including the ability to pay dividends.

USA PATRIOT Act of 2001

We and our banks are subject to a number of laws relating to bank secrecy and anti-money laundering, including the USA PATRIOT Act of 2001. Title III of the USA Patriot Act substantially broadens the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, defining new crimes and related penalties, and expanding the extra-territorial jurisdiction of the United States. The U.S. Treasury Department, or the Treasury, has issued a number of implementation regulations, which apply various requirements of the USA Patriot Act to financial institutions, and with which our bank must comply. These regulations also impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing.

Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. We have adopted appropriate policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update our policies, procedures and controls to reflect changes required by the USA Patriot Act and the Treasury’s regulations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of March 31, 2005. Unless otherwise noted, positions held are with us.

Name	Age	Position
John M. Eggemeyer, III	59	Chairman of the Board and Chief Executive Officer
David C. Boyles	54	President, Chief Operating Officer and Director, and Chairman of Guaranty Bank and Trust Company
William R. Farr	66	Director, and Chairman and Chief Executive Officer of Centennial Bank of the West
Paul W. Taylor	44	Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Financial Officer of Centennial Bank of the West and Guaranty Bank and Trust Company
Sharon C. Laurent	62	Executive Vice President, Operations and Executive Vice President, Operations of Guaranty Bank and Trust Company
Zsolt K. Besskó	35	Executive Vice President, General Counsel and Secretary, and Executive Vice President, General Counsel and Secretary of Centennial Bank of the West and Guaranty Bank and Trust Company
Rosella Segura	49	Senior Vice President, Human Resources, and Senior Vice President, Human Resources of Centennial Bank of the West and Guaranty Bank and Trust Company
John W. Perkins	51	President of Guaranty Bank and Trust Company
Daryll D. Southwick	54	President of Centennial Bank of the West
G. Hank Brown	65	Director
Edward B. Cordes	53	Director
Richard G. McClintock	59	Director
Steven Shraiberg	58	Director
Matthew P. Wagner	48	Director
Albert C. Yates	63	Director

Our Executive Officers

John M. Eggemeyer, III. Mr. Eggemeyer is our Chairman and Chief Executive Officer. He is a co-founder and chief executive of Castle Creek Capital LLC, a merchant banking firm specializing in the financial services industry, and Castle Creek Financial LLC, a licensed broker/dealer. Mr. Eggemeyer is a director and Chairman of First Community Bancorp, Chairman, CEO and a director of Union Acceptance Corporation, a director of American Financial Realty Trust and a director of TCF Financial Corporation. He holds a B.S. degree from Northwestern University and an M.B.A. from the University of Chicago.

David C. Boyles. Mr. Boyles is our President and Chief Operating Officer, Chairman of Guaranty Bank and Trust Company and a director of Centennial Bank of the West. Prior to our merger with Guaranty Corporation, he served as Co-Chairman, President and Chief Executive Officer of Guaranty Corporation, with whom he had been employed since 1978. Mr. Boyles has been involved in the Denver community for several years. He is a board member for the Boy Scouts and National Sports Center for the Disabled. He also serves on advisory boards for Rose Hospital and The Wildlife Experience Community.

William R. Farr. Mr. Farr is the founder and current Chairman and Chief Executive Officer of Centennial Bank of the West and its predecessors beginning with Centennial Bank of the West’s creation in 1992. Prior to the founding of Centennial Bank of the West, Mr. Farr served as president, director or officer of numerous Northern Colorado banks. Mr. Farr was formerly active in the cattle industry serving as chairman of the U.S. Meat Export Federation, Executive Committee of the National Cattlemen’s Association and president of the Colorado Cattle Feeders Association. He serves on multiple committees, community organizations, boards of companies and foundations primarily located in Northern Colorado.

Paul W. Taylor. Mr. Taylor is our Executive Vice President and Chief Financial Officer and holds the same position at Centennial Bank of the West and Guaranty Bank and Trust Company. He is also a director of Centennial Bank of the West. From April 2000 to July 2004, he served as the Chief Financial Officer of our predecessor company. During his 21-year banking and investment-banking career, he worked for Alex Shushunoff Investment Banking as a Director of Mergers and Acquisitions where he performed many acquisitions for clients across the country. Further investment banking experience was with Century Capital Group, where he performed M&A and financing for small businesses. Mr. Taylor worked for KeyCorp for 12 years in both New York and the Rocky Mountain West in numerous management positions and left the company as its Executive Vice President and Chief Financial Officer of the Rocky Mountain Region. He has a B.S. in Business Economics and Accounting from State University of New York and is a graduate of Pacific Coast Banking School at the University of Washington.

Sharon C. Laurent. Mrs. Laurent is our Executive Vice President, Operations and holds the same position at Guaranty Bank and Trust Company. Mrs. Laurent joined Guaranty Bank and Trust Company in 1983 and became the Senior Vice President of Operations in 1986. Mrs. Laurent is active with community organizations and events and has served on the Board of Safehouse Denver, Mile High Rotary Club and Alzheimer’s Association.

Zsolt K. Besskó. Mr. Besskó is our Executive Vice President, General Counsel and Secretary and holds the same positions at Centennial Bank of the West and Guaranty Bank and Trust Company. Prior to joining us in 2005, Mr. Besskó was a shareholder of the law firm Buchanan Ingersoll PC in Pittsburgh, PA, with whom he was associated since 2000. From 1996 to 2000, Mr. Besskó was an associate of the New York City office of the law firm Sullivan & Cromwell LLP. Mr. Besskó holds a B.A. degree in economics from the University of Pennsylvania and a J.D. degree from the University of Pittsburgh School of Law.

Rosella Segura. Ms. Segura is our Senior Vice President, Human Resources and holds the same position at Centennial Bank of the West and Guaranty Bank and Trust Company. She joined Centennial Bank of the West in 2000 as Human Resources Manager. Prior to joining Centennial Bank of the West, Ms. Segura was employed with Wells Fargo Bank for 25 years. At Wells Fargo, she was named Senior Human Resources Representative and supported nine regional banks in Northern Colorado.

John W. Perkins. Mr. Perkins is the President of Guaranty Bank and Trust Company. Until our merger with Guaranty, he served as an executive vice president of loans and senior loan officer for Guaranty Bank and Trust Company. Mr. Perkins has over 30 years of experience with bank operations, product development, human resources, financial accounting, and commercial, real estate, executive, consumer and mortgage lending. Mr. Perkins is the chairman of Guaranty Bank and Trust Company Loan Review Committee. He is current member of the finance and building committee for Denver Country Club. He has served on the board of directors for AMC Cancer Research Center and is a past member of For Children Only and the Lower Downtown Business Association.

Daryll D. Southwick. Mr. Southwick is the President of Centennial Bank of the West and served as President and Chief Executive Officer of First National Bank of Strasburg from 1987 to 2004. Mr. Southwick has over 28 years of bank experience and has held executive management positions since 1982. He is a graduate of the Colorado School of Banking at Boulder, Colorado and has a B.S. in finance from Colorado State University.

Our Directors

In addition to Mr. Eggemeyer, Mr. Boyles and Mr. Farr, our board of directors is comprised of the following individuals:

G. Hank Brown. Mr. Brown has served as a Director since July 2004. Mr. Brown was recently appointed to serve as interim President of the University of Colorado, beginning August 2005. Currently, Mr. Brown is the President and Chief Executive Officer of the Daniels Fund, a charitable foundation. Prior to that position, he served as President of the University of Northern Colorado from 1998 to 2002. From 1990 to 1997, Mr. Brown served as a United States Senator from the State of Colorado. From 1980 to 1990, Mr. Brown served five consecutive terms in the U. S. House of Representatives, representing Colorado’s 4th Congressional District. Mr. Brown’s public service also included serving in the Colorado Senate from 1972-1976. He served as a vice president for Monfort of Colorado for 11 years from 1969 to 1980, and holds a B.S. degree in accounting, a J.D. degree from the University of Colorado, and a Master of Law degree from George Washington University. Mr. Brown is a certified public accountant and also serves on the board of directors of Frontier Airlines, Sensient Technologies and Sealed Air Corporation. Mr. Brown also served as a Director and Chairman of the Board of Centennial Bank of the West from 1998 through December 2001.

Edward B. Cordes. Mr. Cordes has served as a director since July 2004. Mr. Cordes is President of Cordes & Company, a consulting firm specializing in insolvencies and economic valuations. He has been appointed the duty of Receiver or Trustee in over 80 court actions. During his 30 years as a certified public accountant, Mr. Cordes has served in senior management positions with Ernst & Young and Cooperative Service Company. He holds a B.B.A. degree from Colorado State University and an M.A. Accountancy degree from the University of Nebraska. Mr. Cordes is a member of the Association of Insolvency Accountants, National Association of Forensic Economics and National Association of Certified Valuation Analysts. He is also active in the Denver community by continued support of both Denver Rustlers and Sense of Security organizations. He is past National Chairman of the National Association of Certified Valuation Analysts and currently holds the office of president for the Colorado State Chapter. Mr. Cordes, in the past, has served as the chairman of the Denver Urban Ministries, in various positions with the Boy Scouts of America and served as an advisory board member of Colorado State University College of Business.

Richard G. McClintock. Mr. McClintock has served as a Director since January 2005. Mr. McClintock is a Partner and Executive Vice President of the Frederick Ross Company, with whom he has been associated since 1977. Since 1984, Mr. McClintock has also been President of Westfield Development Company, Inc. Mr. McClintock also serves as a member of the board of directors of Guaranty Bank & Trust Company. In addition, Mr. McClintock is a member of the Denver Board of Realtors, UNC Investment Committee, board of directors of Colorado UpLift and board of directors of the Boy Scouts of America Denver Chapter. He is also active in the Urban Land Institute, University of Colorado Real Estate Council, NAIOP and The Catholic Foundation.

Steven Shraiberg. Mr. Shraiberg has served as a Director since January 2005. Mr. Shraiberg is President and the major shareholder of Urban Property Management, Inc., which is engaged in developing and managing all types of real estate under both conventional and FHA-insured programs. Mr. Shraiberg is also the major shareholder of Esprit Homes, Ltd., a major Colorado homebuilder since 1989. Mr. Shraiberg serves as a member of the board of directors of Guaranty Bank and Trust Company. Mr. Shraiberg is also secretary of Urban Equities Corp., a Colorado broker-dealer, and is involved in various other industries throughout Colorado. Mr. Shraiberg was the Chairman of the board of directors of the Equitable Bank of Littleton and a director of Equitable Bankshares of Colorado. Both these banks were sold in 1994. Mr. Shraiberg has been a member of various other non-profit boards over the past several years including the Salvation Army and the Latin American Educational Foundation. Mr. Shraiberg is currently on the board of the Dystonia Medical Research Foundation.

Matthew P. Wagner. Mr. Wagner has served as a Director since April 2004. Mr. Wagner is President, Chief Executive Officer and a director of First Community Bancorp. Mr. Wagner also serves as Vice Chairman of the board of directors of First National Bank, a wholly owned subsidiary of First Community, as well as President and Chief Executive Officer and as Chairman of the board of directors of Pacific Western National Bank, a wholly owned subsidiary of First Community. Prior to joining First Community Bancorp in September 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from July 1996 until November 1999, when Western Bancorp was acquired by U.S. Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner served as an executive vice president with U.S. Bancorp in Minneapolis, Minnesota, from 1990 to 1996 and as a senior vice president from 1985 to 1990. Mr. Wagner holds a B.S. degree from the University of Nebraska and an M.B.A. from the University of Colorado.

Albert C. Yates. Dr. Yates has served as a Director since January 2005. Dr. Yates is a director of Level 3 Communications. Dr. Yates retired in June 2003 after 13 years as President of Colorado State University. He was also a chancellor of the Colorado State University System until October 2003, and is a former member of the board of the Federal Reserve Board of Kansas City-Denver Branch and the board of directors of First Interstate Bank. He currently serves as a director of StarTek, Inc. Dr. Yates will retire in May 2005 as a director of Molson Coors Brewing Company. He served as a director of Adolf Coors Company and Coors Brewing Company from August 1998 to February 2005. Dr. Yates also served as a director and Chairman of the Board of Centennial Bank of the West from January 2002 through December 2004. Dr. Yates graduated magna cum laude from Memphis State University in 1965, with degrees in chemistry and mathematics. He earned his doctorate in theoretical chemical physics from Indiana University at Bloomington in 1968.

Election of Directors and Officers

Our board of directors currently consists of nine members. Pursuant to our agreement to acquire First MainStreet, we have agreed to expand the size of our board promptly after consummation of the First MainStreet acquisition in order to cause one member of First MainStreet’s board to be appointed to our board. Directors serve for one year terms and at each annual meeting of stockholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the next annual meeting and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any.

Executive officers are elected by, and serve at the discretion of, the board.

Committees of the Board of Directors

Our board of directors has established four standing committees: an executive committee, an audit committee, a compensation, nominating and governance committee and a corporate risk/asset liability committee. The following is a brief description of the committees.

Executive Committee. Our executive committee is appointed by our board of directors to support the board of directors in the performance of its duties and responsibilities with respect to strategic and management matters and to act on behalf of the board, between meetings of the board of directors, to the full extent permitted by law.

The members of the executive committee are                     , as chair,                      and                     .

Audit Committee. Our audit committee is appointed by our board of directors to assist the board in monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

The members of the audit committee are                     , as chair,                      and                     . Each member of the audit committee meets the independence and experience requirements of the Nasdaq National Market and the federal securities laws.                      qualifies as an audit committee financial expert under the rules of the SEC.

Compensation, Nominating and Governance Committee. Our compensation, nominating and governance committee is appointed to review and recommend policy relating to compensation and benefits of our directors and employees, to determine the compensation of our Chief Executive Officer and other executive officers, and to assist our board of directors in promoting the best interests of the company and our stockholders through the implementation of sound corporate governance principles and practices. The committee also administers the issuance of stock awards under our stock plan. The committee reviews and evaluates, at least annually, its performance and that of its members, including compliance of the committee with its charter, and is responsible for producing the annual report on executive compensation required to be included in our annual proxy materials under the federal securities laws.

The compensation, nominating and governance committee seeks to accomplish the implementation of sound corporate governance principles and practices by, among other things:

•	assisting our board of directors in identifying individuals qualified to become board members,

•	recommending to our board of directors the director nominees for the next annual meeting of stockholders,

•	reviewing the qualifications and independence of the members of our board of directors and its various committees on a regular basis,

•	recommending to our board of directors corporate governance guidelines,

•	reviewing the committee’s charter for consistency with sound corporate governance practices and with any legal, regulatory or Nasdaq National Market requirements, and

•	leading our board of directors in its annual review of board performance.

The members of the compensation, nominating and governance committee are                     , as chair,                      and                     . Each member of the compensation, nominating and governance committee meets the independence requirements of the Nasdaq National Market and applicable standards of independence prescribed for purposes of any federal securities, tax and other laws relating to the committee’s duties and responsibilities, including Section 162(m) of the Internal Revenue Code.

Corporate Risk/Asset Liability Committee. Our corporate risk/asset liability committee is appointed to assist our board of directors in monitoring the risks that arise in the general conduct of business and the asset and liability strategies of us and our subsidiary banks, and ensuring compliance with all applicable regulatory and reporting requirements with respect thereto.

The members of the corporate risk/asset liability committee are                     , as chair,                      and                     .

Compensation of Directors

Each of our non-management directors and Mr. Eggemeyer is paid $5,000 for each regularly scheduled Board meeting. The Board is regularly scheduled to meet approximately each quarter. Each chair of a Board committee is paid an additional $5,000 annually. We do not pay a per committee meeting fee. We reimburse directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board of Directors and its committees.

Compensation Committee Interlocks and Insider Participation

The compensation, nominating and governance committee of our board of directors consists of                     ,                      and                     , none of whom has been an officer or employee of Centennial Bank Holdings or our banks at any time since our inception. No executive officer of Centennial Bank Holdings serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of our board of directors or the compensation, nominating and governance committee, and no such interlocking relationship existed during fiscal year 2004.

Executive Compensation

The following table sets forth the compensation earned by our Chief Executive Officer and each of our, or our banks’, other three most highly compensated executive officers, whom we refer to as named executive officers, during the year ended December 31, 2004. Mr. Boyles did not become employees of us or our banks until the closing of our acquisition of Guaranty on December 31, 2004. However, as we expect him to be one of our “named executive officers” for the year ending December 31, 2005, we have provided information regarding his compensation as an employee of Guaranty during the year ended December 31, 2004.

	Summary Compensation Table
	Annual Compensation				Long-Term Compensation	All Other Compensation
Name and Principal Position	Salary		Bonus	Other Annual Compensation(2)
John M. Eggemeyer Chairman and Chief Executive Officer	$—	(1)	$—	$—	$—	$—
David C. Boyles President and Chief Operating Officer, Chairman of Guaranty Bank and Trust Company	300,000		325,769	4,393	—	2,214,623	(3)
William R. Farr Chairman and Chief Executive Officer of Centennial Bank of the West	245,000		70,000	9,600	—	—
Paul W. Taylor Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Financial Officer of Centennial Bank of the West and Guaranty Bank and Trust Company	210,000		100,000	8,400	—	—

(1)	Mr. Eggemeyer does not receive annual compensation from us for this position.

(2)	Represents auto allowances.

(3)	Represents a change in control bonus of $1,327,820, a payment of $875,000 resulting from our acquisition of Guaranty pursuant to a non-competition agreement and a distribution of property valued at $11,803.

Option Grants or Exercises in Last Fiscal Year

There were no stock options to acquire our common stock granted to and no options to acquire our common stock exercised by any of our named executive officers during our fiscal year ended December 31, 2004. Messrs. Farr and Taylor exercised options to purchase common stock of our predecessor during the fiscal year ended December 31, 2004. Mr. Farr exercised options to acquire 6,750 shares of our predecessor’s common stock at an average exercise price of $47.00 per share. Mr. Taylor exercised options to acquire 800 shares of our predecessor’s common stock at an exercise price of $62.00 per share. In connection with our acquisition of our predecessor, each stockholder, including Messrs. Farr and Taylor, received cash in the amount of $98.68 per share of common stock of our predecessor held.

Employee Benefit Plans

On April 5, 2005, our board of directors approved a proposal to adopt the 2005 Stock Incentive Plan, or the Plan, subject to the approval of our stockholders. We have decided to adopt the Plan to promote our success by providing additional means to attract, motivate and retain key employees, non-employee directors, consultants and prospective employees through grants of stock options, restricted stock awards, restricted stock unit awards, performance stock awards, stock appreciation rights and other equity-based awards for high levels of individual performance and our improved financial performance.

A proposal to approve the Plan will be considered by our stockholders at our annual meeting on June 2, 2005. The material features of the Plan, if approved by our stockholders, are described below. However, this summary is subject to, and qualified in its entirety by, the full text of the Plan.

Administration and Eligibility

We currently intend that our compensation, nominating and governance committee will administer the Plan. Employees of Centennial Bank Holdings and our subsidiaries and our non-employee directors are eligible to participate. Awards may also be granted to consultants or advisors who perform or agree to perform bona fide services for us, except that options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or the Code, may only be granted to employees. The committee will determine which eligible participants will receive awards, the nature, price, number of shares and other terms of such awards, and the form and terms of the award agreements, in accordance with the terms of the Plan. The committee is authorized to construe and interpret the Plan and all decisions, determinations and interpretations of the committee are final and binding on all participants and any other holder of awards.

Maximum Shares

Under the Plan, the total number of shares of common stock subject to awards may not exceed 2,500,000. The maximum number of shares for which either options or SARs may be granted to a single participant in any single calendar year is 250,000, in each case. These limitations are subject to adjustment in the event of certain changes in our capitalization. See “Adjustments and Extraordinary Events” below. Upon termination, cancellation, forfeiture or expiration of any unexercised award under the Plan, the number of shares with respect to which awards may be granted under the Plan will be increased by the number of shares to which such unexercised award pertained. In addition, to the extent that shares issued under the Plan are repurchased by us at their original purchase price, such shares will again be available for grant under the Plan, except that the aggregate number of shares issuable upon the exercise of ISOs may not exceed 2,500,000 shares (subject to the adjustments described below under “Adjustments and Extraordinary Events”).

Terms of Awards and Transferability

The committee will determine the vesting and, where applicable, the expiration date of awards, but awards that provide for the right to acquire stock may not remain outstanding more than ten (10) years after the grant date (or, as discussed below, five (5) years in the case of certain employee ISOs).

Generally, awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may, if applicable, be exercised, during the lifetime of the participant, only by the participant. However, the committee may permit a participant to transfer any of such participant’s awards, other than ISOs, to one or more of the participant’s immediate family members or to trusts established in whole or in part for the benefit of the participant and/or one or more of such immediate family members, to the extent that neither the transfer of such award to the immediate family member or trust, nor the ability of a participant to make such a transfer, shall have adverse consequences to us or the participant by reason of Section 162(m) of the Code. See “Termination of Employment, Death or Disability” below.

Term of Plan

The Plan will terminate on April 4, 2015 unless terminated earlier by the board of directors.

Termination of Employment, Death or Disability

Termination of Service.

Upon termination of service other than due to death, disability or cause, the participant may exercise his or her option or SAR on or prior to the date that is three months following the date of termination to the extent that such participant was entitled to exercise such option or SAR on the date of termination (but in no event later than the expiration of the term of such option or SAR).

Disability of Participant.

Upon termination of service due to disability, the participant may exercise his or her option or SAR on or prior to the date that is twelve months following the date of termination to the extent that such participant was entitled to exercise such option or SAR on the date of termination (but in no event later than the expiration of the term of such option or SAR).

Death of Participant.

In the event that a participant should die while in service, the participant’s option or SAR may be exercised by the participant’s estate or by a person who has acquired the right to exercise the option or SAR by bequest or inheritance, but only on or prior to the date that is twelve months following the date of death, and only to the extent that the participant was entitled to exercise the option or SAR at the date of death (but in no event later than the expiration date of the term of such option or SAR).

Cause.

In the event of termination of a participant’s service due to cause, the participant’s option or SAR shall terminate on the date of termination.

Reversion of Unexercised Shares.

If, on the date of termination or death, the participant is not entitled to exercise all of his or her option or SAR, the shares of common stock covered by the unexercisable portion of the option or SAR shall revert back to the Plan. If, after the date of termination or death, the participant or, in the case of death, the participant’s estate or any person who acquires the right to exercise the option or SAR by bequest or inheritance does not exercise his or her option or SAR within the applicable period of time, the option or SAR shall terminate, and the shares of common stock covered by such option or SAR shall revert back to the Plan.

Adjustments and Extraordinary Events

The Plan provides that if there is any increase or decrease in the number of issued and outstanding shares of common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of our common stock, or any other increase or decrease in the number of issued and outstanding shares of our common stock, effected without the receipt of consideration by us, then the limitations on the number of shares reserved for delivery under the Plan, the limitations on the number of stock options or SARs which may be granted in any one calendar year, the number of shares that pertain to each outstanding award and the exercise price of each option and SAR will be proportionately adjusted.

Under the Plan, if a “Vesting Event” takes place, then all outstanding options and SARs on the date of the Vesting Event either (i) become exercisable (whether or not previously vested) or (ii) become canceled and terminated (whether or not previously vested) and that in connection with such cancellation and termination the option holder may receive a cash payment (or the delivery of shares of stock, other securities, or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by our stockholders in connection with the transaction related to the occurrence of the

Vesting Event, and the purchase price per share, if any, under the award, multiplied by the number of shares of common stock subject to the award, except that if such product is zero or less, or to the extent the award is not then exercisable, the awards will be canceled and terminated without any payment from us. All restricted stock awards, restricted stock unit awards and performance stock awards become fully vested upon a Vesting Event. A Vesting Event means the earlier of a Change in Control or the termination of a participant’s service (other than for cause) following stockholder approval of any matter, plan or transaction which would constitute a Change in Control. The Plan defines a “Change in Control” to mean (i) stockholder approval of a plan of dissolution or liquidation of Centennial Bank Holdings; (ii) the individuals who, as of the effective date thereof, are members of the board of directors cease for any reason to constitute at least two-thirds of the members of the board of directors; provided, however, that if the election, or nomination for election by our stockholders, of any new director was approved by a vote of at least two-thirds of the incumbent board, such new director shall, for purposes of the Plan, be considered a member of the incumbent board; provided, further, however, that no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened Election Contest (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a person (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than our board of directors, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; (iii) the consummation of a plan of reorganization, merger or consolidation involving us, except for a reorganization, merger or consolidation where (A) our stockholders immediately prior to such reorganization, merger or consolidation own directly or indirectly at least seventy percent (70%) of the combined voting power of the outstanding voting securities of us resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of voting securities of us immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the incumbent board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the surviving company, or a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company; (iv) the sale of all or substantially all of our assets to another person; or (v) the acquisition by another person of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of us then outstanding by another person.

The board of directors may at any time amend, alter, suspend or discontinue the Plan in its discretion, but no amendment, alteration, suspension, termination or discontinuation may be made which would impair the rights of any participant under any grants made without his or her consent. In addition, to the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the requirements of any stock exchange or national market system upon which our common stock is then listed), we will obtain stockholder approval of any amendment to the Plan in such a manner and to such a degree as is required.

Cancellation and Regrant of Awards

The committee shall have the authority to effect, at any time and from time to time, with the consent of the affected participant, the cancellation of any or all outstanding options or SARs and to grant in substitution new options or SARs covering the same or a different number of shares of common stock but with an exercise price based on the fair market value on the new date of grant of the option or SAR. The committee shall also have the authority to effect, at any time and from time to time, with the consent of the affected participant, the cancellation of any or all outstanding restricted stock awards, restricted stock unit awards, performance stock awards and other equity-based awards and to grant in substitution new restricted stock awards, restricted stock unit awards, performance stock awards or other equity-based awards, as the case may be, covering the same or a different number of shares of common stock. Furthermore, the committee may also, in its sole discretion and at any time, take any action, including any action that may be considered a “repricing” under any applicable accounting, stock exchange or other rule or regulation, to effect an offer to exchange outstanding awards for cash or any other type of award permitted under the Plan. Except with respect to participants subject to Section 162(m) of the Code, a grant of any award to a participant pursuant to such exchange shall be disregarded for purposes of determining whether a participant has exceeded any limitations in the Plan limiting the amount of any type of award or aggregate amount of awards that may be granted to a participant (except to the extent the number of shares underlying such awards exceeds the number of shares underlying the participant’s cancelled awards).

Employment and Severance Arrangements

We or one of our subsidiaries has entered into employment agreements with each of Ms. Laurent and Messrs. Boyles, Farr, Taylor, Besskó and Perkins.

Pursuant to the employment agreements, each executive is required to perform his or her duties in a diligent, trustworthy and business-like manner, all for the purpose of advancing our business. The initial base salaries of the executives are set forth in the employment agreements. The employment agreements do not provide for automatic annual increases in salary, but each employment agreement provides for annual salary reviews. Each of the executives is eligible to participate in any management incentive compensation plan adopted by us or such other bonus plan as our board of directors or compensation committee may approve. The award of any bonus compensation is to be determined by the board of directors or pursuant to a plan approved by the board of directors.

The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her permanent disability. Specifically, in the event of such a termination, the executive shall receive his or her base salary through the then remaining term of the executive’s employment. For each year thereafter, we shall pay to the executive until his or her death, an amount equal to 50% of the base salary paid to the executive during the twelve-month period prior to the date of such termination of employment.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or due to disability or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, Messrs. Boyles and Perkins will each receive a lump sum equal to two times his respective annual base salary and 24 months healthcare and life insurance benefits continuation at our expense, Mr. Farr will receive a lump sum equal to the amount of compensation left on his employment agreement, Mr. Taylor will receive a lump sum equal to his annual base salary, and Ms. Laurent and Mr. Besskó will each receive a lump sum equal to his or her respective annual base salary and 12 months healthcare and life insurance benefits continuation at our expense.

For purposes of the employment agreements, “cause” means the executive’s commission of an intentional act of embezzlement or the executive’s intentional damage to our property, the executive’s intentional disclosure of confidential information or trade secrets or information relating to our customers, the executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, the executive’s commission of an act constituting a felony or a misdemeanor involving moral turpitude for which the executive is convicted by any federal, state or local authority, or to which the executive enters a plea of guilty or nolo contendere, the executive’s commission of an act or omission that causes the executive to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her agreement or losing any governmental or self-regulatory license that is reasonably necessary for the executive to perform his or her responsibilities under his or her agreement, or intentional breach of corporate fiduciary duty involving personal profit.

For purposes of the employment agreement, “good reason” mean a change by us in the executive’s position that reduces his or her duties or responsibilities, a reduction by us in the executive’s base salary or aggregate benefits (other than pursuant to a company-wide reduction of base salaries and aggregate benefits for employees of the company generally), a good faith determination by the executive that he or she has been rendered substantially unable to carry out his or her duties or responsibilities, the executive’s relocation by us to a facility or location more than 50 miles from executive’s principal place of employment or our failure to require any successor to all or substantially all of our business or assets to expressly assume or agree to perform the employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 2004, we entered into an agreement with Castle Creek Financial LLC pursuant to which Castle Creek is engaged as the exclusive financial advisor to us and any entities we may form, acquire or invest in, in connection with any effort by us to acquire or invest in other financial institutions, effect a sale of us or a material amount of our assets or pursue a financing or recapitalization transaction. We pay Castle Creek a fee of $9,000 at the beginning of each fiscal quarter in connection with their engagement. John Eggemeyer, our Chairman and Chief Executive Officer, is also a co-founder and chief executive of Castle Creek. In connection with our acquisition of Guaranty, we paid Castle Creek an advisory fee of $2,372,500.

In addition, Castle Creek acted as placement agent in our private placement of 19,000,000 shares of our common stock on July 16, 2004 in connection with our acquisition of our predecessor. In connection with that transaction, we paid Castle Creek a placement fee of $5,550,000 and in addition, Castle Creek received 500,000 shares of our common stock.

In April 2005, we entered into an agreement with First Community Bancorp, a bank holding company organized under the laws of the state of California and headquartered in Rancho Santa Fe, California, pursuant to which certain employees of First Community will provide certain services to us and our bank subsidiaries. These services include consulting services relating to the consolidation of branches, conversion and systems integration, compliance management and electronic banking, among other things. John Eggemeyer, our Chairman and Chief Executive Officer is also the Chairman of First Community, and Matt Wagner, one of our directors, is also President and Chief Executive Officer and a director of First Community. The initial term of the agreement is through December 31, 2005 and the agreement may be terminated by either party upon 30 days prior written notice. Fees payable to First Community are determined pursuant to hourly rates for First Community’s employees providing the services.

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with Centennial Bank of the West and Guaranty Bank and Trust Company in the ordinary course of business in 2004. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act and were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collectability or have other unfavorable features.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information, as of             , 2005, concerning the beneficial ownership of our common stock for:

•	each of our named executive officers;

•	each of our directors or nominees;

•	all of our directors, nominees and executive officers as a group;

•	each person who is known by us to be the beneficial owner of more than 5% of our common stock; and

•	the selling stockholders.

Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it as of             , 2005.

Name and Address(1)(2)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereby	Approximate Percentage Of Outstanding Shares Of Common Stock Before Offering
Directors and Named Executive Officers
John M. Eggemeyer
David C. Boyles
G. Hank Brown
Edward B. Cordes
William R. Farr
Richard G. McClintock
Steven Shraiberg
Matthew P. Wagner
Albert C. Yates
Paul W. Taylor
All executive officers and directors as a group (15 persons) (3)
5% Owners (not included above)

Selling Stockholders (not included above)

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise specified below, the business address of each person is: c/o Centennial Bank Holdings, Inc., 1331 Seventeenth Street, Denver, Colorado 80202.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days of this prospectus are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person. The shares underlying unexercised options cannot be voted.
(3)	This group is comprised of John M. Eggemeyer, David C. Boyles, G. Hank Brown, Edward B. Cordes, William R. Farr, Richard G. McClintock, Steven Shraiberg, Matthew P. Wagner, Albert C. Yates, Paul W. Taylor, Zsolt K. Besskó, Sharon C. Laurent, John W. Perkins, Rosella Segura and Daryll D. Southwick. Includes shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

General

As of March 31, 2005, our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.001 per share, of which 52,302,934 shares were outstanding. The following description of our capital stock, certain provisions of our amended certificate of incorporation, which we refer to as the certificate of incorporation, our amended and restated bylaws, which we refer to as the bylaws, and applicable provisions of the Delaware General Corporation Law, or the DGCL, is a summary and is qualified in its entirety by the provisions of the certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by reference to the applicable provisions of the DGCL. In addition, our stockholders will consider at our annual meeting on June 2, 2005, certain proposed amendments to our certificate of incorporation.

Capital Stock

As of March 31, 2005, there were 52,302,934 shares of our common stock outstanding. As of March 31, 2005, there were no outstanding options to purchase our common stock. At our annual meeting of stockholders on June 2, 2005, our stockholders will consider a proposal to amend our certificate of incorporation to, among other things, authorize the issuance of 50,000,000 shares of preferred stock, par value $0.001 per share.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available and are entitled to receive, pro rata, all of our assets available for distribution to such holders upon liquidation. Holders of our common stock have preemptive rights in certain situations described below and have no subscription or redemption rights.

Certificate of Incorporation

Following is a summary of some material provisions of our certificate of incorporation, as proposed to be amended and restated. A proposal to amend the certificate of incorporation will be considered by our stockholders at our annual meeting on June 2, 2005. This summary is not complete and is qualified by reference to the certificate of incorporation.

Prior to the earlier of July 16, 2006 and an initial public offering of our common stock, holders of shares of our common stock who purchased shares of common stock on July 16, 2004 have preemptive rights to acquire additional securities, on a pro rata basis, in the event of future issuances of securities by us, except for issuances of securities: (i) pursuant to an incentive stock option plan, stock purchase plan or similar benefit program or agreement for employees and/or directors of the corporation or any of its subsidiaries, (ii) pursuant to a joint venture, (iii) to facilitate the acquisition by the corporation, directly or indirectly, of another business entity or the merger of any business entity with or into the corporation, (iv) in connection with a stock dividend, (v) upon the exercise of options issued pursuant to a plan, program or agreement described in clause (i) or (vi) pursuant to an issuance of capital stock at the direction of the Federal Reserve Board or as otherwise determined to be necessary by our board of directors in accordance with its fiduciary duties, in order to maintain the financial strength of the corporation or any of its subsidiaries in accordance with Regulation Y adopted by the Federal Reserve Board.

A special meeting of stockholders for any purpose may be called only by our board of directors or our chairman. A vacancy on the board may be filled only by the board of directors. A director may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Stockholders may act without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, but only until the consummation of the initial public offering of the our common stock, from and after which any such consent must be signed by all holders of the our stock entitled to vote thereon.

Bylaws

Following is a summary of some material provisions of the bylaws. This summary is not complete and is qualified by reference to the bylaws.

Each director is elected annually for a one-year term at the annual meeting of the stockholders and the number of directors constituting the board of directors is fixed from time to time by resolution of the board of directors. Stockholders must provide the company with advance notice of stockholder nominees for director and other stockholder proposals in order for such matters to be considered at a stockholder meeting.

Material Provisions of Delaware Law

Amendment of Certificate of Incorporation and Bylaws

Under the DGCL, a Delaware corporation generally cannot amend its certificate of incorporation, unless first approved by the board of directors pursuant to a resolution adopted in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of the certificate of incorporation or bylaws, the affirmative vote of a majority of the outstanding shares of the capital stock entitled to vote thereon as a class, shall be required to amend or repeal any provision of the certificate of incorporation. Unless otherwise required by law, our board of directors may adopt, amend or repeal our bylaws by the affirmative vote of a majority of the directors. Our bylaws may also be amended by the stockholders entitled to vote.

Extraordinary Transactions

The DGCL permits our dissolution by (1) the affirmative vote of a majority of the entire board of directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (2) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Delaware Anti-Takeovers Provisions

At our annual meeting of stockholders on June 2, 2005, our stockholders will consider a proposal to amend our certificate of incorporation to, among other things, expressly elect not to be governed by Section 203 of the DGCL, which restricts business combinations with interested stockholders.

Limitation of Liability and Indemnification Matters

As permitted by the DGCL, our certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of a corporation, directors exercise informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends, or

•	any transaction from which the director derived an improper personal benefit.

The duty of loyalty generally requires that, when acting on behalf of a corporation, officers and directors act in the best interests of the corporation and its stockholders. In circumstances where a director or officer owes fiduciary duties to more than one entity it can be difficult for such person to satisfy duties of loyalty to both entities. Transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the transaction, or (3) the transaction is otherwise fair to us.

The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

Additionally, as permitted by the DGCL, our bylaws provide that we will indemnify a director against expenses, judgments, fines and amounts paid in settlement in connection with an action to which the director is a party by reason of his or her serving as director if:

•	the director acted in good faith and in a manner the director reasonably believed to be in the best interests of the company, and

•	with respect to any criminal action or proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

In addition, we will advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions.

In addition, we have entered into indemnification agreements with our directors and our executive officers. These agreements provide for indemnification by us to the full extent permitted under Delaware law and set forth the procedures under which indemnification and advancement of expenses will be provided to indemnitees.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Nasdaq National Market Listing

We intend to apply to list our common stock on the Nasdaq National Market under the symbol “CBHI.” If approved, we expect that such quotation would commence upon consummation of the First MainStreet acquisition.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot make any prediction as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through offerings of common stock.

All of the shares of our common stock registered by means of the registration statement of which this prospectus is a part and to be sold by the selling stockholders will be freely tradable without restriction or further registration under the Securities Act, except for shares sold to affiliates of ours, which will be subject to the provisions of Rule 144 described below.

On July 16, 2004, we sold 19,000,000 shares of our common stock in a private placement to various accredited investors, 30,400 of which we repurchased on March 31, 2005. On December 31, 2004, we sold 33,333,334 shares of our common stock in a private placement to various accredited investors and qualified institutional buyers, and in connection with that sale, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc., which acted as placement agent with respect to some of the shares sold and initial purchaser with respect to the other shares sold, on its own behalf and on behalf of all such investors. Pursuant to the registration rights agreement, we agreed to register these investors’ shares for resale pursuant to the Securities Act of 1933.

The registration statement of which this prospectus is a part provides for the resale of shares of our common stock purchased in the December 31, 2004 private placement pursuant to the registration rights agreement. We determined to include in such registration statement shares of our common stock purchased in the July 16, 2004 private placement.

Pursuant to investor rights agreements, certain of our stockholders that purchased shares in the July 16, 2004 private placement are entitled to registration rights in the event that we propose to register any of our common stock under the Securities Act for the purposes of a primary offering. In the event that we propose to register our common stock for the purposes of such an offering, we have agreed to notify such stockholders of our intention to file a registration statement 20 business days before we make such a filing. The stockholders then have the option to include any or all of their respective shares in the offering by delivering written notice to us of their intention to do so within 10 business days following delivery of our initial notice. If, however, any managing underwriter in such an offering advises us that the inclusion of such stockholders’ shares will create a risk that the price per unit we will derive from such registration will be materially or adversely affected or that the aggregate number of shares to be registered is too large a number to be reasonably sold, we may limit the number of such stockholders’ shares that we include in the offering.

The remaining outstanding shares of our common stock will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act, including Rule 144 under that Act, or otherwise generally, upon expiration of the lockup agreements with the underwriters described below. In general, under Rule 144, as currently in effect, any person (or persons whose shares are required to be aggregated), including an “affiliate” of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Under Rule 144, “affiliates” generally include individuals or entities that control, are controlled by, or are under common control with, us and may include directors or officers of us as well as significant stockholders of us.

PLAN OF DISTRIBUTION

The selling stockholders, which term as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

John Eggemeyer, our chairman and chief executive officer, is also a chief executive of Castle Creek Capital LLC. Rule 2720 of the Conduct Rules of the NASD, Inc. imposes certain requirements when an NASD member, such as Castle Creek Capital LLC, distributes an affiliated company’s securities. Therefore, each particular offering of securities in which Castle Creek Capital LLC participates will comply with the applicable requirements of Rule 2720.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the second anniversary of the effective date of the registration statement of which this prospectus us a part.

LEGAL MATTERS

The validity of the shares of common stock offered for sale in this offering will be passed upon for us by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2004 and for the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor) included in this prospectus have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Centennial Bank Holdings, Inc. (Predecessor) as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 included in this prospectus have been audited by Fortner, Bayens & Levkulich & Co., P.C., an accounting firm that is not registered with the Public Company Accounting Oversight Board, as indicated in their report with respect thereto, which is included in this prospectus in reliance on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Guaranty Corporation and subsidiaries as of and for the year ended December 31, 2004 included in this prospectus have been audited by KPMG LLP, independent registered public accounting firm as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Guaranty Corporation as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 included in this prospectus have been audited by Fortner, Bayens & Levkulich & Co., P.C., an accounting firm that is not registered with the Public Company Accounting Oversight Board, as indicated in their report with respect thereto, which is included in this prospectus in reliance on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement, of which this prospectus is a part and which shall encompass any amendments thereto, on Form S-1 pursuant to the Securities Act with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some portions of the registration statement and the related exhibits and schedules, are omitted as permitted by the SEC. Statements made in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit itself for a more complete description of the matter involved.

The registration statement of which this prospectus is a part and all other information filed by us with the SEC may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of its public reference room.

Copies of all or any part of the registration statement and other information filed by us with the SEC may be obtained upon payment of fees prescribed by the SEC from the Public Reference Section of the SEC at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Information about us will be available at www.cbhi.com. The information on our website is not incorporated by reference into and does not form a part of this prospectus.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above.

We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion on the audited financial statements expressed by independent registered public accountants. We also intend to furnish other reports as we may determine or as required by law.

INDEX TO FINANCIAL STATEMENTS

Centennial Bank Holdings, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-2

Independent Auditors’ Report	F-3

Consolidated Balance Sheets at December 31, 2004 and 2003	F-4

Consolidated Statements of Income, Periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)	F-5

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss), Periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)

F-6

Consolidated Statements of Cash Flows, Periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 and the Years Ended December 31, 2003 and 2002 (Predecessor)	F-8

Notes to Consolidated Financial Statements	F-10

Guaranty Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-39

Independent Auditors’ Report	F-40

Consolidated Balance Sheets at December 31, 2004 and 2003	F-41

Consolidated Statements of Income For the Years Ended December 31, 2004, 2003 and 2002	F-42

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income For the Years Ended December 2004, 2003 and 2002	F-43

Consolidated Statements of Cash Flows For the Years Ended December 31, 2004, 2003 and 2002	F-44

Notes to Consolidated Financial Statements	F-46

First MainStreet Financial, Ltd. and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-72

Consolidated Balance Sheets at December 31, 2004 and 2003	F-73

Consolidated Statements of Income For the Years Ended December 31, 2004, 2003 and 2002	F-74

Consolidated Statements of Changes in Shareholders’ Equity For the Years Ended December 2004, 2003 and 2002	F-75

Consolidated Statements of Cash Flows For the Years Ended December 31, 2004, 2003 and 2002	F-76

Notes to Consolidated Financial Statements	F-78

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Centennial Bank Holdings, Inc.:

We have audited the accompanying consolidated balance sheet of Centennial Bank Holdings, Inc. and subsidiaries (the Company) as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2004 (Successor) and the results of their operations and their cash flows for the periods July 17, 2004 to December 31, 2004 (Successor), and January 1, 2004 to July 16, 2004 (Predecessor), in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado

April 22, 2005

Independent Auditors’ Report

Board of Directors

Centennial Bank Holdings, Inc.

Ft. Collins, Colorado

We have audited the accompanying consolidated balance sheets of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centennial Bank Holdings, Inc. and subsidiaries at December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado

February 5, 2004

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004 (Successor)	2003 (Predecessor)
	(In thousands)
Assets
Cash and due from banks	$67,927	23,731
Federal funds sold	23,000	—

Cash and cash equivalents	90,927	23,731

Time deposits with banks	5,000	—
Securities available for sale, at fair value	125,687	28,746
Securities held to maturity (fair value of $645 and $1,084 at December 31, 2004 and 2003)	640	1,089
Bank stocks, at cost	12,770	3,753
Other investments	1,405	—

Total investments	145,502	33,588

Loans held for sale	7,301	—
Loans, net of unearned discount	1,641,821	627,465
Less allowance for loan losses	(25,022)	(7,653)

Net loans	1,616,799	619,812

Premises and equipment, net	44,921	10,473
Foreclosed assets	5,707	4,087
Accrued interest receivable	9,062	3,490
Goodwill	328,185	9,226
Other intangible assets, net	53,360	—
Deferred tax asset, net	—	1,543
Other assets	7,795	2,727
Assets held for sale	89,642	—

Total assets	$2,399,201	708,677

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$252,715	74,118
Interest-bearing demand	753,835	113,311
Savings	134,210	70,410
Time	537,739	322,596

Total deposits	1,678,499	580,435
Securities sold under agreements to repurchase	27,492	11,345
Accrued interest payable	2,313	1,748
Borrowings	39,770	39,206
Subordinated debentures	42,079	15,465
Deferred tax liability, net	12,076	—
Other liabilities	10,350	1,389
Liabilities associated with assets held for sale	71,208	—

Total liabilities	1,883,787	649,588
Commitments and contingencies (notes 5, 8, 12, 13, 15, 16, 17, 19, 22, 23, and 24)
Stockholders’ equity:
Common stock—$.001 par value; 100,000,000 shares authorized, 52,333,334 shares issued and outstanding in 2004; 2,000,000 shares authorized, 1,545,948 shares issued and outstanding in 2003	52	1
Additional paid-in capital	511,588	24,781
Retained earnings	3,796	34,228
Accumulated other comprehensive income (loss)	(22)	79

Total stockholders’ equity	515,414	59,089

Total liabilities and stockholders’ equity	$2,399,201	708,677

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Income

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31, (Predecessor)
			2003	2002
	(In thousands)
Interest income:
Loans, including fees	$18,320	22,260	45,173	49,973
Investment securities:
Taxable	453	508	858	1,136
Tax-exempt	6	10	53	42
Dividends	126	130	—	—
Federal funds sold and other	147	4	16	28

Total interest income	19,052	22,912	46,100	51,179

Interest expense:
Deposits	2,642	5,340	14,380	18,584
Federal funds purchased and repurchase agreements	155	50	505	652
Subordinated debentures	710	1,054	1,619	1,707
Borrowings	255	353	101	47

Total interest expense	3,762	6,797	16,605	20,990

Net interest income	15,290	16,115	29,495	30,189
Provision for loan losses	—	4,700	900	3,950

Net interest income, after provision for loan losses	15,290	11,415	28,595	26,239
Noninterest income:
Customer service fees	1,314	1,698	3,157	2,438
Gain (loss) on sale of securities	36	(66)	152	(221)
Other	434	794	1,280	1,372

Total noninterest income	1,784	2,426	4,589	3,589
Noninterest expense:
Salaries and employee benefits	5,375	6,604	11,447	11,162
Occupancy expense	1,101	1,200	2,137	1,787
Furniture and equipment	533	662	1,528	1,792
Other general and administrative	3,938	6,048	6,936	6,983

Total noninterest expense	10,947	14,514	22,048	21,724

Income (loss) before income taxes	6,127	(673)	11,136	8,104
Income tax expense	2,331	411	4,231	3,082

Net income (loss)	$3,796	(1,084)	6,905	5,022

Earnings (loss) per share:
Basic	$0.20	$(0.70)	$4.45	$3.22
Diluted	0.20	(0.70)	4.37	3.16
Dividends declared per share	—	—	2.39	1.59

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

Period July 17, 2004 to December 31, 2004 (Successor) and period January 1, 2004 to July 16, 2004 (Predecessor)

	Shares of common stock	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	(In thousands, except share data)
Predecessor:

Balance, December 31, 2003	1,545,948	$1	24,781	34,228	79	59,089

Comprehensive loss:
Net loss	—	—	—	(1,084)	—	(1,084)
Change in net unrealized loss on securities available for sale	—	—	—	—	(66)	(66)

Total comprehensive loss						(1,150)

Repurchase of common stock	—	—	(2,716)	—	—	(2,716)
Issuance of common stock	11,620	—	2,186	—	—	2,186
Tax effect of stock options exercised	—	—	480	—	—	480

Balance, July 16, 2004	1,557,568	$1	24,731	33,144	13	57,889

Successor:

Comprehensive income:
Net income	—	$—	—	3,796	—	3,796
Change in net unrealized loss on securities available for sale	—	—	—	—	(22)	(22)

Total comprehensive income						3,774

Issuance of common stock	52,333,334	52	511,588	—	—	511,640

Balance, December 31, 2004	52,333,334	$52	511,588	3,796	(22)	515,414

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2003 and 2002 (Predecessor)

	Shares of common stock	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total
	(In thousands, except share data)
Predecessor:

Balance, December 31, 2001	1,507,434	$1	22,947	25,407	(86)	48,269

Comprehensive income:
Net income	—	—	—	5,022	—	5,022
Change in net unrealized gain on securities available for sale	—	—	—	—	244	244

Total comprehensive income						5,266

Repurchase of common stock	(40,873)	—	(2,475)	—	—	(2,475)
Issuance of common stock	105,585	—	6,256	—	—	6,256

Balance, December 31, 2002	1,572,146	1	26,728	30,429	158	57,316

Comprehensive income:
Net income	—	—	—	6,905	—	6,905
Change in net unrealized loss on securities available for sale	—	—	—	—	(79)	(79)

Total comprehensive income						6,826

Dividends on common stock	—	—	—	(3,106)	—	(3,106)
Repurchase of common stock	(55,530)	—	(3,700)	—	—	(3,700)
Issuance of common stock	29,332	—	1,689	—	—	1,689
Tax effect of stock options exercised	—	—	64	—	—	64

Balance, December 31, 2003	1,545,948	$1	24,781	34,228	79	59,089

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Period July 17, 2004 to December 31, 2004 (Successor) and the period January 1, 2004 to July 16, 2004 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,796	(1,084)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	422	600
Loss (gain) on sale of foreclosed assets	(8)	18
Gain on disposal of premises and equipment	—	(51)
Loss (gain) on sale of securities	(36)	66
Stock dividends	(50)	(40)
Net (accretion) amortization on securities	20	(38)
Provision for loan losses	—	4,700
Recoveries on loans charged-off	346	—
Deferred income tax provision (benefit)	1,606	(1,616)
Amortization of intangibles	401	—
Net change in:
Accrued interest receivable and other assets	1,757	(991)
Accrued interest payable and other liabilities	(998)	1,675

Net cash provided by operating activities	7,256	3,239

Cash flows from investing activities (net of assets and liabilities acquired in acquisitions):
Cash paid for acquisitions, net of cash acquired of $151,792	(386,383)	—
Activity in available-for-sale securities:
Sales	6,991	—
Maturities, prepayments, and calls	35,211	151,089
Purchases	(43,487)	(153,116)
Activity in held-to-maturity securities:
Maturities, prepayments, and calls	250	174
Loan originations and principal collections, net	10,349	12,676
Proceeds from sales of foreclosed assets	1,014	4,260
Proceeds from sale of premises and equipment	—	172
Additions to premises and equipment	(184)	(187)

Net cash provided (used) by investing activities	(376,239)	15,068

Cash flows from financing activities (net of assets and liabilities acquired in acquisitions):
Net increase (decrease) in deposits	(83,918)	(16,986)
Net change in short-term borrowings	13,278	(21,570)
Proceeds from issuance of long-term debt	—	4,200
Repayment of long-term debt	(213)	(241)
Net change in federal funds purchased	—	(2,500)
Net change in repurchase agreements	19,123	(476)
Net proceeds from sale of common stock	511,640	2,186
Repurchase of common stock	—	(2,716)
Issuance of subordinated debentures	—	15,464

Net cash provided (used) by financing activities	459,910	(22,639)

Net change in cash and cash equivalents	90,927	(4,332)

Cash and cash equivalents, beginning of period	—	23,731

Cash and cash equivalents, end of period	$90,927	19,399

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$3,631	7,034

Income taxes paid	$1,436	664

Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned	$2,007	1,859

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2003 and 2002 (Predecessor)

	Years ended December 31 (Predecessor)
	2003	2002
	(In thousands)
Cash flows from operating activities:
Net income	$6,905	5,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	1,317	1,544
Loss (gain) on sale of foreclosed assets	35	(81)
Gain on disposal of premises and equipment	(13)	(129)
Loss (gain) on sale of securities	(152)	221
Stock dividends	(17)	—
Equity method investees	(81)	—
Net (accretion) amortization on securities	53	(35)
Provision for loan losses	900	3,950
Deferred income tax provision (benefit)	458	(517)
Net change in:
Accrued interest receivable and other assets	1,887	1,638
Accrued interest payable and other liabilities	(936)	(194)

Net cash provided by operating activities	10,356	11,419

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	264	8,120
Maturities, prepayments, and calls	59,522	26,170
Purchases	(67,895)	(35,062)
Activity in held-to-maturity securities:
Maturities, prepayments, and calls	14	30
Purchases	(1,107)	—
Loan originations and principal collections, net	32,435	(61,768)
Proceeds from sales of foreclosed assets	5,993	934
Proceeds from sales of premises and equipment	81	2,880
Additions to premises and equipment	(247)	(2,938)

Net cash provided (used) by investing activities	29,060	(61,634)

Cash flows from financing activities:
Net increase (decrease) in deposits	(59,095)	42,556
Net change in short-term borrowings	27,839	7,338
Proceeds from issuance of debt	3,100	3,000
Repayment of long-term debt	(6,053)	(4,015)
Net change in federal funds purchased	2,500	—
Net change in repurchase agreements	(4,961)	(5,245)
Proceeds from sale of common stock	1,689	6,256
Repurchase of common stock	(3,700)	(2,475)
Dividends paid on common stock	(3,106)	—
Repayment of subordinated debentures	(1,100)	—

Net cash provided (used) by financing activities	(42,887)	47,415

Net change in cash and cash equivalents	(3,471)	(2,800)
Cash and cash equivalents, beginning of period	27,202	30,002

Cash and cash equivalents, end of period	$23,731	27,202

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$17,103	23,173

Income taxes paid	$3,632	3,625

Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned	$7,481	3,032

See accompanying notes to consolidated financial statements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Organization and Operations

Centennial Bank Holdings, Inc. and Subsidiaries (the Company), is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate and agricultural, home improvement, and individual installment loans. The Company provides services to individual and corporate customers principally in Colorado. Although the Company’s loan portfolio is diversified, the ability of the Company’s debtors to honor their contracts is primarily dependent upon the economic conditions in Colorado. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain Federal agencies and undergo periodic examinations by those regulatory authorities. Such agencies require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

On July 16, 2004, Centennial Bank Holdings, Inc. and its wholly owned subsidiary, Centennial Bank of the West (Predecessor) was acquired by Centennial C Corp (CCC). Centennial Bank Holdings, Inc. was then merged with and into CCC, which then changed its name to Centennial Bank Holdings, Inc. (Successor). For presentation purposes, consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows are presented for the period July 17, 2004 to December 31, 2004 (Successor) and the period January 1, 2004 to July 16, 2004 and the years ended December 31, 2003 and 2002 (Predecessor). On December 31, 2004, Centennial Bank Holdings, Inc. purchased all of the outstanding stock of Guaranty Corporation. Guaranty Corporation’s subsidiaries include Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. Accordingly, the consolidated balance sheet as of December 31, 2004 (Successor) includes the accounts of Guaranty Corporation and subsidiaries. All significant intercompany transactions have been eliminated.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheet and income and expense for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and liabilities, goodwill and other intangible assets.

(b)	Cash and Cash Equivalents

Cash and cash equivalents include cash, balances due from banks and federal funds sold, all of which have an original maturity of three months or less.

(c)	Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value. Unrealized gains and losses on available for sale securities are excluded from earnings and reported in other comprehensive income (loss).

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Mortgage-backed securities held at December 31, 2004 and 2003 represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. Government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on securities. The Company monitors prepayment speeds and periodically adjusts premium and discount amortization.

(d)	Loans Held for Sale

Loans originated without the intent to hold to maturity are classified as held for sale. Loans held for sale are carried at the lower of aggregate cost, net of discounts or premiums and a valuation allowance, or estimated fair market value. Estimated fair market value is determined using forward commitments to sell loans to permanent investors, or current market rates for loans of similar quality and type. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income. Statement of Financial Accounting Standard (SFAS) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires discounts or premiums on loans held for sale be deferred until the related loan is sold. Loans held for sale consist of mortgage loans originated and are secured by residential real estate.

Loans are considered sold when the Company surrenders control over the transferred assets to the purchaser, with standard representations and warranties. At such time, the loan is removed from the loan portfolio and a gain or loss is recorded on the sale. Gains and losses on loan sales are determined based on the difference between the cost basis of the assets sold, the estimated fair value of any assets or liabilities that are newly created as a result of the transaction, and the proceeds from the sale. Losses related to asset quality are recorded against the allowance for valuation losses at the time the loss is probable and quantifiable.

SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, requires best effort and mandatory commitments associated with mortgage loan origination activities to be accorded at fair value in the consolidated balance sheets. To hedge against the changes in the fair value of mortgage loans, the Company enters into best effort commitments to deliver mortgage loans, which locks the price at which the loans will be sold in the secondary market. The fair value of these derivative instruments is insignificant to the consolidated financial statements.

(e)	Loans

The Company grants real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and agricultural loans throughout Colorado. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions of Colorado, among other factors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on non-accrual loans is accounted for on the cash-basis method, until qualifying for a return to accrual basis of accounting. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(f)	Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The required allowance for impaired loans is measured on a loan by loan basis for commercial, real estate and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

(g)	Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost basis or fair value at the date of foreclosure, less estimated costs of disposition. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the assets to be acquired by a charge to the allowance for loan losses, if necessary. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses of such assets, changes in the value of the assets, and gain and losses on their disposition are included in noninterest expense.

(h)	Premises and Equipment

Land is carried at cost. Buildings, equipment and software are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the useful lives of the assets.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Leasehold improvements are depreciated over the shorter of their estimated useful life or the lease term. Buildings and leasehold improvements carry an estimated useful life of five to forty years and equipment and software carry an estimated useful life of one to fifteen years. Repairs and maintenance are charged to operations as incurred.

(i)	Stock Option Plan

Statement of Financial Accounting Standards SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123), as amended by SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure, (SFAS No. 148) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plan, whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company accounts for options under APB 25. Accordingly, no compensation cost has been recognized for the stock options as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Compensation expense during the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor) for option grants assuming the fair value method prescribed by SFAS No. 123 was used, is insignificant to the consolidated financial statements.

(j)	Income Taxes

Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

(k)	Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with acquisition transactions. In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets, (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (SFAS No. 144).

On July 1, 2001, the Company adopted the provisions of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002, and discontinued amortizing goodwill relating to business combinations consummated before July 1, 2001.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, (SFAS No. 147). SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 was effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS No. 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 as of October 1, 2002. The adoption of SFAS No. 147 did not have an impact on the Company’s consolidated financial statements.

(l)	Impairment of Long-Lived Assets

In August 2001, the FASB issued SFAS No. 144, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, (SFAS No. 121), it retains many of the fundamental provisions of SFAS No. 121, establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by SFAS No. 121. SFAS No. 144 also supercedes the accounting and reporting provisions of Financial Accounting Standards Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion No. 30), for the disposal of a segment of a business; however, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity, rather than a segment of a business, that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company’s consolidated financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, fixtures and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell. Assets to be disposed are separately presented in the balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(m)	Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial statements presented in this report. The Company has four active operating subsidiaries, namely, the bank subsidiaries, otherwise known as Centennial Bank of the West, Guaranty Bank and Trust, First National Bank of Strasburg and Collegiate Peaks Bank. The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

(n)	Earnings (loss) per Common Share

Basic earnings per share represents income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings (loss) per common share have been computed based on the following:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)		Years ended December 31, (Predecessor)
				2003	2002
	(Dollars in thousands)
Net income (loss)	$3,796	$(1,084)		$6,905	$5,022

Average common shares outstanding	19,199,601	1,554,873		1,550,457	1,558,905
Effect of dilutive options	—	—	(1)	29,629	28,082

Average number of shares outstanding to calculate diluted earnings per common share	19,199,601	1,554,873		1,580,086	1,586,987

(1)	Impact of options is antidilutive to the net loss for the period.

(o)	Reclassifications

Certain amounts in the prior year’s presentations have been reclassified to conform to the current presentation.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(p)	Recently Adopted Accounting Standards

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity (VIE), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003) (FIN 46R), which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The implementation of FIN 46R required the Company to de-consolidate certain trusts formed for the purpose of issuing trust preferred securities as of December 31, 2003.

In December 2002, SFAS No. 148 was issued. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R is a revision to SFAS No. 123 and supersedes APB 25, and its related implementation guidance. For nonpublic companies, SFAS No. 123R will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. SFAS No. 123R will be effective for the Company as of January 1, 2006.

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that the Company has the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

guidance contained in EITF 03-1, but the disclosure guidance was not delayed. The Company is continuing to assess the impact of this EITF, but does not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure requirements required by EITF 03-1 are included in the notes to the consolidated financial statements.

(q)	Comprehensive Income (Loss)

Accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (loss).

Following are the components of other comprehensive income (loss) and related tax effects for the periods indicated (in thousands):

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31, (Predecessor)
			2003	2002
Holding gains (losses) on available for sale securities	$1	(171)	27	167
Reclassification adjustment for gains and losses realized in income	(36)	66	(152)	221

Net unrealized gains (losses)	(35)	(105)	(125)	388

Tax effect	13	39	46	(144)

Net unrealized gains (losses), net of tax	$(22)	(66)	(79)	244

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(3)	Acquisitions

On July 16, 2004, CCC acquired 100% of the stock of Centennial Bank Holdings, Inc. and its wholly-owned subsidiary, Centennial Bank of the West (Predecessor) for $155 million. Centennial Bank Holdings, Inc. was then merged with and into CCC, which then changed its name to Centennial Bank Holdings, Inc. (Successor). On December 31, 2004, the Company acquired 100% of the stock of Guaranty Corporation. Guaranty Corporation’s subsidiaries include Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. Pursuant to the Agreement and Plan of Merger dated August 31, 2004, the Company paid the shareholders of Guaranty Corporation $365 million, retired $15.1 million of Guaranty Corporation debt, and incurred $3.1 million in acquisition costs, for a total purchase price of $383.2 million. For these acquisitions, the Company has allocated the purchase price based on the estimated fair values of the tangible and intangible assets and liabilities acquired. The fair values at each acquisition date were determined using contract provisions, outside appraisals and valuation techniques. The following table summarizes the allocation of the purchase price based on the estimated fair values of the assets and liabilities acquired for each acquisition.

	July 17, 2004	December 31, 2004

	(In thousands)
Assets:
Cash and cash equivalents	$19,884	131,908
Securities available for sale	29,963	97,315
Investments—other	5,309	11,808
Loans and leases, net of allowance of $10,921 and $17,304, respectively	601,035	1,035,817
Premises and equipment	9,939	35,220
Accrued interest receivable	3,071	5,907
Identified intangible assets	4,715	49,422
Goodwill	104,684	223,501
Other assets	6,759	8,707
Assets held for sale (note 24)	—	89,642

Total assets acquired	$785,359	1,689,247

Liabilities:
Deposits	$565,469	1,196,948
Federal funds and securities sold under repurchase agreements	8,369	—
Borrowings	21,715	5,000
Subordinated debentures	32,136	10,310
Other liabilities	2,670	22,606
Liabilities associated with assets held for sale (note 24)	—	71,208

Total liabilities	630,359	1,306,072

Net assets acquired	$155,000	383,175

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table reflects the pro forma results of operations for the years ended December 31, 2004 and 2003, as though the acquisitions had been completed as of January 1, 2003 and include pro forma adjustments for the amortization relating to core deposit intangibles, fair value adjustments for loans, deposits, borrowings, premises and equipment, and related tax effect:

	Years ended December 31
	2004	2003
	(In thousands)
Interest income	$116,033	114,318
Interest expense	23,143	26,347

Net interest income	92,890	87,971
Provision for loan losses	13,874	2,340
Noninterest income	12,923	14,194
Noninterest expense	90,355	76,490

Income before income taxes	1,584	23,335
Income taxes	1,831	8,235

Net income (loss)	$(247)	15,100

(4)	Securities

The amortized cost and estimated fair value of debt securities are as follows:

	December 31, 2004 (Successor)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$38,170	—	—	38,170
U.S. government agencies	8,482	—	(3)	8,479
State and municipal	34,320	1		34,321
Mortgage-backed	43,748	124	(159)	43,713
Marketable equity securities	1,004	—	—	1,004

Securities available for sale	$125,724	125	(162)	125,687

Securities held to maturity:
Mortgage-backed	$640	5	—	645

	December 31, 2003 (Predecessor)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. government agencies	$11,311	—	(16)	11,295
State and municipal	448	27	—	475
Mortgage-backed	15,796	198	(18)	15,976
Marketable equity securities	1,000	—	—	1,000

Securities available for sale	$28,555	225	(34)	28,746

Securities held to maturity:
Mortgage-backed	$1,089	—	(5)	1,084

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The amortized cost and estimated fair value of available for sale debt securities by contractual maturity at December 31, 2004 (Successor) are shown below. Expected maturities will differ from contractual maturities because borrowers may have the rights to prepay obligations with or without prepayment penalties.

	Available for sale
	Amortized cost	Fair value
	(Amounts in thousands)
Due in one year or less	$34,916	34,912
Due after one year through five years	23,560	23,559
Due after five years through ten years	5,467	5,469
Due after ten years	18,033	18,033

	81,976	81,973
Mortgage-backed securities	43,748	43,714

	$125,724	125,687

	Held to maturity
	Amortized cost	Fair value
	(Amounts in thousands)
Mortgage-backed securities	$640	645

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 (Successor), were as follows:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(amounts in thousands)
Description of securities:
U.S. treasuries	$—	—	—	—	—	—
U.S. agencies	6,490	(3)	—	—	6,490	(3)
State and municipalities	—	—	—	—	—	—
Mortgage-backed	10,671	(159)	—	—	10,671	(159)

Total temporarily impaired	$17,161	(162)	—	—	17,161	(162)

The Company has determined that these investments have only a temporary impairment based on a number of criteria, including interest rate increases, the nature of the investments and the Company’s intent and ability to hold the investments until market price recovery or maturity.

The Company had realized gains of $36,000 on the sale of investment securities for the period July 17, 2004 to December 31, 2004 (Successor), realized gains of $10,000 and realized losses of $76,000 on the sale of investment securities for the period January 1, 2004 to July 16, 2004 (Predecessor), realized gains of $152,000 on the sale of investment securities for the year ended December 31, 2003 (Predecessor) and realized gains of $17,000 and realized losses of $238,000 on the sale of investment securities for the year ended December 31, 2002 (Predecessor).

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Investment securities with carrying values of $88,705,000 and $28,632,000 were pledged at December 31, 2004 (Successor) and 2003 (Predecessor), respectively, as collateral for public deposits and for other purposes as required or permitted by law.

(5)	Bank Stocks

The Company, through its subsidiary banks, is a member of both the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank of Topeka, and is required to maintain an investment in the capital stock of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, this stock is assumed to have a market value equal to cost. The Federal Reserve, Federal Home Loan Bank and other equity securities stock are restricted in that they can only be redeemed by the issuer at par value. The Company’s investment at December 31 was as follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Federal Reserve Bank of Kansas City	$5,445	1,479
Federal Home Loan Bank of Topeka	6,649	1,945
Other equity securities	676	329

	$12,770	3,753

(6)	Other Investments

At December 31, 2004, the Company has an investment in AMG Guaranty Corporation in the amount of approximately $1,405,000 that was acquired through the acquisition of Guaranty Corporation. The investment is recorded at estimated fair value at December 31, 2004 through the purchase price allocation. The Company owns a 16% voting interest in AMG Guaranty Corporation and accounts for this investment using the equity method of accounting.

(7)	Loans

A summary of the balances of loans at December 31 follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Loans on real estate:
Residential and commercial mortgage	$638,007	293,543
Construction	308,545	110,316
Equity lines of credit	81,936	50,422
Commercial loans	458,171	68,867
Agricultural loans	62,199	71,384
Lease financing	912	1,418
Installment loans to individuals	64,625	29,797
Overdrafts	5,589	481
SBA and other	22,004	2,239

	1,641,988	628,467
Less:
Allowance for loan losses	(25,022)	(7,653)
Net of unearned discount	(167)	(1,002)

Net loans	$1,616,799	619,812

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

An analysis of the allowance for loan losses is as follows:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003	2002
			(Predecessor)
	(Amounts in thousands)
Balance, beginning of period	$—	7,653	9,257	8,701
Provision for loan losses	—	4,700	900	3,950
Loans charged off	(3,549)	(1,762)	(3,601)	(4,199)
Recoveries on loans previously charged-off	346	330	1,097	805
Allowance from acquisitions (note 3)	28,225	—	—	—

Balance, end of period	$25,022	10,921	7,653	9,257

The following is a summary of information pertaining to impaired loans at December 31:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Impaired loans with a valuation allowance	$27,970	9,359
Impaired loans without a valuation allowance	7,632	5,979

Total impaired loans	$35,602	15,338

Valuation allowance related to impaired loans	$9,290	1,737

Average investment in impaired loans	$11,422	17,711

No interest income was recognized on impaired loans during the periods July 17, 2004 to December 31, 2004 (Successor) and January 1, 2004 to July 16, 2004 (Predecessor). Interest income recognized on impaired loans in 2003 (Predecessor) was $886,000. At December 31, 2004 (Successor), no additional funds are committed to be advanced in connection with impaired loans. At December 31, 2004 (Successor) and 2003 (Predecessor), the total investment in loans on nonaccrual was approximately $11,905,000 and $15,338,000, respectively. At December 31, 2004 (Successor), there were $2,494,000 in loans past due ninety days or more and still accruing interest.

(8)	Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of premises and equipment at December 31 is as follows:

	2004 (Successor)	2003 (Predecessor)
	(Amounts in thousands)
Land	$5,108	1,012
Buildings	23,441	6,810
Leasehold improvements	5,252	1,670
Equipment	12,951	6,798
Software	923	922
Leasehold interest in land	684	—
Construction in progress	4,212	—

	52,571	17,212
Accumulated depreciation and amortization	(7,650)	(6,739)

	$44,921	10,473

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2004 pertaining to banking premises, future minimum rent commitments under various operating leases are as follows (amounts in thousands):

2005	$3,129
2006	2,978
2007	2,603
2008	2,454
2009	874
Thereafter	1,944

Total future minimum rent commitments	$13,982

Certain leases contain options to extend the lease terms for five to fifteen years. The cost of such rental is not included in the above rental commitments. Rent expense for the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor) was $542,000, $639,000, $1,162,000, and $898,000 respectively.

(9)	Goodwill

Changes in the carrying amount of the Company’s goodwill for the period July 17, 2004 to December 31, 2004 (Successor) and the period from January 1, 2004 to July 16, 2004 and for the year ended December 31, 2003 (Predecessor) were as follows (amounts in thousands):

Balance as of January 1 and December 31, 2003	$9,226
Elimination of pre-acquisition goodwill	(9,226)
Goodwill acquired on July 17, 2004	104,684
Goodwill acquired on December 31, 2004	223,501

Balance as of December 31, 2004	$328,185

(10)	Other Intangible Assets

The Company acquired $54,137,000 in identifiable intangible assets in connection with the acquisitions Centennial Bank Holdings, Inc. and Guaranty Corporation, which will be amortized over a two to fourteen year period. Other intangible assets are summarized as follows:

	Useful life	December 31, 2004 (Successor)
	(Amounts in thousands)
Non-compete employment agreement	2 years	$3,720
Core deposit intangible Centennial Bank	10 years	4,715
Core deposit intangible Guaranty Bank	9 years	36,761
Core deposit intangible First National Bank	13.6 years	8,941

		54,137

Accumulated amortization		(777)

		$53,360

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Amortization expense for the period July 17, 2004 to December 31, 2004 was $777,000. Estimated amortization expense for the next five years, and thereafter, is as follows (amounts in thousands):

Total
Fiscal year ending:
2005	$12,161
2006	10,631
2007	7,424
2008	6,193
2009	5,036
Thereafter	11,915

$53,360

(11)	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 (Successor) and 2003 (Predecessor) was $341,952,000 and $124,274,000, respectively. At December 31, 2004, the scheduled maturities of interest-bearing time deposits are as follows (amounts in thousands):

2005	$478,518
2006	38,422
2007	12,642
2008	4,211
2009	3,295
Thereafter	651

$537,739

(12)	Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreements to repurchase are collateralized by government agency and mortgage-backed securities held by the Company. At December 31, 2004 (Successor), the Company’s limit on securities sold under agreements to repurchase was $44,856,000. Total securities sold under agreements to repurchase outstanding at December 31, 2004 (Successor) and 2003 (Predecessor) were $27,492,000 and $11,345,000, respectively.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(13)	Borrowings

A summary of borrowings at December 31 is as follows:

	December 31, 2004 (Successor)
	Principal	Interest rate	Maturity date	Total committed
	(Amounts in thousands)
Short-term borrowings:
TT&L note	$921	Variable	Revolving	1,000
FHLB line of credit	12,760	2.28% (variable)	Revolving	See below
FHLB term note	5,000	2.23%	3/29/05	See below
First Tennessee line of credit	12,000	4.47% (variable)	10/1/05	20,000

Total short-term borrowings	30,681

Long-term borrowings:
FHLB term notes (fixed rate)	9,089	Range: 2.52 – 6.11%	2008 – 2014	See below

Total borrowings	$39,770	Weighted Avg. 3.69%

	December 31, 2003 (Predecessor)
	Principal	Interest rate	Maturity date	Total committed
	(Amounts in thousands)
Short-term borrowings:
TT&L note	$718	Variable	Revolving	1,000
FHLB line of credit	31,680	1.15% (variable)	Revolving	See below
InTrust line of credit	1,575	3.95% (variable)	6/30/04	10,000

Total short-term borrowings	33,973

Long-term borrowings:
FHLB term notes (fixed rate)	5,233	Range: 3.82 – 6.18%	2008 – 2014	See below

Total borrowings	$39,206	Weighted Avg. 4.32%

The Company has executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings. The maximum credit allowance for total borrowings includes term notes and the line of credit. The maximum credit allowance is $186,878,000 and $89,193,000 at December 31, 2004 (Successor) and 2003 (Predecessor), respectively.

The Company’s line of credit with First Tennessee requires the Company to maintain certain financial ratios including return on average assets, a well capitalized rating and restrictions on non-performing loans to total loans. As of December 31, 2004, the Company is in compliance with all debt covenant calculations. The line of credit is secured by the stock of the Company’s bank subsidiaries.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2004, the scheduled maturities of borrowings are as follows (amounts in thousands):

2005	$30,681
2006	—
2007	1,431
2008	875
2009	2,565
Thereafter	4,218

Total borrowings	$39,770

(14)	Income Taxes

The components of the income tax provision (benefit) are as follows (in thousands):

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003 (Predecessor)	2002 (Predecessor)
Current tax provision:
Federal	$639	1,779	3,301	3,197
State	86	248	472	402

	725	2,027	3,773	3,599

Deferred tax provision (benefit):
Federal	1,413	(1,422)	402	(426)
State	193	(194)	56	(91)

	1,606	(1,616)	458	(517)

	$2,331	411	4,231	3,082

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal statutory tax rate to pretax income from operations as a result of the following:

	Period July 17, 2004 to December 31, 2004 (Successor)	Period January 1, 2004 to July 16, 2004 (Predecessor)	2003 (Predecessor)	2002 (Predecessor)
Tax at statutory federal rate	34.0%	34.0%	34.0%	34.0%
State tax, net of federal benefit	3.0	3.0	3.1	3.0
Tax exempt income	(0.2)	2.6	(1.1)	(0.1)
Nondeductible merger expenses	—	(106.2)	—	—
Other	1.2	5.5	2.0	1.1

Effective tax rates	38.0%	(61.1)%	38.0%	38.0%

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Deferred tax assets and liabilities result from the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes at December 31 are as follows (in thousands):

	2004 (Successor)	2003 (Predecessor)
Deferred tax assets:
Allowance for loan losses	$9,435	2,517
Fair value adjustments on certificates of deposit and subordinated debentures	982	—
Other assets, accruals and other real estate owned	1,401	—
Unrealized loss on securities	14	—

Total deferred tax assets	11,832	2,517

Deferred tax liability:
Premises and equipment	(3,674)	(526)
Fair value adjustments on core deposit intangibles and fixed rate loans	(18,977)	—
FHLB stock, prepaid assets, equity investees and other liabilities	(1,257)	(418)
Unrealized gain on securities	—	(30)

Total deferred tax liabilities	(23,908)	(974)

Net deferred tax asset (liability)	$(12,076)	1,543

The Company has a federal net operating loss carryforward of $120,000 which is expected to be entirely utilized by 2006.

Realization of the Company’s deferred tax assets is dependent upon the Company generating sufficient taxable income to obtain benefit from the reversal of net deductible temporary differences. The amount of deferred tax assets considered realizable is subject to adjustment in future periods based on estimates of future taxable income. Management believes that it is more likely than not that the Company will realize the benefits of its deferred tax assets as of December 31, 2004.

(15)	Subordinated Debentures and Trust Preferred Securities

In December 1998, the Company formed Centennial Capital I, LLLP and completed an offering of $1,111,000, 8.0% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust invested the total proceeds it received in 8% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures will be distributed to the holders of the Preferred Securities. As a result, under current tax law, distributions to the holders of the Preferred Securities will be tax deductible by the Company. Distributions payable on the Preferred Securities are recorded as interest expense in the consolidated statements of income. These Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company. The Preferred Securities are subject to mandatory redemption upon repayment of the Debentures. Subject to provision of the Debentures, the Company redeemed the securities during 2003.

In September 2000, the Company formed CenBank Statutory Trust I and completed an offering of $10.0 million, 10.6% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $10.3 million in principal amount of 10.6% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Distributions payable on the Preferred Securities are recorded as interest expense in the consolidated statements of income. These Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Company. The Preferred Securities are subject to mandatory redemption upon repayment of the Debentures. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Debentures mature on September 7, 2030, which may be shortened by us to not earlier than September 7, 2010, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In February 2001, the Company formed CenBank Statutory Trust II and completed an offering of $5.0 million 10.2% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $5.2 million in principal amount of 10.2% Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Terms and conditions of these Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The Debentures mature on February 22, 2031, which may be shortened by us to not earlier than February 22, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In April 2004, the Company formed CenBank Statutory Trust III and completed an offering of $15.0 million LIBOR plus 2.65% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the Company and used the net proceeds from the offering to purchase $15.5 million in principal amount of floating rate Junior Subordinated Debentures (Debentures) issued by the Company. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Terms and conditions of these Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The Debentures mature on April 15, 2039, which may be shortened by us to not earlier than April 15, 2009, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

In June 2003, Guaranty Corporation formed Guaranty Capital Trust III and completed an offering of $10.0 million LIBOR plus 3.10% Cumulative Trust Preferred Securities (Preferred Securities), which were guaranteed by Guaranty. The Trust also issued common securities to Guaranty and used the net proceeds from the offering to purchase $10.3 million in principal amount of Junior Subordinated Debt Securities issued by Guaranty. The Company assumed Guaranty’s obligations relating to such securities upon its acquisition of Guaranty. Interest is paid quarterly and is distributed to the holders of the Preferred Securities. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Debentures mature on July 7, 2033, which may be shortened by us to not earlier than July 7, 2008, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

For financial reporting purposes, the Trusts were treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Since the Company’s adoption of FIN 46R on December 31, 2003, the Trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the securities issued by each of the Trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the securities issued by the Trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At December 31, 2004 (Successor), all of the $42.1 million of securities outstanding qualified as Tier 1 capital.

In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

(16)	Off-Balance Sheet Activities

The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, the following financial instruments were outstanding whose contract amounts represented credit risk:

	2004 (Successor)	2003 (Predecessor)	2002 (Predecessor)
	(Amounts in thousands)
Commitments to extend credit	$468,059	125,650	126,718
Standby letters of credit	71,266	8,291	8,868
Commercial letters of credit	574	—	—

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Commitments to extend credit under overdraft protection agreements are commitments for possible future extensions of credit to existing deposit customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the Company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Company has certain vendor contracts that are noncancelable without significant termination penalties. Future contract payments relating to these contracts are as follows (in thousands):

2005	$271
2006	446
2007	446
2008	385
2009	115

$1,663

(17)	Contingencies

The Company has various legal claims that arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial position or results of operations.

(18)	Employee Benefit Plans

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 10 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to a specified percentage of the employee’s compensation as defined by the Plan. For the period July 17, 2004 to December 31, 2004 (Successor), the period January 1, 2004 to July 16, 2004 and the years ended December 31, 2003 and 2002 (Predecessor), total contributions attributable to the Plan amounted to $112,849, $145,807, $243,877 and $221,956 respectively.

The Company’s Employee Stock Ownership Plan (ESOP) covers all active employees who have completed one quarter of service. The Company allocates monthly contributions to the plan, as determined by the board of directors. The Company reported ESOP compensation expense of $475,737 and $488,105 for the years ended December 31, 2003 and 2002 (Predecessor). The Company intends to terminate the plan contingent upon a termination letter from the IRS which has been filed as of December 31, 2004.

(19)	Stockholders’ Equity

The Predecessor had a non-qualified stock option plan for certain officers under which options to purchase shares of Centennial Bank Holdings, Inc. (Predecessor) common stock were granted. Option prices vary from $20.20 to $67.00. The options are exercisable for a period of five years expiring on various dates from 2005

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

through 2009. At July 16, 2004, 27,325 stock options were exercised when Centennial Bank Holdings, Inc. (Predecessor) was sold. The following is a summary of changes and share activity under the stock option plan.

	2004 (Predecessor)		2003 (Predecessor)		2002 (Predecessor)
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at the beginning of period	27,325	$50.16	28,700	$44.64	21,250	$38.34
Granted	—	—	7,450	67.00	9,150	59.00
Exercised	(27,325)	50.16	(6,925)	42.04	(1,000)	42.13
Forfeited	—	—	(1,900)	58.72	(700)	59.00

Outstanding at the end of period	—	—	27,325	50.16	28,700	44.64

The Company applies the intrinsic-value-based method of accounting prescribed by APB 25, including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 and SFAS No. 148 established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS Nos. 123 and 148.

(20)	Related-Party Transactions

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates amounting to $44,187,000 and $4,762,000 at December 31, 2004 (Successor) and 2003 (Predecessor), respectively. There were no related-party loans past due or on non-accrual status.

Deposits from related parties held by the Company at December 31, 2004 (Successor) and 2003 (Predecessor) amounted to $12,640,000 and $3,196,000, respectively.

The Company entered into an agreement with a company owned by a member of the board of directors of Guaranty Bank and Trust Company to provide valuation services related to the acquisition of the Company’s predecessor. The Company paid $6,000 for the services in 2004.

(21)	Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

(a)	Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

(b)	Securities, Bank Stocks and Other Investments

Fair values for securities are based on quoted market prices. The carrying amount of bank stocks approximates fair value based on the redemption provisions. The carrying value of other investments approximates their fair value.

(c)	Loans Receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

(d)	Deposit Liabilities

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

(e)	Short-term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

(f)	Long-term Borrowings

The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

(g)	Subordinated Debentures

The fair values of the Company’s Subordinated Debentures are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(h)	Accrued Interest

The carrying amounts of accrued interest approximate fair value.

(i)	Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

The estimated fair values, and related carrying or notational amounts, of the Company’s financial instruments as of December 31, are as follows:

	2004 (Successor)		2003 (Predecessor)
	Carrying amount	Fair value	Carrying amount	Fair value
	(In thousands)
Financial assets:
Cash and cash equivalents	$90,927	90,927	23,731	23,731
Time deposits with banks	5,000	5,000	—	—
Securities available for sale	125,687	125,687	28,746	28,746
Securities held to maturity	640	645	1,089	1,084
Bank stocks	12,770	12,770	3,753	3,753
Other investments	1,405	1,405	—	—
Loans held for sale	7,301	7,301	—	—
Loans, net	1,616,799	1,614,617	619,812	621,454
Accrued interest receivable	9,062	9,062	3,490	3,490

Financial liabilities:
Deposits	1,678,499	1,680,083	580,435	583,880
Federal funds purchased and securities sold under agreements to repurchase	27,492	27,492	11,345	11,345
Short-term borrowings	30,681	30,681	33,973	33,973
Subordinated debentures	42,079	41,102	15,465	14,104
Long-term borrowings	9,089	9,108	5,233	5,262
Accrued interest payable	2,313	2,313	1,748	1,748

(22)	Regulatory Requirements

The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the banks to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and all bank subsidiaries met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notifications from the Company’s bank regulatory agencies categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the following table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized. The Company’s and the bank subsidiaries’ actual capital amounts and ratios for 2004 and 2003 are presented in the table below.

	Actual		Minimum capital requirement		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
Successor:

As of December 31, 2004:
Total capital to risk weighted assets:
Consolidated	$197,054	10.64%	$148,092	8.00%	$	N/A	N/A
Centennial Bank	73,817	12.12	48,706	8.00		60,883	10.00%
Guaranty Bank and Trust	100,875	10.77	74,924	8.00		93,655	10.00
FNB Strasburg	27,554	11.92	18,492	8.00		23,115	10.00
Collegiate Peaks	8,032	13.49	4,764	8.00		5,955	10.00
Tier 1 capital to risk weighted assets:
Consolidated	173,891	9.39	74,046	4.00		N/A	N/A
Centennial Bank	66,205	10.87	24,353	4.00		36,530	6.00
Guaranty Bank and Trust	89,147	9.52	37,462	4.00		56,193	6.00
FNB Strasburg	24,652	10.67	9,246	4.00		13,869	6.00
Collegiate Peaks	7,382	12.40	2,382	4.00		3,573	6.00
Tier 1 capital to average assets:
Consolidated	173,891	8.70	79,921	4.00		N/A	N/A
Centennial Bank	66,205	9.92	26,689	4.00		33,362	5.00
Guaranty Bank and Trust	89,147	8.34	42,761	4.00		53,451	5.00
FNB Strasburg	24,652	9.08	10,858	4.00		13,572	5.00
Collegiate Peaks	7,382	9.37	3,150	4.00		3,398	5.00

Predecessor:

As of December 31, 2003:
Total capital to risk weighted assets:
Consolidated	$72,373	11.1%	$52,136	8.0%	$	N/A	N/A
Centennial Bank	74,577	11.5	52,102	8.0		65,112	10.0
Tier 1 capital to risk weighted assets:
Consolidated	64,720	9.9	26,068	4.0		N/A	N/A
Centennial Bank	66,924	10.3	26,051	4.0		39,109	6.0
Tier 1 capital to average assets:
Consolidated	64,720	9.3	27,719	4.0		N/A	N/A
Centennial Bank	66,924	9.7	27,701	4.0		34,609	5.0

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 (Successor) and 2003 (Predecessor), these reserve balances amounted to $8,308,000 and $4,062,000, respectively.

(23)	Business Combination

On December 21, 2004, the Company entered into a definitive agreement to acquire all of the outstanding stock of First MainStreet Financial, Ltd. for 10,000,000 shares valued at $10.50 per share. Management anticipates this merger will be completed by September 2005.

(24)	Assets Held for Sale and Discontinued Operations

The Company has decided to sell its Collegiate Peaks bank subsidiary and has classified its assets and liabilities as held for sale at the lower of cost or fair value at December 31, 2004 (Successor). The sale of the subsidiary is anticipated to be completed in the fourth quarter of 2005. The Company had no income from operations from the subsidiary in 2004, as the subsidiary was acquired in connection with the purchase of Guaranty Corporation on December 31, 2004. The following table presents the assets and liabilities of the subsidiary which are held for sale:

December 31, 2004 (Successor)
(In thousands)
Assets held for sale:
Cash and cash equivalents	$6,326
Investments	17,288
Loans and leases, net	50,732
Intangible assets	3,435
Goodwill	8,922
Other assets	2,939

Total assets held for sale	$89,642

Liabilities associated with assets held for sale:
Deposits	$65,668
Securities sold under repurchase agreements	4,174
Other liabilities	1,366

Total liabilities associated with assets held for sale	$71,208

(25)	Deferred Compensation Plan

The Company adopted a Director and Executive Deferred Compensation Plan on July 8, 2004, allowing eligible directors and executive officers to defer compensation payable in the next succeeding calendar year. In 2004, an executive officer made this election for compensation payable in 2005 in the amount of $500,000.

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(26) Parent Company Only Condensed Financial Information

The following is condensed financial information of Centennial Bank Holdings, Inc. (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

ASSETS	2004 (Successor)	2003 (Predecessor)
	(In thousands)
Cash	$10,288	$260
Other investments	1,405	—
Goodwill	1,261	—
Other intangible assets, net	3,720	—
Investment in subsidiaries	557,570	76,229
Other assets	3,157	950

Total assets	$577,401	$77,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Borrowings	$12,000	$1,575
Subordinated debentures	42,079	15,465
Other liabilities	7,908	1,310

Total liabilities	61,987	18,350

Stockholders’ equity:
Common stock	52	1
Additional paid-in capital	511,588	24,781
Retained earnings	3,796	34,228
Accumulated other comprehensive income (loss)	(22)	79

Total stockholders’ equity	515,414	59,089

Total liabilities and stockholders’ equity	$577,401	$77,439

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31
			2003 (Predecessor)	2002 (Predecessor)
	(In thousands)
Income:
Interest income on other investments	$211	$32	$49	$49
Other	—	—	—	2

Total income	211	32	49	51
Expenses:
Interest expense (Debentures)	$1,081	$1,059	$1,720	$1,754
Amortization of purchase accounting on debentures	(367)	—	—	—
Other	322	2,274	99	173

Total expenses	1,036	3,333	1,819	1,927

Loss before federal income taxes and equity in undistributed net income of subsidiaries	(825)	(3,301)	(1,770)	(1,876)
Income tax benefit	(306)	(414)	(652)	(679)

Loss before equity in undistributed net income of subsidiaries	(519)	(2,887)	(1,118)	(1,197)
Equity in undistributed net income of subsidiaries	4,315	1,803	8,023	6,219

Net income (loss)	$3,796	$(1,084)	$6,905	$5,022

CENTENNIAL BANK HOLDINGS, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flow

(Parent Company Only)

Period July 17, 2004 to December 31, 2004 (Successor), January 1, 2004 to July 16, 2004, and the years ended December 31, 2003 and 2002 (Predecessor)

	July 17, 2004 to December 31, 2004 (Successor)	January 1, 2004 to July 16, 2004 (Predecessor)	Years ended December 31,
			2003 (Predecessor)	2002 (Predecessor)
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,796	$(1,084)	$6,905	$5,022
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Deferred income tax benefit	(306)	—	(652)	(673)
Amortization of intangibles	(367)	—	—	—
Net change in:
Accrued interest receivable and other assets	689	(4)	716	706
Accrued interest payable and other liabilities	311	(631)	(215)	777
Equity in earnings of consolidated subsidiaries	(4,315)	(1,803)	(8,023)	(6,219)

Net cash used by operating activities	(192)	(3,514)	(1,269)	(387)

Cash flows from investing activities (net of assets and liabilities acquired in acquisitions):
Cash paid for acquisitions, net of cash acquired of $22,015	(516,160)	—	—	—
Dividends received from subsidiaries	3,000	2,350	5,554	—

Net cash provided (used) by investing activities	(513,160)	2,350	5,554	—

Cash flows from financing activities (net of assets and liabilities acquired in acquisitions):
Net changes in short-term borrowings	12,000	(1,575)	1,575	(4,000)
Proceeds from issuance of subordinated debentures	—	14,925	—	—
Payments from retirement of subordinated debentures	—	—	(1,100)	—
Proceeds from sale of common stock	511,640	2,186	1,689	6,256
Repurchase of common stock	—	(2,716)	(3,701)	(2,475)
Payments of cash dividends	—	—	(3,105)	—

Net cash provided (used) by financing activities	523,640	12,820	(4,642)	(219)

Net change in cash and cash equivalents	10,288	11,656	(357)	(606)
Cash and cash equivalents, beginning of period	—	260	617	1,223

Cash and cash equivalents, end of period	$10,288	$11,916	$260	$617

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Guaranty Corporation:

We have audited the accompanying consolidated balance sheet of Guaranty Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Corporation and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado

April 22, 2005

Independent Auditors’ Report

Board of Directors

Guaranty Corporation

Denver, Colorado

We have audited the accompanying consolidated balance sheets of Guaranty Corporation and subsidiaries (the Company) as of December 31, 2003 and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guaranty Corporation and subsidiaries as of December 31, 2003 and the consolidated results of their operations and their consolidated cash flows for each of the years in the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado

March 8, 2004

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
	(In thousands)
Assets
Cash and due from banks	$35,575	36,823
Interest bearing deposits at banks	79,660	15,372
Federal funds sold	23,000	56,960

Cash and cash equivalents	138,235	109,155
Time deposits with banks (maturity greater than 90 days)	5,000	2,000
Securities available for sale, at fair value	114,198	152,879
Bank stocks, at cost	5,807	7,636
Other investments	1,314	1,207
Loans held for sale	7,301	5,828
Loans, net of unearned discount	1,097,203	1,051,498
Allowance for loan losses	(17,955)	(11,500)

Net loans	1,079,248	1,039,998
Goodwill and other intangible assets, net	4,141	4,595
Bank premises and equipment, net	30,711	29,685
Foreclosed assets	3,000	3,457
Accrued interest receivable	6,210	6,389
Other assets	16,797	6,255

Total assets	$1,411,962	1,369,084

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$411,133	353,994
Interest-bearing demand	79,858	87,567
Savings	507,059	491,756
Time	263,660	294,538

Total deposits	1,261,710	1,227,855
Securities sold under agreements to repurchase	4,174	4,155
Borrowed funds	5,000	—
Junior subordinated debentures	10,310	26,117
Due to CBH (note 2)	15,105	—
Accrued interest payable and other liabilities	10,053	4,859

Total liabilities	1,306,352	1,262,986

Commitments and contingencies (notes 4, 10, 12, 13, 15, 16, and 21)
Stockholders’ equity:
Common stock—no par value. Authorized 200,000 shares; issued and outstanding 54,752 and 55,085 shares at December 31, 2004 and 2003, respectively	26,577	24,791
Retained earnings	79,139	79,327
Accumulated other comprehensive income (loss)	(106)	1,980

Total stockholders’ equity	105,610	106,098

Total liabilities and stockholders’ equity	$1,411,962	1,369,084

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Interest income:
Loans, including fees	$73,448	68,046	66,368
Taxable investment securities	1,527	1,635	4,552
Investment securities exempt from federal taxes	2,566	2,154	1,919
Deposits in other banks	454	245	106
Federal funds sold and other	212	334	88

Total interest income	78,207	72,414	73,033

Interest expense:
Deposits	10,184	11,375	13,839
Repurchase agreements and federal funds purchased	53	66	76
Junior subordinated debentures	1,788	1,633	1,211
Borrowings	208	100	381

Total interest expense	12,233	13,174	15,507

Net interest income	65,974	59,240	57,526
Provision for loan losses	9,232	1,552	3,046

Net interest income after provision for loan losses	56,742	57,688	54,480

Noninterest income:
Service charges on deposit accounts	2,915	2,968	2,691
Net gain on sales of loans held for sale	2,593	3,488	1,837
Net gain on sale of available for sale securities	—	1,013	1,161
Other	3,669	2,766	2,052

Total noninterest income	9,177	10,235	7,741

Noninterest expense:
Salaries and employee benefits	35,637	29,967	27,291
Occupancy	3,635	3,679	3,472
Furniture and equipment	2,565	2,580	2,632
Merger expenses	3,198	—	—
Impairment of goodwill	442	—	—
Other general and administrative	13,598	10,112	9,309

Total noninterest expense	59,075	46,338	42,704

Income before income taxes	6,844	21,585	19,517
Income tax expense	2,958	7,399	6,773

Net income	$3,886	14,186	12,744

Earnings per share:
Basic	$71.00	$258.34	$233.90
Diluted	$70.92	$257.54	$231.39

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

Years ended December 31, 2004, 2003 and 2002

	Common Stock		Retained earnings	Accumulated other comprehensive income (loss)	Total
	Shares	Amount
	(Dollars in thousands, except share amounts)
Balance, December 31, 2001	54,856	$16,605	61,961	—	78,566
Comprehensive income:
Net income for the year	—	—	12,744	—	12,744
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	2,299	2,299

Total comprehensive income					15,043

Repurchase of common stock	(1,701)	(552)	(5,784)	—	(6,336)
Sale of common stock	1,695	4,361	—	—	4,361

Balance, December 31, 2002	54,850	20,414	68,921	2,299	91,634

Comprehensive income:
Net income for the year	—	—	14,186	—	14,186
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	(319)	(319)

Total comprehensive income					13,867

Repurchase of common stock	(940)	(378)	(3,780)	—	(4,158)
Sale of common stock	1,175	4,755	—	—	4,755

Balance, December 31, 2003	55,085	24,791	79,327	1,980	106,098

Comprehensive income:
Net income for the year	—	—	3,886	—	3,886
Change in net unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax	—	—	—	(2,086)	(2,086)

Total comprehensive income					1,800

Repurchase of common stock	(897)	(413)	(4,074)	—	(4,487)
Sale of common stock	564	2,199	—	—	2,199

Balance, December 31, 2004	54,752	$26,577	79,139	(106)	105,610

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net income	$3,886	14,186	12,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization on investment securities	2,592	1,342	893
Provision for loan losses	9,232	1,552	3,046
Net loan origination fees received	8,046	3,943	3,783
Stock dividends on FHLB stock	(141)	(21)	—
Accretion of deferred loan fees and costs	(7,910)	(4,416)	(3,964)
Impairment of goodwill	442	—	—
Amortization of intangible assets	12	21	—
Depreciation and amortization	2,646	2,873	2,818
Equity in net income of unconsolidated subsidiaries	(107)	(81)	14
Gain on sales of loans held for sale	(2,593)	(3,488)	(1,837)
Net gain on sale of available for sale securities	—	(1,013)	(1,161)
Gain on sales of foreclosed assets	(91)	(1)	(35)
Writedown of foreclosed assets	2,092	324	—
Loss (gain) on sales of bank premises and equipment	65	(193)	22
Deferred income tax benefit	(3,277)	(515)	(970)
Changes in assets and liabilities:
Originations of loans held for sale	(625,628)	(267,487)	(132,004)
Proceeds from sales of loans held for sale	626,748	283,584	115,404
Accrued interest receivable	180	1,028	400
Other assets and liabilities, net	14,314	(340)	482

Net cash provided by (used in) operating activities	30,508	31,298	(365)

Cash flows from investing activities:
Increase in interest bearing deposits at banks	(3,000)	(2,000)	—
Purchase of securities held to maturity	—	—	(18,027)
Proceeds from maturities of securities held to maturity	—	—	40,228
Proceeds from maturities of securities available for sale	54,347	37,446	—
Proceeds from sales of securities available for sale	—	19,540	15,368
Purchase of securities available for sale	(21,624)	(104,490)	(15,457)
Purchase of equity securities	(2,384)	(137)	(2,439)
Proceeds from sale of equity securities	4,354	—	2,626
Expenditures for other real estate	(117)	(609)	—
Proceeds from sales of foreclosed assets	1,787	668	1,172
Net change in loans	(50,833)	(28,122)	(175,371)
Purchase of mortgage operations	—	—	(475)
Expenditures for bank premises and equipment	(4,964)	(5,197)	(6,775)
Proceeds from sale of bank premises and equipment	227	42	102

Net cash used in investing activities	(22,207)	(82,859)	(159,048)

(Continued)

GUARANTY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Cash flows from financing activities:
Net change in deposits	$33,855	105,083	128,168
Net change in federal funds purchased	—	(3,270)	2,270
Net change in borrowings	5,000	—	—
Proceeds from borrowed funds	18,798	10,420	18,064
Repayments of borrowed funds	(34,605)	(11,761)	(4,137)
Net change in securities sold under agreements to repurchase	19	1,881	(878)
Proceeds from sale of common stock	2,199	4,755	4,361
Repurchase of common stock	(4,487)	(4,158)	(6,336)

Net cash provided by financing activities	20,779	102,950	141,512

Net increase (decrease) in cash and cash equivalents	29,080	51,389	(17,901)
Cash and cash equivalents, beginning of year	109,155	57,766	75,667

Cash and cash equivalents, end of year	$138,235	109,155	57,766

Supplemental disclosures:
Interest paid	$12,467	14,083	1,561

Income taxes paid	$8,064	8,689	7,070

Noncash activities:
Loans transferred to foreclosed real estate	$2,214	423	1,040

See accompanying notes to consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Organization and Operations

Guaranty Corporation and its subsidiaries (the Company), is primarily engaged in the business of banking, including the acceptance of checking and savings deposits and the making of commercial, real estate and agricultural, home improvement, and individual installment loans. The Company provides services to individual and corporate customers principally in Colorado. Although the Company’s loan portfolio is diversified, the ability of the Company’s debtors to honor their contracts is primarily dependent upon the economic conditions in Colorado. In addition, the investment portfolio is directly impacted by fluctuations in market interest rates. The Company and its bank subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities. Such agencies require certain standards or impose certain limitations based on their judgments or changes in law and regulations.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned banking subsidiaries, Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. All significant intercompany transactions and balances have been eliminated.

On December 31, 2004, Centennial Bank Holdings, Inc. (CBH), a Delaware corporation, purchased all of the stock of the Company for $365 million in cash plus the retirement of $15.1 million of Company debt. CBH retired the Company debt of $15.1 million prior to the close of the purchase transaction. The Company has reflected this $15.1 million as due to CBH at December 31, 2004. The consolidated financial statements and notes to the consolidated financial statements represent the financial position and results of operations of the Company prior to the acquisition by CBH. These consolidated financial statements and notes do not reflect the fair value adjustments associated with the purchase transaction.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and income and expense for the periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets and liabilities, goodwill and other intangible assets.

(b)	Cash and Cash Equivalents

Cash and cash equivalents include cash, balances due from banks and federal funds sold, all of which have an original maturity of three months or less.

(c)	Time Deposits with Banks

Time Deposits with Banks mature within one year and are carried at cost.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(d)	Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value. Unrealized gains and losses on available for sale securities excluded from earnings and reported in other comprehensive income (loss).

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Mortgage-backed securities held at December 31, 2004 and 2003, represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities are either issued or guaranteed by the U.S. government or its agencies. Market interest rate fluctuations can affect the prepayment speed of principal and the yield on securities. The Company monitors prepayment speeds and periodically adjusts premium and discount amortization.

(e)	Loans Held for Sale

Loans originated without the intent to hold to maturity are classified as held for sale. Loans held for sale are carried at the lower of aggregate cost, net of discounts or premiums and a valuation allowance, or estimated fair market value. Estimated fair market value is determined using forward commitments to sell loans to permanent investors, or current market rates for loans of similar quality and type. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income. Statement of Financial Accounting Standards (SFAB) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires discounts or premiums on loans held for sale be deferred until the related loan is sold. Loans are primarily secured by residential real estate.

Loans are considered sold when the Company surrenders control over the transferred assets to the purchaser, with standard representations and warranties. At such time, the loan is removed from the loan portfolio and a gain or loss is recorded on the sale. Gains and losses on loan sales are determined based on the difference between the cost basis of the assets sold, the estimated fair value of any assets or liabilities that are newly created as a result of the transaction, and the proceeds from the sale. Losses related to asset quality are recorded against the allowance for valuation losses at the time the loss is probable and quantifiable.

SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, requires best effort and mandatory commitments associated with mortgage loan origination activities to be recorded at fair value in the consolidated balance sheets. To hedge against the changes in the fair value of mortgage loans, the Company enters into best effort commitments to deliver mortgage loans, which locks the price at which the loans will be sold in the secondary market. The fair value of these derivative instruments is insignificant to the consolidated financial statements.

(f)	Loans

The Company grants real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and commercial loans throughout

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Colorado. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions of Colorado, among other factors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on non-accrual loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(g)	Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, real estate and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

(h)	Bank Premises and Equipment

Land is carried at cost. Buildings, equipment, and software are carried at cost, less accumulated depreciation and amortization. Buildings, equipments, and software are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

shorter of their estimated useful life or the lease term. Buildings and leasehold improvements carry an estimated useful life of five to thirty nine years and equipment and software carry an estimated useful life of one to fifteen years. Repairs and maintenance are charged to operations as incurred.

(i)	Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost basis or fair value at the date of foreclosure. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the assets to be acquired by a charge to the allowance for loan losses, if necessary. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from the operation of such assets, changes in the value of the assets, and gains and losses on their disposition are included in noninterest expense.

(j)	Stock Option Plan

SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) as amended by SFAS No. 148, Accounting for Stock Based Compensation—Transition and Disclosure (SFAS No. 148), encourages all entities to adopt a fair value based method of accounting for employee stock compensation plan, whereby compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Accordingly, no compensation cost has been recognized by the Company for the stock options.

Compensation expense in 2004, 2003 and 2002 for options grants assuming the fair value method as prescribed by SFAS No. 123, is not significant.

(k)	Income Taxes

Deferred income tax assets and liabilities are determined using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

(l)	Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with acquisition transactions. In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies that intangible assets acquired in a purchase method business combination must meet certain criteria to be recognized and reported apart from

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (SFAS No. 144).

On July 1, 2001, the Company adopted the provision of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001. The Company adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and discontinued amortizing goodwill relating to business combinations consummated before July 1, 2001.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9 (SFAS No. 147). SFAS No. 72 required that in acquisitions of financial institutions, any excess of the fair value of liabilities assumed over the fair value of tangible assets acquired be accounted for as an unidentifiable intangible asset and subsequently amortized. SFAS No. 72 unidentified intangible assets were excluded from the scope of SFAS No. 141 and SFAS No. 142. Except for transactions between two or more mutual companies, SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 was effective October 1, 2002 and requires that if the transaction that gave rise to the unidentified intangible asset was a business combination, the carrying amount of that asset shall be reclassified to goodwill as of the later of the date of acquisition or the date of the full application of SFAS No. 142. SFAS No. 147 also requires that any interim or annual financial statements that reflect the amortization of the unidentified intangible asset subsequent to the full application of SFAS No. 142 shall be restated to remove that amortization expense. The Company adopted SFAS No. 147 as of October 1, 2002. The adoption of SFAS No. 147 did not have an impact of the Company’s consolidated financial statements.

(m)	Impairment of Long-Lived Assets

In August 2001, the FASB issued SFAS No. 144 which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121, establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by SFAS No. 121. SFAS No. 144 also supercedes the accounting and reporting provisions of Financial Accounting Standards Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion No. 30), for the disposal of a segment of a business; however, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends the reporting to a component of an entity, rather than a segment of a business, that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company’s consolidated financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, fixtures and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell. Assets to be disposed are separately presented in the balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

(n)	Segments of an Enterprise and Related Information

The Company operates as one segment. The operating information used by the Company’s chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated statements presented in this report. The Company has three active operating subsidiaries, namely, the bank subsidiaries, otherwise known as Guaranty Bank and Trust Company, First National Bank of Strasburg, and Collegiate Peaks Bank. The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in determining its reportable segments and related disclosures. None of the Company’s other subsidiaries meets the 10% threshold for disclosure under SFAS No. 131.

(o)	Earnings per Common Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings per common share have been computed based on the following:

	2004	2003	2002
	(Dollars in thousands)
Net income	$3,886	14,186	12,744

Average common shares outstanding	54,733	54,912	54,485
Effect of dilutive options	61	170	592

Average number of shares outstanding to calculate diluted earnings per common share	54,794	55,082	55,077

(p)	Reclassifications

Certain amounts in the prior year’s presentations have been reclassified to conform to the current presentation.

(q)	Recently Adopted Accounting Standards

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). The intention of FIN 46 was to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise considered to be a variable interest entity (VIE), to be consolidated by the primary beneficiary, which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. In December 2003, the FASB issued Staff Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003) (FIN 46R), which replaces FIN 46, in order to clarify the guidance in the original interpretation. FIN 46 applies to variable interest entities created after January 31, 2003. FIN 46 also applies to all variable interest entities created prior to February 1, 2003 that are considered to be special-purpose entities, as defined in FIN 46R, as of December 31, 2003. FIN 46R must be applied to all variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The implementation of FIN 46R required the Company to de-consolidate certain trusts formed for the purpose of issuing trust preferred securities as of December 31, 2003.

In December 2002, SFAS No. 148 was issued. SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R is a revision to SFAS No. 123 and supersedes APB 25, and its related implementation guidance. For nonpublic companies, SFAS No. 123R will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. SFAS No. 123R will be effective for the Company as of January 1, 2006.

In March 2004, the Emerging Issues Task Force Issue No. 03-1, The meaning of Other-than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1), was issued. EITF 03-1 provides guidance for determining the meaning of other-than-temporarily impaired and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless it can be asserted and demonstrated that the Company has the intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment, which might mean to maturity. EITF 03-1 also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. In September 2004, the FASB delayed the effective date for the measurement and recognition guidance contained in EITF 03-1, but the disclosure guidance was not delayed. The Company is continuing to assess the impact of this EITF, but does not expect the implementation to have a significant impact on the consolidated financial statements. The disclosure requirements acquired by EITF 03-1 are included in the notes to these consolidated financial statements.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(r)	Comprehensive Income

Accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Following are the components of other comprehensive income (loss) and related tax effects for the years ended:

	Years ended December 31
	2004	2003	2002
	(Amounts in thousands)
Holding gains (losses) on available for sale securities	$(3,367)	498	4,870
Reclassification adjustment for realized gains	—	(1,013)	(1,161)

Net unrealized gains (losses)	(3,367)	(515)	3,709
Tax effect	1,281	196	(1,410)

Net unrealized gains (losses), net-of-tax	$(2,086)	(319)	2,299

(3)	Investment Securities

The amortized cost and estimated fair value of debt securities are as follows:

	2004
	Amortized cost	Unrealized gains	Unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$44,381	10	(254)	44,137
U.S. government agencies	2,999	—	(17)	2,982
State and municipal	43,609	724	(404)	43,929
Mortgage-backed	23,381	—	(231)	23,150

	$114,370	734	(906)	114,198

	2003
	Amortized cost	Unrealized gains	Unrealized losses	Fair value
	(Amounts in thousands)
Securities available for sale:
U.S. treasuries	$53,459	158	(40)	53,577
U.S. government agencies	3,995	17	—	4,012
State and municipal	44,586	3,126	(1)	47,711
Mortgage-backed	47,644	24	(89)	47,579

	$149,684	3,325	(130)	152,879

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The amortized cost and estimated market value of debt securities at December 31, 2004, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

	Available for sale
	Amortized cost	Fair value
	(Amounts in thousands)
Due in one year or less	$35,971	35,847
Due after one year through five years	22,181	22,096
Due after five years through ten years	11,745	11,922
Due after ten years	21,092	21,183

	90,989	91,048
Mortgage-backed securities	23,381	23,150

	$114,370	114,198

Gross unrealized losses and the fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 were as follows.

	Less than 12 months		12 months or more		Totals
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Description of securities:
U.S. treasuries	$41,146	(254)	—	—	41,146	(254)
U.S. government agencies	2,982	(17)	—	—	2,982	(17)
States and municipalities	16,399	(404)	—	—	16,399	(404)
Mortgage-backed	17,345	(174)	5,798	(57)	23,143	(231)

Total temporarily impaired securities	$77,872	(849)	5,798	(57)	83,670	(906)

The Company has determined that these investments have only a temporary impairment based on a number of criteria, including interest rate increases, the nature of the investments and the Company’s intent and ability to hold the investments until market price recovery or maturity.

The Company had no realized gains or losses on the sale of investment securities for the year ended December 31, 2004, realized gains of $1,014,000 and realized losses of $1,000 on the sale of investment securities for the year ended December 31, 2003, and gains of $1,161,000 and no losses on the sale and early redemption of investment securities for the year ended December 31, 1002.

Investment securities with carrying values of $68,962,000 and $81,517,000 are pledged as collateral at December 31, 2004 and 2003, respectively, for purposes as required or permitted by law.

(4)    Bank Stocks

The Company, as a member of the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank of Topeka, is required to maintain an investment in capital stocks of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, the stock is assumed to have a market value

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

equal to cost. The Federal Reserve, Federal Home Loan Bank, and other equity securities are restricted in that they can only be redeemed by the issuer at par value. The Company’s investment at December 31 is as follows:

	2004	2003
	(Amounts in thousands)
Federal Home Loan Bank of Topeka	$1,064	251
Federal Reserve Bank of Kansas City	4,406	3,048
Other equity securities	337	4,337

	$5,807	7,636

(5)    Other Investments

At December 31, 2004, the Company has an investment in AMG Guaranty Corporation in the amount of approximately $1,314,000. The Company owns 16% voting investment in AMG Guaranty Corporation and accounts for the investment using the equity method.

(6)    Loans

Major classifications of loans at December 31 are as follows:

	2004	2003
	(Amounts in thousands)
Loans on real estate:
Residential and commercial mortgages	$360,089	338,612
Construction	197,598	183,588
Equity lines of credit	34,914	30,829
Commercial	413,993	415,470
Agricultural	27,634	30,244
Installment loans to individuals	43,633	36,523
Other	19,290	18,132
Overdrafts	2,669	533

	1,099,820	1,053,931
Less:
Allowance for loan losses	(17,955)	(11,500)
Unearned loan fees, net	(2,617)	(2,433)

Net loans	$1,079,248	1,039,998

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Transactions in the allowance for loan losses for the years ended December 31 are as follows:

	2004	2003	2002
	(Amounts in thousands)
Balance, beginning of year	$11,500	10,220	8,575
Provision for loan losses	9,232	1,552	3,046

Total	20,732	11,772	11,621

Loans charged off	(2,927)	(514)	(1,501)
Recoveries	150	242	100

Net charge offs	(2,777)	(272)	(1,401)

Balance, end of year	$17,955	11,500	10,220

The following is a summary of information pertaining to impaired loans as of December 31:

	2004	2003
	(Amounts in thousands)
Non accrual loans	$3,331	5,757
Loans 90 days or more past due and still accruing interest	2,494	1,665
Impaired loans	27,598	5,757
Valuation allowance related to impaired loans	7,867	1,093
Average investment in impaired loans	5,409	4,153
Interest income recognized on impaired loans	1,477	220
Interest income recognized on a cash basis on impaired loans	1,357	220

No additional funds are committed to be advanced in connection with impaired loans.

(7)    Goodwill and Other Intangible Assets

The Company’s other identified intangibles are in the form of a non-compete agreement and a trade name associated with its mortgage origination operations. In 2004, the Company determined that its intangibles associated with its mortgage origination operations were impaired. The impairment analysis was based on the present value of expected cash flow, which was $442,000 less than the Company’s recorded goodwill and intangibles for those assets.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Information on the Company’s other intangibles are as follows:

	Carrying amount	Accumulated amortization	Impairment	Net
	(Amounts in thousands)
December 31, 2004:
Non-compete intangible	$56	(33)	(23)	—
Trade name intangible	$30	—	(30)	—
December 31, 2003:
Non-compete intangible	$56	(21)	—	35
Trade name intangible	$30	—	—	30

During 2004, the Company determined that its goodwill associated with its mortgage origination operations was impaired. The impairment analysis was based on the present value of expected cash flow, which was $442,000 less than the Company’s recorded goodwill and intangibles for those assets. Changes in thousands in the carrying amount of goodwill for the year ended December 31, 2004, were as follows:

Balance as of December 31, 2003 and 2002	$4,530
Impairment of goodwill associated with mortgage operations	(389)

Balance as of December 31, 2004	$4,141

(8)	Bank Premises and Equipment

At December 31, bank premises and equipment, less accumulated depreciation and amortization, consisted of the following:

	2004	2003
	(Amounts in thousands)
Leasehold improvements	$6,146	5,952
Buildings	15,750	15,777
Furniture and equipment	15,580	14,822
Land and land improvements	4,755	5,903
Construction in progress	3,408	23
Leasehold interest in land	799	799

	46,438	43,276
Accumulated depreciation and amortization	(15,727)	(13,591)

	$30,711	29,685

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(9)	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $188,868,000 and $217,109,000, respectively.

Scheduled maturities of interest bearing time deposits are as follows (amounts in thousands):

2005	$252,801
2006	5,889
2007	3,661
2008	1,298
2009	11
Thereafter	—

Total	$263,660

(10)	Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreements to repurchase are collateralized by government agency securities held by the Company. At December 31, 2004, the Company’s limit on securities sold under agreements to repurchase was $7,000,000. Total securities sold under agreements to repurchase outstanding at December 31, 2004 and 2003 were $4,174,000 and $4,155,000 respectively.

(11)	Borrowings

Borrowed funds consisted of the following at December 31:

	2004	2003
	(Amounts in thousands)
Junior subordinated debenture due July 7, 2033; the debenture bears a variable interest rate payable quarterly determined quarterly at LIBOR plus 3.10%, or 6.2% at December 31, 2004	$10,310	10,310
Junior subordinated debenture due November 15, 2029; the debenture bears interest at 8.0% payable quarterly	—	10,284
Junior subordinated debenture due October 18, 2032; the debenture bears interest at 8.0% payable quarterly	—	4,223
$5,000,000 term borrowing with the Federal Home Loan Bank collateralized by a blanket collateral pledge of loans due March 29, 2005; the borrowing bears interest at 2.3% payable quarterly, paid in 2005	5,000	—
Unsecured subordinated notes payable which bear interest at 8% and mature March 31, 2008	—	1,300

	$15,310	26,117

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Maturities of borrowed funds at December 31, 2003 are as follows (amounts in thousands):

Due in:
2005	$5,000
2006	—
2007	—
2008	—
2009	—
Thereafter	10,310

$15,310

(12)	Junior Subordinated Debentures

From 1999 through 2004, the Company formed subsidiary business trusts Guaranty Capital Trust, Guaranty Capital Trust II, Guaranty Capital Trust III, and Guaranty Capital Trust IV to issue trust preferred securities. The trusts have the right to redeem the trust preferred securities on or after five years from issuance. On January 30, 2004, the Company redeemed Guaranty Capital Trust I and II and formed Guaranty Capital Trust IV. The Company issued $13,190,000 of 8% trust preferred securities from Guaranty Capital Trust IV. At December 31, 2004, the Company was acquired by Centennial Bank Holdings Inc. As part of the sale, the Guaranty Capital Trust IV trust preferred securities were redeemed on that date.

The preferred securities are subject to mandatory redemption upon repayment of the debentures. The Company has the right, subject to events of default, to defer payments of interest on the debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the debentures.

At December 31, 2004, the trust preferred security is mandatorily redeemable on the following maturity date and accrues interest at the following rates:

	Amount	Maturity
Guaranty Capital Trust III, LIBOR + 3.1%, 6.2% at December 31, 2004	$10,310,000	July 7, 2033

In addition, from 1999 through 2003, the Company issued Junior Subordinated Debentures to the trusts with outstanding balances totaling $10,310,000 and $26,117,000 at December 31, 2004 and 2003, respectively. The terms of the Junior Subordinated Debentures are materially consistent with the terms of the trust preferred securities issued by the trusts. The junior subordinated debentures issued by the trusts are reflected in the consolidated balance sheets. The common stock issued by the trusts is reflected in other assets in the consolidated balance sheets.

For financial reporting purposes, the Trusts are treated as non-banking subsidiaries of the Company and consolidated in the consolidated financial statements prior to December 31, 2003. Since the Company’s adoption of FIN 46R on December 31, 2003, the trusts are treated as investments of the Company and not consolidated in the consolidated financial statements. Although the capital securities issued by each of the trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, the capital securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the capital securities issued

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

by the trusts qualify as Tier 1 capital up to a maximum of 25% of Tier 1 capital on an aggregate basis. Any amount that exceeds the 25% threshold would qualify as Tier 2 capital. For December 31, 2004, the total $10,310,000 of the capital securities outstanding qualified as Tier 1 capital. In March 2005, the Federal Reserve Board issued a final rule that would continue to allow the inclusion of trust preferred securities in Tier 1 capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period ending March 31, 2009, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier 1 capital elements, net of goodwill, less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions. Bank holding companies with significant international operations will be expected to limit trust preferred securities to 15% of Tier 1 capital elements, net of goodwill; however, they may include qualifying mandatory convertible preferred securities up to the 25% limit.

(13)	Federal Home Loan Bank Advances

The Company maintains collateralized lines of credit with the Federal Home Loan Bank. Based on the FHLB stock and collateral requirements, these lines provided for maximum borrowings of $108,055,000 at December 31, 2004. Advances on these lines of credit are collateralized by blanket pledge agreements. Certain loans, investment securities and Federal Home Loan Bank stock are pledged as collateral on these lines of credit. The Company had $5,000,000 borrowed on these lines of credit as of December 31, 2004.

(14)	Income Taxes

Total income taxes for the years ended December 31, 2004 and 2003 were allocated as follows:

	2004	2003	2002
	(Amounts in thousands)
Income from continuing operations	$2,958	7,399	6,773
Stockholders’ equity, for unrealized holding losses on available for sale securities recognized for financial reporting purposes	(1,281)	(196)	1,410

	$1,677	7,203	8,183

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2004	2003	2002
	(Amounts in thousands)
Current tax provision:
Federal	$5,518	7,013	7,130
State	717	901	613

	6,235	7,914	7,743

Deferred tax benefit:
Federal	(2,878)	(454)	(886)
State	(399)	(61)	(84)

	(3,277)	(515)	(970)

	$2,958	7,399	6,773

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

Listed below are the components of the net deferred tax asset as of December 31:

	2004	2003
	(Amounts in thousands)
Deferred tax assets:
Allowance for loan losses	$6,821	4,368
Net operating loss carryforward	46	80
Other real estate	856	107
Intangibles	192	—
Net unrealized loss on available for sale securities	66	—
Other	3	20

	7,984	4,575

Deferred tax liabilities:
Net unrealized gain on available for sale securities	—	1,215
Net premises and equipment	737	696
Deferred loan fees	50	67
FHLB dividend	113	61
Deferred gain on asset transfer	335	335
Other	27	37

	1,262	2,411

Net deferred tax asset, included in other assets	$6,722	2,164

The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being nontaxable interest income earned on obligations of states and municipalities. The following table reconciles the Company’s effective tax rate to the statutory federal rate.

	2004	2003	2002
Tax expense at statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in taxes due to:
Tax exempt interest	(14.0)	(3.5)	(3.4)
State taxes, net of federal tax benefit	3.0	2.5	2.3
Non-deductible merger expenses	17.8	0.0	0.0
Other non-deductible expenses	2.4	0.0	0.0
Other	(1.0)	0.3	0.8

Total provision for income taxes	43.2%	34.3%	34.7%

The Company has a net operating loss carryforward of $120,000 that is expected to be utilized by 2006.

Recognition of deferred tax assets are based on management’s belief that the benefit related to certain temporary differences, tax operating loss carryforwards, and tax credits are more likely than not to be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that tax benefits will not be realized.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Realization of the Company’s net deferred tax asset is dependent upon the Company generating sufficient taxable income to obtain benefit from the reversal of net deductible temporary differences. The amount of deferred tax assets considered realizable is subject to adjustment in future periods based on estimates of future taxable income. Management believes that it is more likely than not that the Company will realize the benefits of the December 31, 2004 net deferred tax asset.

(15)	Commitments

(a)	Leases

The Company has certain noncancelable operating lease agreements for its premises with remaining terms from one to ten years. Certain of these leases contain renewal option clauses from five to fifteen years. Total rent expense for these and other leases was $2,222,000 and $1,950,000 for the years ended December 31, 2004 and 2003, respectively. Approximate future minimum rentals under noncancelable operating leases (excluding options periods) at December 31, 2004 are as follows (amounts in thousands):

Years ending December 31:
2005	$1,992
2006	1,987
2007	1,954
2008	1,836
2009	454
Thereafter	692

Total	$8,915

(b)	Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit. These instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	2004	2003
	(Amounts in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$376,102	326,637
Standby letters of credit	65,198	55,024
Commercial letters of credit	574	257

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Unfunded commitments under commercial lines of credit, revolving credit lines, mortgage loans and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

The Company enters into commercial letters of credit on behalf of its customers which authorize a third party to draw drafts on the company up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Company to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

The Company has certain vendor contracts that are noncancellable without significant termination penalties. Future contract payments relating to these contracts are as follows (in thousands):

2005	$271
2006	446
2007	446
2008	385
2009	115

$1,663

(16)	Contingencies

The Company has various legal claims that arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial position or results of operations.

(17)	Employee Benefit Plans

In order to provide retirement benefits for its employees, effective January 1, 2000, the Company established the Guaranty Bank and Trust Company Employee Stock Ownership Plan (ESOP). Anyone that was a participant in the Guaranty Bank and Trust Company Employee 401(k) Plan and had a profit sharing account immediately became a participant in the ESOP. Effective January 1, 2002, the plan name changed to the Guaranty Corporation Employees Stock Ownership Plan with the employees of Guaranty Corporation, Guaranty Bank and Trust Company, First National Bank of Strasburg and Collegiate Peaks eligible to participate. Employees of First National Bank of Strasburg and Collegiate Peaks, who were employed on or before December 31, 2001, immediately became participants in the ESOP on January 1, 2002. Employees are not

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

required to make a contribution to the Plan. Company contributions vest ratably over a five-year period (effective January 1, 2002). Company contributions are also discretionary and are determined annually by the Board of Directors. The Company’s expense attributable to the ESOP totaled zero, $774,000 and $1,114,000 for the years ended December 31, 2004, 2003 and 2002, respectively. In connection with the sale of the Company to CBH on December 31, 2004, the Company intends to terminate the plan and intends to file a termination letter with the Internal Revenue Service.

Employees also receive benefit under one of two 401(k) plans, depending on their employment status with Guaranty Bank and Trust Company, First National Bank of Strasburg or Collegiate Peaks. Effective January 1, 2002, the Guaranty Bank & Trust Company Employees 401(k) Plan became the Guaranty Corporation Employees 401(k) Plan and the Bank Capital Corporation 401(k) Plan became the Guaranty Corporation Affiliated Employees 401(k) Plan. Each year, the Company may contribute a discretionary amount as determined by the Board of Directors. Company contributions vest ratably over a five-year period (effective January 1, 2002 for the Guaranty Corporation Employees 401(k) Plan). The Company’s had no expense attributable to the 401(k) plans for the years ended December 31, 2004, 2003 and 2002. The Company intends to merge the plans into the Centennial Bank Holdings, Inc. plan in 2006.

(18)	Related Parties

At December 31, 2004 and 2003, the Company had loans receivable from directors, officers and principal owners of the Company and their related business interests aggregating $37,031,000 and $21,002,000, respectively. At December 31, 2004 and 2003, the Company had deposits from directors, officers, principal owners and banks related through common ownership totaling $3,003,000 and $19,300,000, respectively.

The Company purchases loan participations from banks, related through common ownership, with December 31, 2004 and 2003 balances of $11,428,000 and $1,628,000, respectively. Additionally, the Company participates loans to banks, related through common ownership, with December 31, 2004 and 2003 balances of $22,934,000 and $26,167,000, respectively.

During March 2002, the Company entered into two three-year agreements to provide data processing and business services for a bank related through common ownership. The Company received $126,000 and $60,000 for these services for the years ended 2004 and 2003, respectively. In addition, in June 2003 the Company purchased a 17% interest in the bank’s holding company for $4,000,000. In October 2004, the Company sold this interest back to the holding company for $4,000,000 and terminated the data processing and business services agreements.

The Company entered into agreements with two companies owned by members of the board of directors to provide management services related to properties obtained by the Company through foreclosure. The Company paid $300,000 and $11,000 for the services in 2004 and 2003, respectively.

(19)	Stockholders’ Equity

Various restrictions limit the extent to which dividends may be paid by the Company’s bank subsidiaries. Generally, regulatory approval is required for the banks to pay dividends in any calendar year that exceeds the banks’ net profit for that year combined with its retained profits for the preceding two years.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Options have been granted for the purchase of shares of the Company pursuant to stock option plans. The options are exercisable on the date of the grant and anytime thereafter for a period of ten years. The following is a summary of changes in shares under the stock option plan.

	2004		2003		2002
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	125	$773	284	$1,233	981	874
Granted	100	4,800	—	—	—	—
Exercised	(125)	(773)	(159)	(460)	(697)	359
Forfeited	(100)	(4,800)	—	—	—	—

Outstanding at end of year	—	$—	125	$773	284	$1,233

Options exercisable at year end	—	$—	125	$773	284	$1,233
Weighted average fair value of options granted during the year	100	4,800	—	—	—	—

The Company applies the intrinsic-value-based method of accounting prescribed by APB 25, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 and No. 148, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of Statement 123, as amended.

The Company has certain stockholder agreements that require a stockholder to offer stock that they are interested in selling to the Company and the Company has a right to purchase such stock first, but is not required to do so. For stock purchases, sales and stock option activity, the Company performs a valuation of the Company’s stock on a quarterly basis and the stock value is approved by the Company’s board of directors.

(20)	Fair Value of Financial Instruments

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments. The Company operates as a going concern and, except for its investment portfolio; no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different. Cash and cash equivalents, accrued interest receivable and payable, securities sold under agreement to repurchase and short-term borrowings are considered short-term instruments. For these instruments, their carrying amount approximated fair value.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(a)	Investments

For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

(b)	Bank Stocks and Other Investments

The carrying amount of these non-marketable equity securities approximates the fair value based upon redemption provisions. The carrying amount of other investments approximate their fair value.

(c)	Loans Held for Sale

Fair values of loans held for sale are based on commitments on hand from investors or prevailing rates.

(d)	Loans

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

(e)	Deposits

The fair value of demand deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

(f)	Off-Balance Sheet Instruments

No fair value adjustment is necessary for commitments made to extend credit which represent commitments for loan originations. These commitments are at variable rates, or are for loans with terms of less than one year and have interest rates which approximate prevailing market rates.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table presents estimated fair values of the Company’s financial instruments as of December 31:

	2004		2003
	Carrying amount	Fair value	Carrying amount	Fair value
	(Amounts in thousands)
Financial assets:
Cash and cash equivalents	$138,235	138,235	109,155	109,155
Securities available for sale	114,198	114,198	152,879	152,879
Equity securities	7,121	7,121	8,843	8,843
Loans held for sale	7,301	7,301	5,828	5,828
Loans, less allowance for loan losses	1,079,248	1,079,248	1,039,998	1,051,690
Accrued interest receivable	6,210	6,210	6,389	6,389

Financial liabilities:
Deposits:
Non-maturity deposits	998,050	998,050	933,317	933,317
Deposits with stated maturities	263,660	264,567	294,538	296,881
Securities sold under agreement to repurchase	4,174	4,174	4,155	4,155
Borrowed funds	5,000	5,000	—	—
Subordinated debentures	10,310	10,310	26,117	26,117
Accrued interest payable	687	687	922	922

(21)	Regulatory Matters

The Company and the bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the banks to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and all bank subsidiaries met all capital adequacy requirements to which they are subject.

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

As of the most recent regulatory examinations of each bank, the banks’ regulatory agencies have categorized all the bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the categorization of the Company or any of the bank subsidiaries as well capitalized. The Company’s and the bank subsidiaries’ actual capital amounts and ratios for December 31, 2004 and 2003 are presented in the table below.

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
As of December 31, 2004:
Total capital (to risk weighted assets):
Consolidated	$126,943	10.3%	$98,147	8.0%	N/A	N/A
Guaranty Bank and Trust	98,817	10.6	74,641	8.0	$93,302	10.0%
Strasburg	26,208	11.5	18,259	8.0	22,824	10.0
Collegiate Peaks	7,698	13.0	4,721	8.0	5,902	10.0
Tier 1 capital (to risk weighted assets):
Consolidated	111,575	9.1	49,073	4.0	N/A	N/A
Guaranty Bank and Trust	87,133	9.3	37,321	4.0	55,981	6.0
Strasburg	23,342	10.2	9,130	4.0	13,694	6.0
Collegiate Peaks	7,048	11.9	2,361	4.0	3,541	6.0
Tier 1 capital (to average assets):
Consolidated	111,575	7.8	56,878	4.0	N/A	N/A
Guaranty Bank and Trust	87,133	8.1	42,765	4.0	53,456	5.0
Strasburg	23,342	8.6	10,862	4.0	13,577	5.0
Collegiate Peaks	7,048	8.9	3,152	4.0	3,940	5.0

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)
As of December 31, 2003:
Total capital (to risk weighted assets):
Consolidated	$135,488	11.2%	$96,488	8.0%	N/A	N/A
Guaranty Bank and Trust	92,821	10.3	72,125	8.0	$90,156	10.0%
Strasburg	29,459	12.4	19,019	8.0	23,773	10.0
Collegiate Peaks	7,636	12.7	4,804	8.0	6,006	10.0
Tier 1 capital (to risk weighted assets):
Consolidated	122,948	10.2	48,244	4.0	N/A	N/A
Guaranty Bank and Trust	84,114	9.3	36,062	4.0	54,094	6.0
Strasburg	27,276	11.5	9,509	4.0	14,264	6.0
Collegiate Peaks	7,026	11.7	2,402	4.0	3,603	6.0
Tier 1 capital (to average assets):
Consolidated	122,948	9.1	53,958	4.0	N/A	N/A
Guaranty Bank and Trust	84,114	8.5	39,736	4.0	49,671	5.0
Strasburg	27,276	10.1	10,760	4.0	13,450	5.0
Collegiate Peaks	7,026	8.7	3,230	4.0	4,037	5.0

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $1,467,000 and $1,699,000, respectively.

(22)	Parent Company Only Condensed Financial Information

The following is condensed financial information of Guaranty Corporation (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

	2004	2003
	(In thousands)
ASSETS
Cash	$9,614	$491
Other investments	1,314	$5,544
Goodwill	2,210	2,210
Investment in subsidiaries	119,348	122,781
Other assets	5,422	1,747

Total assets	$137,908	$132,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Junior subordinated debentures	$10,310	$26,117
Accrued interest payable and other liabilities	21,988	558

Total liabilities	32,298	26,675

STOCKHOLDERS’ EQUITY
Common stock	26,577	24,791
Retained earnings	79,139	79,327
Accumulated other comprehensive income (loss)	(106)	1,980

Total stockholders’ equity	105,610	106,098

Total liabilities and stockholders’ equity	$137,908	$132,773

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
Operating income:
Equity in earnings of consolidated subsidiaries	$10,754	$15,450	$13,949
Other	181	268	45

	10,935	15,718	13,994

Operating expenses:
Interest expense	1,788	1,633	1,211
Salaries and employee benefits	3,424	467	416
Merger expenses	3,198	—	—
Other	422	252	378

	8,832	2,352	2,005

Income before income tax	2,103	13,366	11,989
Income tax benefit	(1,783)	(820)	(755)

Net income	$3,886	$14,186	$12,744

GUARANTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flows

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,886	$14,186	$12,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of consolidated subsidiaries	(10,754)	(15,450)	(13,949)
Deferred income tax benefit	19	9	—
Changes in assets and liabilities:
Other assets	555	(268)	(968)
Accrued interest payable and other liabilities	21,412	(363)	4

Net cash provided by (used in) operating activities	15,118	(1,886)	(2,169)

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received from subsidiaries	13,100	—	—
Cash paid for premises and equipment	—	—	(3,359)
Investment in subsidiary	(1,000)	(2,115)	(3,000)

Net cash provided by (used in) investing activities	12,100	(2,115)	(6,359)
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in borrowings	—	(9,030)	1,005
Proceeds from borrowed funds	13,598	12,720	8,732
Repayment on borrowed funds	(29,405)	—	(36)
Proceeds from sale of common stock	2,199	4,755	4,361
Repurchase of common stock	(4,487)	(4,158)	(6,336)

Net cash provided by (used in) financing activities	(18,095)	4,287	7,726

Net increase (decrease) in cash	9,123	286	(802)
CASH
Beginning of year	491	205	1,007

End of year	$9,614	$491	$205

Report of Independent Registered Public Accounting Firm

To the Board of Directors

First MainStreet Financial, Ltd.

Longmont, Colorado

We have audited the accompanying consolidated balance sheets of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First MainStreet Financial, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Des Moines, Iowa

February 11, 2005

McGladrey & Pullen, LLP is an independent member firm of RSM International,

an affiliation of separate and independent legal entities

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS

Cash and due from banks (Note 2)	$9,343,887	$11,939,494
Federal funds sold	5,400,000	13,120,000

Total cash and cash equivalents	14,743,887	25,059,494
Securities available-for-sale (Note 3)	94,085,403	126,786,544
Loans receivable, net (Notes 4, 8 and 12)	244,602,688	247,408,734
Other equity securities (Note 8)	2,929,975	1,223,675
Cash value of life insurance	11,123,602	10,674,891
Accrued interest receivable	2,003,834	2,342,239
Premises and equipment, net (Note 5)	11,712,056	11,109,221
Intangible assets (Note 6)	385,666	5,000
Goodwill (Note 6)	2,934,160	2,549,160
Deferred taxes (Note 10)	686,664	1,050,342
Other assets	945,418	1,348,192

Total assets	$386,153,353	$429,557,492

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing demand deposits	$83,981,364	$84,150,318
Savings, NOW and money market demand deposits	156,316,036	154,232,651
Time certificates of deposit (Note 7)	85,032,587	133,482,671

Total deposits	325,329,987	371,865,640
Borrowed funds (Note 8)	6,811,400	6,769,100
Accrued interest payable	427,908	884,908
Accrued expenses and other liabilities	2,139,634	1,711,186

Total liabilities	334,708,929	381,230,834

COMMITMENTS AND CONTINGENCIES (Notes 12 and 13)

SHAREHOLDERS’ EQUITY (Note 11)
Preferred stock, 500,000 shares authorized; none issued	—	—
Common stock, $1.00 par value; 1,500,000 shares authorized; 1,086,206 and 1,081,516 shares issued and outstanding at December 31, 2004 and 2003, respectively	1,086,206	1,081,516
Additional paid-in capital	14,105,488	13,851,755
Retained earnings	36,219,282	33,033,491
Unearned stock compensation	(121,022)	—
Accumulated other comprehensive income (Note 3)	154,470	359,896

Total shareholders’ equity	51,444,424	48,326,658

Total liabilities and shareholders’ equity	$386,153,353	$429,557,492

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest and dividend income:
Loans receivable, including fees	$15,641,362	$15,410,621	$16,999,364
Securities available-for-sale:
Taxable	2,926,834	3,812,943	4,839,622
Nontaxable	940,157	1,229,441	1,247,019
Federal funds sold	33,577	143,891	313,085

	19,541,930	20,596,896	23,399,090

Interest expense:
Deposits	3,743,168	5,818,114	5,919,158
Borrowed funds	332,430	332,557	354,237

	4,075,598	6,150,671	6,273,395

Net interest income	15,466,332	14,446,225	17,125,695

Provision for loan losses (Note 4)	—	132,000	792,000

Net interest income after provision for loan losses	15,466,332	14,314,225	16,333,695

Noninterest income:
Service charges on deposit accounts	1,255,714	1,432,094	1,443,359
Gain on sales of securities available-for-sale, net	74,142	495,255	84,691
Trust department	1,047,066	1,020,242	1,144,167
Insurance commission and fee income	2,559,531	2,924,803	2,515,834
Brokerage commissions	626,364	194,649	142,332
Mortgage banking income	531,318	956,879	1,806,050
Increase in cash surrender value of life insurance	511,094	585,933	153,871
Other income	906,808	434,606	602,176

	7,512,037	8,044,461	7,892,480

Noninterest expense:
Employee compensation and benefits (Note 9)	10,334,381	9,677,762	10,615,943
Occupancy expense (Note 13)	2,540,214	2,404,703	2,509,420
Advertising and marketing	318,623	753,618	383,011
Supplies and printing	335,592	346,500	345,336
Other expense	3,220,538	2,915,898	3,694,061

	16,749,348	16,098,481	17,547,771

Income before income taxes	6,229,021	6,260,205	6,678,404

Income tax expense (Note 10)	1,743,580	1,737,699	2,118,576

Net income	$4,485,441	$4,522,506	$4,559,828

Earnings per share:
Basic	$4.14	$4.17	$4.07
Diluted	4.13	4.16	4.06
Dividends declared per share	1.20	1.20	1.20

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2004, 2003 and 2002

	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned Stock Compensation	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, December 31, 2001	$1,138,900	$17,731,450	$26,588,764	$—	$580,949	$46,040,063
Comprehensive income:
Net income	—	—	4,559,828	—	—	4,559,828
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	974,542	974,542

Total comprehensive income						5,534,370

Exercise of stock options (Note 9)	—	28,800	—	—	—	28,800
Purchase and retirement of 53,342 shares of common stock	(53,342)	(3,680,598)	—	—	—	(3,733,940)
Cash dividends declared	—	—	(1,335,677)	—	—	(1,335,677)

Balance, December 31, 2002	1,085,558	14,079,652	29,812,915	—	1,555,491	46,533,616
Comprehensive income:
Net income	—	—	4,522,506	—	—	4,522,506
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	(1,195,595)	(1,195,595)

Total comprehensive income						3,326,911

Purchase and retirement of 4,042 shares of common stock	(4,042)	(227,897)	—	—	—	(231,939)
Cash dividends declared	—	—	(1,301,930)	—	—	(1,301,930)

Balance, December 31, 2003	1,081,516	13,851,755	33,033,491	—	359,896	48,326,658
Comprehensive income:
Net income	—	—	4,485,441	—	—	4,485,441
Change in net unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects (Note 3)	—	—	—	—	(205,426)	(205,426)

Total comprehensive income						4,280,015

Restricted stock grant	2,750	148,527	—	(121,022)	—	30,255
Exercise of stock options (Note 9)	3,000	163,170	—	—	—	166,170
Issuance of common stock	1,830	98,125	—	—	—	99,955
Purchase and retirement of 2,890 shares of common stock	(2,890)	(156,089)	—	—	—	(158,979)
Cash dividends declared	—	—	(1,299,650)	—	—	(1,299,650)

Balance, December 31, 2004	$1,086,206	$14,105,488	$36,219,282	$(121,022)	$154,470	$51,444,424

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,485,441	$4,522,506	$4,559,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	895,220	853,087	1,008,109
Provision for loan losses	—	132,000	792,000
Amortization and accretion, net	632,452	947,797	723,560
(Gain) on sales of securities available-for-sale, net	(74,142)	(495,255)	(84,691)
Loss on disposal of equipment, net	3,256	60,164	180,814
Amortization of restricted stock	30,255	—	—
(Increase) in cash surrender value of life insurance contracts	(448,711)	(537,514)	(137,377)
Deferred taxes	484,324	430,582	(135,872)
Net change in:
Accrued interest receivable	338,405	52,949	466,691
Other assets	252,074	(627,877)	460,057
Accrued interest payable	(457,000)	(48,739)	304,252
Accrued expenses and other liabilities	429,670	(307,845)	263,405

Net cash provided by operating activities	6,571,244	4,981,855	8,400,776

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available-for-sale	—	(87,016,244)	(71,154,544)
Proceeds from sales of securities available-for-sale	9,929,834	21,053,445	10,182,520
Proceeds from maturities and principal repayment of securities available-for-sale	21,886,913	81,083,610	43,120,359
Net change in loans	2,806,046	(30,796,623)	8,416,372
Purchase of other equity securities	(1,706,300)	(7,800)	(139,099)
Purchase of life insurance contracts	—	—	(10,000,000)
Purchase of premises and equipment	(1,501,311)	(2,934,453)	(1,481,859)
Purchase of insurance agency	(515,000)	—	—

Net cash provided by (used in) investing activities	30,900,182	(18,618,065)	(21,056,251)

(Continued)

First MainStreet Financial, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(46,535,653)	$12,016,120	$9,740,127
Proceeds from borrowed funds	600,000	—	225,000
Payments on borrowed funds	(557,700)	(157,700)	(159,514)
Cash dividends paid	(1,300,871)	(1,304,599)	(1,575,374)
Purchase and retirement of common stock	(158,979)	(231,939)	(3,733,940)
Proceeds from exercise of stock rights	166,170	—	28,800

Net cash provided by (used in) financing activities	(47,787,033)	10,321,882	4,525,099

Net change in cash and cash equivalents	(10,315,607)	(3,314,328)	(8,130,376)

CASH AND CASH EQUIVALENTS
Beginning of year	25,059,494	28,373,822	36,504,198

End of year	$14,743,887	$25,059,494	$28,373,822

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,532,598	$6,199,410	$5,969,143
Income taxes	1,177,554	1,238,453	2,215,613

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of insurance agency:
Equipment acquired	$29,955
Identifiable intangible asset	400,000
Goodwill	385,000

	814,955
Note payable issued	(200,000)
Common stock issued	(99,955)

Cash paid	$515,000

See Notes to Consolidated Financial Statements.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: The primary source of income for First MainStreet Financial, Ltd. (the Company) is the origination of consumer, commercial, commercial real estate, and residential real estate loans. The Company makes loans and accepts deposits from customers in the normal course of business primarily in north central Colorado. The Company operates primarily in the banking industry.

Assets held in trust or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

Principles of consolidation: The consolidated financial statements include the accounts of the Company, which is a bank holding company located in Longmont, Colorado, and its wholly owned subsidiaries, which include First MainStreet Insurance, Ltd., which is an insurance agency offering insurance products and services and First MainStreet Bank, N.A. (the Bank), a federally chartered bank. All significant intercompany balances and transactions have been eliminated.

Use of estimates in preparing financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and fair value of securities and financial instruments.

Cash and cash equivalents: For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company’s cash on hand and due from financial institutions and federal funds sold. The Company reports net cash flows for customer loan transactions and deposit transactions.

Securities available-for-sale: Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Securities available-for-sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

The Company periodically reviews securities for other-than-temporary impairment. In estimating other-than-temporary losses, the Company considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Declines in the fair value of individual securities, classified as available-for-sale below their amortized cost, that are determined to be other-than-temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Loans receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances reduced by the allowance for loan losses, and net deferred loan fees.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Interest income on loans is accrued over the term of the loans based on the interest method and the amount of principal outstanding except when serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower has the ability to make contractual interest and principal payments, in which case the loan is returned to accrual status.

Loan origination fees and related costs: Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Loans are considered impaired if full principal or interest payments are not anticipated to be received in accordance with the contractual loan terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a component of the provision for loan losses.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and consumer, home equity and second mortgage loans. Commercial and agricultural loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower’s business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or more. Nonaccrual loans are also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Cash value of life insurance: Bank-owned life insurance consists of investments in life insurance contracts. Earnings on the contracts are based on the earnings on the cash surrender value, less mortality costs.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Premises and equipment: Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation and amortization computed principally by using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Financial instruments with off-balance-sheet risk: The Company, in the normal course of business, makes commitments to make loans which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 12.

Other equity securities: Other equity securities are reported at the lower of cost or estimated fair value. Included in this amount are investments required for membership in the Federal Reserve Bank and the Federal Home Loan Bank of Topeka and an investment in nonmarketable preferred stock of $1,519,000 collateralized by an equal amount of marketable securities.

Goodwill: The excess of the cost of an acquisition over the fair value of the net assets acquired consist of goodwill and other intangible assets (see “Other Intangible Assets” section below). Under the provisions of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, goodwill is subject to at least annual assessments for impairment by applying a fair value based test. The Company reviews goodwill and other intangible assets annually to determine potential impairment by comparing the carrying value of the asset with the anticipated future cash flows.

Other intangible assets: The Company’s other intangible assets consist of customer lists and noncompete agreements obtained through acquisitions. Customer list and noncompete agreements have finite lives and are amortized by the straight-line method over ten and five years, respectively.

Stock-based compensation: Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (of other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

As permitted under generally accepted accounting principles, grants under the plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. The impact on reported net income is insignificant, had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in SFAS Statement No. 123).

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Earnings per common share: Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Earnings per common share have been computed based on the following:

	2004	2003	2002
Net income	$4,485,441	$4,522,506	$4,559,828

Average common shares outstanding	1,082,481	1,084,657	1,121,119
Effect of dilutive options	3,400	2,608	2,419

Average number of common shares outstanding used to calculate diluted earnings per common share	1,085,881	1,087,265	1,123,538

Revenue recognition: Interest income and expense is recognized on the accrual method based on the respective outstanding principal loan and deposit balances. Insurance commissions revenue is recognized ratably over the contract period and other revenue is recognized at the time the service is rendered.

Reclassification: Certain items on the 2003 and 2002 consolidated financial statements were reclassified with no effect on net income or shareholders’ equity to be consistent with the classifications used in the December 31, 2004 statements.

Recent accounting pronouncements:

SFAS No. 123 (Revised 2004) Share-Based Payment: In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment. This statement is a revision of FASB Statement No. 123 and an amendment of FASB Statement No. 95. SFAS No. 123 (Revised 2004) is effective July 1, 2005 and requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the instruments. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective for reporting periods beginning after June 15, 2005 for public companies and periods beginning after December 15, 2005 for nonpublic entities.

EITF Issue No. 03-1: In November 2003, the Emerging Issues Task Force reached consensus on EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF Issue No. 03-1 requires tabular disclosure of the amount of unrealized losses and the related fair value of investments with unrealized losses aggregated for each category of investment that is disclosed in accordance with SFAS No. 115. In addition, it requires sufficient narrative disclosure to allow financial statement users to understand both the aggregated tabular information and the positive and negative information considered in reaching the conclusion that the impairments are not other-then-temporary. In March 2004, the Task Force reached a consensus regarding the use of more detailed criteria to evaluate whether an investment is impaired and whether an impairment is other-than-temporary. This was to be effective July 1, 2004. In September 2004, the FASB delayed effectiveness of the new criteria.

SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer: In December 2003, SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, was issued. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations and applies to all nongovernmental entities, including not-for-profit organizations.

Note 2.	Restrictions on Cash and Due from Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $1,148,000 and $947,000 at December 31, 2004 and 2003, respectively.

Note 3.	Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. Government and federal agencies	$7,989,218	$—	$(177,647)	$7,811,571
Obligations of states and political subdivisions	24,239,446	716,730	(16,128)	24,940,048
Corporate bonds	2,020,657	33,587	—	2,054,244
Mortgage-backed securities	59,590,889	100,213	(411,562)	59,279,540

	$93,840,210	$850,530	$(605,337)	$94,085,403

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. Government and federal agencies	$20,344,749	$126,314	$(276,170)	$20,194,893
Obligations of states and political subdivisions	25,216,920	1,122,907	(18,973)	26,320,854
Corporate bonds	3,050,127	112,083	—	3,162,210
Mortgage-backed securities	77,603,483	210,616	(705,512)	77,108,587

	$126,215,279	$1,571,920	$(1,000,655)	$126,786,544

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2004 are summarized as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Securities available for sale:
U.S. Government and federal agencies	$2,987,696	$(12,304)	$4,823,875	$(165,343)	$7,811,571	$(177,647)
Obligations of states and political subdivisions	1,636,944	(7,691)	754,570	(8,437)	2,391,514	(16,128)
Mortgage-backed securities	3,218,919	(22,707)	39,489,654	(388,855)	42,708,573	(411,562)

	$7,843,559	$(42,702)	$45,068,099	$(562,635)	$52,911,658	$(605,337)

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

For securities in a continuous unrealized loss position at December 31, 2003, the unrealized losses are less than 12 months.

The total number of security positions in the investment portfolio in an unrealized loss position at December 31, 2004 was 21. All securities with unrealized losses are reviewed by management periodically to determine whether the unrealized losses are other-than-temporary. Unrealized losses in the portfolio at December 31, 2004 resulted from increases in market interest rates and not from deterioration in the creditworthiness of the issuer. Since the Company has the ability and intent to hold these securities until market price recovery or maturity, these investment securities are not considered other-than-temporarily impaired.

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Certain securities have call features which allow the issuer to call the security prior to maturity. Expected maturities may differ from contractual maturities in mortgage-backed securities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these mortgage-backed securities are not included in the maturity categories in the following summary:

	Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$2,626,133	$2,667,015
Due after one year through five years	17,565,575	17,617,245
Due after five years through ten years	13,953,368	14,410,282
Thereafter	104,245	111,321

	34,249,321	34,805,863
Mortgage-backed securities	59,590,889	59,279,540

	$93,840,210	$94,085,403

Activities related to the sale of securities available-for-sale are summarized below:

	2004	2003	2002
Proceeds from sales	$9,929,834	$21,053,445	$10,182,520
Gross gains on sales	74,142	512,214	88,385
Gross (losses) on sales	—	(16,959)	(3,694)

Securities with a carrying amount of approximately $21,915,000 and $18,564,000 at December 31, 2004 and 2003, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Other comprehensive income (loss) components and related taxes were as follows:

	2004	2003	2002
Change in net unrealized gains and losses on securities available-for-sale:
Unrealized gains (losses) arising during the year	$(251,930)	$(1,402,514)	$1,658,850
Reclassification adjustment for gains included in net income	74,142	495,255	84,691

Net change in unrealized gains (losses) on securities available-for-sale	(326,072)	(1,897,769)	1,574,159
Tax effect	120,646	702,174	(599,617)

Other comprehensive income (loss)	$(205,426)	$(1,195,595)	$974,542

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 4.	Loans Receivable, Net

Year-end loans receivable were as follows:

	2004	2003
Commercial	$30,031,543	$26,460,778
Commercial real estate	159,749,036	166,138,275
Other real estate	41,640,165	40,606,697
Agricultural	6,781,104	5,998,264
Consumer	6,264,540	7,957,175
Lease financing	4,498,928	4,760,540

	248,965,316	251,921,729
Less:
Allowance for loan losses	(3,460,294)	(3,608,119)
Net deferred loan fees	(902,334)	(904,876)

	$244,602,688	$247,408,734

Activity in the allowance for loan losses for the years ended December 31 was as follows:

	2004	2003	2002
Beginning balance	$3,608,119	$4,008,905	$3,403,937
Provision for loan losses	—	132,000	792,000
Recoveries	64,491	99,567	38,413
Charge-offs	(212,316)	(632,353)	(225,445)

Ending balance	$3,460,294	$3,608,119	$4,008,905

The following is a summary of information pertaining to impaired loans (nonaccrual loans) as of and for the years ended December 31, 2004 and 2003.

	2004	2003
Impaired loans, for which an allowance has been provided	$1,221,000	$1,087,000
Valuation allowance related to impaired loans	824,000	664,000
Average balance of impaired loans	1,571,000	1,830,000
Interest income recognized on impaired loans	—	—

There are no impaired loans for which an allowance has not been provided.

Note 5.	Premises and Equipment, Net

Year-end premises and equipment were as follows:

	2004	2003
Land	$4,043,677	$4,043,677
Buildings	8,896,602	7,705,116
Leasehold improvements	433,528	431,633
Furniture, fixtures and equipment	6,195,946	5,838,479
Software license	1,455,807	1,396,311
Construction in progress	398,561	1,110,677

	21,424,121	20,525,893
Less accumulated depreciation	(9,712,065)	(9,416,672)

	$11,712,056	$11,109,221

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 6.	Goodwill and Intangibles

The following table presents the changes in the carrying amount of goodwill as of December 31, 2004 and 2003:

	2004	2003
Balance at beginning of period	$2,549,160	$2,549,160
Goodwill related to purchase of insurance agency	385,000	—

Balance at end of period	$2,934,160	$2,549,160

The following table presents the changes in the carrying amount of other intangible assets, gross carrying amount, accumulated amortization and net book value as of December 31, 2004 and 2003:

	2004	2003
Balance at beginning of period	$5,000	$7,000
Amortization expense	(19,334)	(2,000)
Other intangibles from purchase of insurance agency	400,000	—

Balance at end of period	$385,666	$5,000

Gross carrying amount	$410,000	$10,000
Less accumulated amortization	(24,334)	(5,000)

Net book value	$385,666	$5,000

The estimated aggregate amortization expense is approximately $45,000 for each of the next five years. No impairment losses on goodwill or other intangibles were incurred in 2004, 2003 or 2002.

Note 7.	Deposits

Time certificates of deposit in denominations of $100,000 or more were approximately $38,008,000 and $61,482,000 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:

2005	$67,660,180
2006	11,696,793
2007	2,788,241
2008	2,150,591
2009	736,782

$85,032,587

Note 8.	Borrowed Funds

The Bank is a member of the Federal Home Loan Bank of Topeka. The Bank had advances at December 31, 2004 and 2003 totaling $6,611,400 and $6,769,100, respectively. The advances are due in annual principal payments or upon maturity. Interest is paid monthly at fixed rates with a weighted average rate of 4.78%. The

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Bank has pledged Federal Home Loan Bank stock and one-to-four family and multifamily residential mortgages to secure these borrowings. The insurance agency also has a $200,000 unsecured, 5% note payable to an individual as of December 31, 2004. The maturities are as follows:

2005	$100,000
2006	5,580,400
2007	—
2008	—
2009	—
Thereafter	1,131,000

$6,811,400

The Company has a $1,000,000 revolving note secured by all of the stock of the Bank which bears interest at prime rate less 25 basis points and matures in September 2005. There were no borrowings outstanding at December 31, 2004 and 2003.

Note 9.	Employee Benefits

Stock option plan: The Company has a stock option plan which permits the issuance of options to certain employees and directors of the Company and its subsidiaries. The aggregate number of options granted is limited to 50,000 shares. 7,000 options at $36 per share were granted under the plan in 2001. These shares are immediately exercisable and expire in 2011. 3,000 options at $55 per share have been granted and exercised under the plan in 2004.

	Shares Under Options
	2004	2003	2002
Options outstanding, beginning of the year	7,000	7,000	8,229
Options granted	3,000	—	—
Options exercised	(3,000)	—	(740)
Options forfeited	—	—	—
Options expired	—	—	(489)

Options outstanding, end of the year	7,000	7,000	7,000

Exercisable at year-end	7,000	7,000	7,000

Restated stock grant: The Company has issued an award of restricted stock to an executive officer of 2,750 shares which vests over five years at 550 shares per year and are subject to forfeiture and other restrictions. This award is recognized as compensation expense over the five year vesting period.

401(k) plan: The Company has a 401(k) plan covering substantially all full-time employees. Contribution expense for the years ended December 31, 2004 and 2003, was approximately $284,000 and $340,000, respectively.

Deferred compensation: The Company has entered into deferred compensation agreements with key executives which provide benefits payable at age 65, upon termination without cause, or if they become totally disabled. The present value of the estimated liability under the agreement is being accrued ratably over the remaining years to the date when the employee is first eligible for benefits. A liability of approximately $352,000 and $182,000 is included in other liabilities at December 31, 2004 and 2003, respectively.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Employment agreements: The Company entered into three employment agreements with executive officers. One agreement is for an initial term of employment for five years and shall be automatically extended for additional one-year terms unless advised otherwise by the Board of Directors. Two agreements are for an initial term of employment of three years and shall be automatically extended for additional one-year terms unless advised otherwise by the Board of Directors. Upon an event of termination, one executive officer would receive severance benefits equal to their average monthly compensation payable for two years, while two executive officers would receive severance benefits equal to their average monthly compensation payable for one year.

Note 10.	Income Taxes

Federal and state income tax expense was comprised of the following components for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Current	$1,259,256	$1,307,117	$2,254,448
Deferred	484,324	430,582	(135,872)

	$1,743,580	$1,737,699	$2,118,576

A reconciliation of expected federal income tax expense to the income tax expense included in the statements of income was as follows for the years ended December 31, 2004, 2003 and 2002:

	2004		2003		2002
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Computed “expected” tax expense	$2,118,000	34.0%	$2,128,000	34.0%	$2,270,657	34.0%
Increase (decrease) resulting from:
Tax exempt income, net	(376,000)	(5.9)	(387,000)	(6.2)	(278,715)	(4.2)
State income taxes, net of federal benefit	146,000	1.8	117,000	1.9	167,310	2.5
(Increase) in cash surrender value of life insurance	(153,000)	(2.4)	(181,000)	(2.9)	(48,719)	(0.7)
Other, net	8,580	0.5	60,699	1.0	8,043	2.0

	$1,743,580	28.0%	$1,737,699	27.8%	$2,118,576	33.6%

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The net deferred tax assets consist of the following as of December 31, 2004 and 2003:

	2004	2003
Deferred tax assets:
State net operating loss carryforwards	$167,394	$308,000
Deferred compensation	177,007	101,500
Allowance for loan losses	1,110,482	1,163,505
Other	—	83,387

	1,454,883	1,656,392

Deferred tax liabilities:
Net unrealized gain on securities available-for-sale	90,721	211,367
Premises and equipment	431,685	247,726
Basis in FHLB stock	27,458	13,764
Intangibles	204,330	133,193
Other	14,025	—

	768,219	606,050

Net deferred tax assets before valuation allowance	686,664	1,050,342
Valuation allowance	—	—

Net deferred tax assets	$686,664	$1,050,342

State net operating loss carryforwards for tax purposes as of December 31, 2004 have the following expiration dates:

2006	$1,822,000
2007	2,733,000
2008	923,000

$5,478,000

Note 11.	Capital Requirements and Restrictions on Retained Earnings

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Company and the Bank meet all capital adequacy requirements to which they are subject as of December 31, 2004.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2004, the most recent notification from the federal banking regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios as of December 31, 2004 and 2003 are presented below:

	Actual		Minimum Requirement for Capital Adequacy Purposes		Minimum Requirement to Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2004:
Company
Total capital (to risk-weighted assets)	$51,412	17.8%	$23,070	8.0%	$—	—%
Tier 1 capital (to risk-weighted assets)	47,952	16.6	11,535	4.0	—	—
Tier 1 capital (to average assets)	47,952	12.5	15,349	4.0	—	—
First MainStreet Bank, N.A.
Total capital (to risk-weighted assets)	$50,657	17.6%	$23,026	8.0%	$28,782	10.0%
Tier 1 capital (to risk-weighted assets)	47,197	16.4	11,513	4.0	17,269	6.0
Tier 1 capital (to average assets)	47,197	12.3	15,307	4.0	19,134	5.0

As of December 31, 2003:
Company
Total capital (to risk-weighted assets)	$49,021	16.2%	$24,216	8.0%	$—	—%
Tier 1 capital (to risk-weighted assets)	45,413	15.0	12,108	4.0	—	—
Tier 1 capital (to average assets)	45,413	10.8	16,808	4.0	—	—
First MainStreet Bank, N.A.
Total capital (to risk-weighted assets)	$48,340	16.0%	$24,185	8.0%	$30,231	10.0%
Tier 1 capital (to risk-weighted assets)	44,732	14.8	12,092	4.0	18,138	6.0
Tier 1 capital (to average assets)	44,732	10.7	16,761	4.0	20,951	5.0

The Bank is restricted as to the amount of dividends which may be paid to the Company without prior regulatory approval. As of December 31, 2004, amounts available for payment of dividends from the Bank to the Company are approximately $4,724,000.

Note 12.	Commitments and Contingencies

Financial instruments with off-balance-sheet risk: In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying consolidated financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based upon management’s credit evaluation of the counterparty. Collateral held varies but may include account receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary below. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2004 and 2003, no amounts have been recorded as liabilities for the Bank’s potential obligations under these guarantees.

As of December 31, 2004 and 2003, commitments to extend credit aggregated approximately $39,695,000 and $37,140,000, respectively. As of December 31, 2004 and 2003, standby letters of credit aggregated approximately $5,094,000 and $4,058,000, respectively. Management does not expect that all of these commitments will be funded.

Concentration of credit risk: The Bank makes agricultural, commercial, real estate and consumer loans to customers primarily in north central Colorado. A substantial portion of the Bank’s customers’ abilities to honor their contracts is dependent on the business economy in Longmont and Ft. Collins, Colorado and the surrounding region. Although the Bank’s loan portfolio is diversified, there is a relationship in this region between the local economy and the economic performance of loans made to the Bank’s customers. The Bank’s lending policies require loans to be well-collateralized and supported by cash flows.

Aside from cash on hand, the majority of the Company’s cash is maintained at upstream correspondent banks. The total amount of cash on deposit and federal funds sold exceeded federal insured limits. In the opinion of management, no material risk of loss exists due to the financial condition of the upstream correspondent banks.

Contingencies: The Company and its subsidiaries are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 13.	Lease Commitment

The Company has leased premises and equipment under various noncancelable operating lease agreements which expire at various times through February 2007. Four of the leases require the payment of property taxes, normal maintenance and insurance on the properties. The approximate total minimum rental commitment, at December 31, 2004, including premises rental commitments to shareholders (related party), under the leases is as follows:

	Related Party	Nonrelated Party	Total
2005	$306,534	$104,777	$411,311
2006	174,051	78,077	252,128
2007	165,264	24,233	189,497
2008	165,264	—	165,264
2009	13,771	—	13,771

	$824,884	$207,087	$1,031,971

The rental expense included in the income statements for the years ended December 31, 2004 and 2003 is approximately $547,000 and $486,000, respectively.

Note 14.	Fair Values of Financial Instruments

The following presents the carrying amount and estimated fair value of the financial instruments held by the Company at December 31, 2004 and 2003. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Selected assets:
Cash and cash equivalents	$14,743,887	$14,744,000	$25,059,494	$25,059,000
Securities available-for-sale	94,085,403	94,085,000	126,786,544	126,787,000
Loans receivable, net	244,602,688	244,884,000	247,408,734	250,822,000
Other equity securities	2,929,975	2,930,000	1,223,675	1,224,000
Accrued interest receivable	2,003,834	2,004,000	2,342,239	2,342,000

Selected liabilities:
Deposits	325,329,987	325,968,000	371,865,640	373,354,000
Borrowed funds	6,811,400	6,808,000	6,769,100	6,774,000
Accrued interest payable	427,908	428,000	884,908	885,000

The following sets forth the methods and assumptions used in determining the fair value estimates for the Company’s financial instruments at December 31, 2004 and 2003.

Cash and cash equivalents: The carrying amount of cash and cash equivalents is assumed to approximate the fair value.

Securities available-for-sale: Quoted market prices or dealer quotes were used to determine the fair value of securities available-for-sale.

Loans receivable, net: The fair value of loans receivable, net, was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of December 31, 2004 and 2003. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

Other equity securities: The carrying amount of other equity securities is assumed to approximate the fair value.

Accrued interest receivable: The carrying amount of accrued interest receivable is assumed to approximate the fair value.

Deposits: The fair value of deposits was determined as follows: (i) for noninterest-bearing demand deposits, savings, NOW and money market demand deposits, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for time certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates offered as of December 31, 2004 and 2003 on certificates of deposit with similar remaining maturities.

Borrowed funds: The fair value of borrowed funds was estimated by discounting the expected future cash flows using current interest rates for advances with similar terms and remaining maturities.

Accrued interest payable: The carrying amount of accrued interest payable is assumed to approximate the fair value.

Off-balance-sheet instruments, loan commitments: The carrying value and fair value for the Company’s off-balance-sheet lending commitments (standby letters of credit and commitments to extend credit) are considered insignificant.

Limitations: It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Company’s financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates are not intended to represent the underlying value of the Company, on either a going concern or a liquidation basis.

Note 15.	Related-Party Transactions

In the ordinary course of business, the bank grants loans to principal officers, directors and their affiliates amounting to $17,089,000 at December 31, 2004 and $17,296,000 at December 31, 2003. During the year ended December 31, 2004 total principal additions were $9,494,000 and total principal payments were $9,701,000.

Deposits from related parties held by the bank at December 31, 2004 and 2003 amounted to approximately $8,073,000 and $7,600,000, respectively.

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 16.	Pending Merger and Definitive Agreement

On December 20, 2004 the Company entered into a definitive agreement and plan of merger with Centennial Bank Holdings, Inc. whereby Centennial will acquire the Company by issuing stock valued at $105 million, based on a per share value of $10.50, in exchange for all of the outstanding common stock and options of Company. This acquisition is subject to approval of the shareholders of the Company and bank regulatory authorities and is expected to close in the third quarter of 2005.

Note 17.	Parent Company Only Condensed Financial Information

The following is condensed financial information of First MainStreet Financial, Ltd. (parent company only).

Balance Sheets

(Parent Company Only)

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash	$700,489	$379,477
Investment in subsidiaries	51,009,785	48,210,772
Deferred taxes	10,549	15,438
Other assets	113,977	90,701

Total assets	$51,834,800	$48,696,388

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Dividend payable	$325,862	$327,084
Accrued expenses and other liabilities	64,514	42,646

	390,376	369,730

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	1,086,206	1,081,516
Additional paid-in capital	14,105,488	13,851,755
Retained earnings	36,219,282	33,033,491
Unearned stock compensation	(121,022)	—
Accumulated other comprehensive income	154,470	359,896

Total shareholders’ equity	51,444,424	48,326,658

Total liabilities and shareholders’ equity	$51,834,800	$48,696,388

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Statements of Income

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Operating income:
Dividends from subsidiaries	$2,096,350	$1,802,900	$5,228,720
Equity in net income of subsidiary	2,704,485	2,995,577	(301,908)
Interest income	—	299	218

	4,800,835	4,798,776	4,927,030

Operating expenses:
Interest expense	1,592	—	—
Salaries and employee benefits	254,178	187,400	418,696
Other	244,824	70,071	163,506

	500,594	257,471	582,202

Income before income tax	4,300,241	4,541,305	4,344,828
Income tax expense (benefit)	(185,200)	18,799	(215,000)

Net income	$4,485,441	$4,522,506	$4,559,828

First MainStreet Financial, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Statements of Cash Flows

(Parent Company Only)

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,485,441	$4,522,506	$4,559,828
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiaries	(2,704,485)	(2,995,577)	301,908
Amortization of restricted stock	30,255	—	—
Deferred taxes	4,889	(13,510)	22,377
Net change in:
Other assets	(23,277)	4,507	155,762
Accrued expenses and other liabilities	21,869	(173,040)	187,815

Net cash provided by operating activities	1,814,692	1,344,886	5,227,690

CASH FLOWS FROM INVESTING ACTIVITIES, investment in subsidiary	(200,000)	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowed funds	40,000	—	—
Payment on borrowed funds	(40,000)	—	—
Purchase and retirement of common stock	(158,979)	(231,939)	(3,733,940)
Proceeds from exercise of stock rights	166,170	—	28,800
Cash dividends paid	(1,300,871)	(1,304,599)	(1,575,374)

Net cash (used in) financing activities	(1,293,680)	(1,536,538)	(5,280,514)

Net increase (decrease) in cash	321,012	(191,652)	(52,824)

CASH
Beginning of year	379,477	571,129	623,953

End of year	$700,489	$379,477	$571,129

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses (other than the underwriting discounts and commissions) payable in connection with the sale of the common stock being registered, all of which will be paid by the Registrant:

Amount
SEC registration fee		$64,639
Nasdaq National Market fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky and NASD fees and expenses		*
Transfer Agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

Our amended certificate of incorporation provides that a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. Our amended and restated bylaws provide for indemnification by us of any of our directors or officers (as such term is defined in the bylaws) who is or was a director of us, or, at our request, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The bylaws also provide that we will advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by us. To the extent authorized from time to time by our board of directors, we may provide to any one or more of our employees, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in our bylaws of our directors and officers. The bylaws do not limit the power of us or our board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws.

Indemnification Agreements

In addition, we have entered into indemnification agreements with our directors and our executive officers. These agreements provide for indemnification by us to the full extent permitted under Delaware law and set forth the procedures under which indemnification and advancement of expenses will be provided to indemnitees.

Directors’ and Officers’ Liability Insurance

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period ending March 31, 2005, we issued the following securities, none of which have been registered under the Securities Act.

1. On July 16, 2004, we sold 19,000,000 shares of our common stock in transactions exempt from registration pursuant to Regulation D under the Securities Act. Castle Creek Financial LLC acted as placement agent and received a placement fee of $5,550,000.

2. On December 31, 2004, we sold 33,333,334 shares of our common stock in transactions exempt from registration pursuant to Regulation D, Regulation S and Rule 144A of the Securities Act. Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser and placement agent and received a placement fee of $17,150,000.

We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Regulation D, Rule 144A or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each transaction described in paragraphs 1 and 2 above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and acknowledged that the securities were issued in a transaction nor registered under the Securities Act, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number		Description of Exhibit
2.1		Agreement and Plan of Merger, dated as of December 20, 2004, by and between the Registrant and First MainStreet Financial, Ltd.

3.1	*	Amended and Restated Certification of Incorporation of the Registrant

3.2	*	Amended and Restated Bylaws of the Registrant

4.1		Specimen stock certificate representing shares of common stock of the Registrant

4.2		Indenture, dated September 7, 2000, between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

Exhibit Number	Description of Exhibit
4.3	Amended and Restated Declaration of Trust, dated September 7, 2000, by and among State Street Bank and Trust Company of Connecticut, National Association, the Administrators and the Registrant.

4.4	Guarantee Agreement, dated September 7, 2000, by and between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.5	Indenture, dated February 22, 2001, State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.6	Amended and Restated Declaration of Trust, dated February 22, 2001, by and among State Street Bank and Trust Company of Connecticut, National Association, the Administrators and the Registrant.

4.7	Guarantee Agreement, dated February 22, 2001, by and between State Street Bank and Trust Company of Connecticut, National Association, and the Registrant.

4.8	Junior Subordinated Indenture, dated April 8, 2004, between Deutsche Bank Trust Company Americas and the Registrant.

4.9	Amended and Restated Trust Agreement, dated April 8, 2004, among Deutsche Bank Trust Company Americas, Deutsche Bank Trust Company Delaware, the Administrative Trustees and the Registrant.

4.10	Guarantee Agreement, dated April 8, 2004, between Deutsche Bank Trust Company Americas and the Registrant.

4.11	Assumption Letter, dated December 31, 2004, to Wells Fargo Bank, National Association, and Wells Fargo Delaware Trust Company from the Registrant.

4.12	Indenture, dated June 30, 2003, between Wells Fargo Bank, National Association, and Guaranty Corporation.

4.13	First Supplemental Indenture, dated December 31, 2004, by and between Wells Fargo Bank, National Association, and the Registrant.

4.14	Amended and Restated Declaration of Trust, dated June 30, 2003, by the Trustees, the Administrators and Guaranty Corporation.

4.15	Guarantee Agreement, dated June 30, 2003, by Wells Fargo Bank, National Association, and Guaranty Corporation.

5.1*	Opinion of Sullivan & Cromwell LLP

10.1	Registration Rights Agreement, dated December 30, 2004, by and between Friedman, Billings, Ramsey & Co., Inc. and the Registrant

10.2	Form of Indemnification Agreement†

10.3	Employment Agreement, dated as of October 27, 2004, between David C. Boyles and the Registrant†

10.4	Employment Agreement, dated as of February 7, 2005, between William R. Farr and Centennial Bank of the West†

10.5	Letter Agreement, dated as of February 7, 2005, between William R. Farr and Centennial Bank of the West†

10.6	Amended and Restated Employment Agreement, dated as of March 3, 2004 and amended and restated as of February 4, 2005, between Paul W. Taylor and the Registrant†

10.7	Employment Agreement, dated as of March 1, 2005, between Zsolt K. Besskó and the Registrant†

Exhibit Number		Description of Exhibit

10.8		Employment Agreement, dated as of October 27, 2004, between Sharon C. Laurent and the Registrant†

10.9		Employment Agreement, dated as of October 27, 2004, between John Perkins and Guaranty Bank and Trust Company†

10.10		Director and Executive Deferred Compensation Plan†

10.11	*	Negative Pledge Agreement, dated as of October 1, 2004, between First Tennessee Bank National Association and the Registrant

10.12	*	Promissory Note, dated as of October 1, 2004, by the Registrant in favor of First Tennessee Bank National Association

10.13	*	Letter Agreement, dated September 23, 2004, between First Tennessee Bank National Association and the Registrant

21.1		Subsidiaries of the Registrant

23.1		Consent of KPMG LLP

23.2		Consent of Fortner, Bayens & Levkulich & Co., P.C.

23.3		Consent of Fortner, Bayens & Levkulich & Co., P.C.

23.4		Consent of McGladrey & Pullen, LLP

23.5	*	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on the signature page of the Registration Statement)

*	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit.

All schedules for which provisions are made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing of this offering specified in the underwriting agreement certificates in such denomination and registered in such names as required by the underwriters to permit proper delivery to each purchaser.

The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 12, 2005.

CENTENNIAL BANK HOLDINGS, INC.

By:	/s/ PAUL W. TAYLOR
	Name:	Paul W. Taylor
	Title:	Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY

Each individual whose signature appears below hereby constitutes and appoints David C. Boyles, Paul W. Taylor and Zsolt K. Besskó, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. EGGEMEYER John M. Eggemeyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 12, 2005

/s/ PAUL W. TAYLOR Paul W. Taylor	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2005

/s/ DAVID C. BOYLES David C. Boyles	Director	May 12, 2005

/s/ G. HANK BROWN G. Hank Brown	Director	May 12, 2005

/s/ EDWARD B. CORDES Edward B. Cordes	Director	May 12, 2005

Signature	Title	Date

/s/ WILLIAM R. FARR William R. Farr	Director	May 12, 2005

/s/ RICHARD G. MCCLINTOCK Richard G. McClintock	Director	May 12, 2005

/s/ STEVEN SHRAIBERG Steven Shraiberg	Director	May 12, 2005

/s/ MATTHEW P. WAGNER Matthew P. Wagner	Director	May 12, 2005

/s/ ALBERT C. YATES Albert C. Yates	Director	May 12, 2005